As Filed with the U.S. Securities and Exchange Commission on September 3, 2024.

Registration No. 333-278370

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 3 TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Huge Amount Group Limited

(Exact name of registrant as specified in its charter)

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Cayman Islands	7311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 602
1126 Jimei Beidadao
Software Park Phase III, Torch High-tech Industrial Development Zone
Xiamen, Fujian
The People’s Republic of China 361000
+86-13805935209
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With a Copy to:

Ying Li, Esq. John Nossiff, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 212-530-2206	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1 212-588-0022

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Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SEPTEMBER 3, 2024

2,000,000 Ordinary Shares

Huge Amount Group Limited

This is an initial public offering of our ordinary shares, par value $0.004 per share (“Ordinary Shares”). Prior to this offering, there has been no public market for our Ordinary Shares. We expect the initial public offering price to be in the range of $4.00 to $6.00 per Ordinary Share. The offering is being made on a “firm commitment” basis by the underwriters. See “Underwriting.” We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and reserved the symbol “OCP” for purposes of listing our Ordinary Shares on Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying our Ordinary Shares.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Huge Amount,” “our Company,” and the “Company” refer to Huge Amount Group Limited, a Cayman Islands exempted company; “KSLM International” or “Hong Kong subsidiary” refers to KSLM International Group Limited, a company formed under the laws of Hong Kong, which is wholly owned by Huge Amount; “WFOE” refers to Xiamen Jiujiuzi Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of KSLM International; “Xiamen Kuangshi” refers to Xiamen Kuangshi Alliance Network Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is wholly owned by WFOE; “Xiamen Fun” refers to Xiamen Fun Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Hainan Gongjuren” refers to Hainan Gongjuren Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Ganqilai” refers to Xiamen Ganqilai Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Shenzhen Miaojuhuiliang” refers to Shenzhen Miaojuhuiliang Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Weisuli” refers to Xiamen Weisuli Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Xinqianhui” refers to Xiamen Xinqianhui Network Technology Co., Ltd.(1); “Xiamen Qingxiangxing” refers to Xiamen Qingxiangxing Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Zhousha” refers to Xiamen Zhousha Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Wannianfeng” refers to Xiamen Wannianfeng Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Kenini” refers to Xiamen Kenini Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Qiqian” refers to Xiamen Qiqian Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Liuliulin” refers to Xiamen Liuliulin Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; “Xiamen Nanuke” refers to Xiamen Nanuke Network Technology Co., Ltd., a PRC corporation and wholly owned subsidiary of Xiamen Kuangshi; and “PRC operating entities” refers to all our operating entities in the PRC, namely WFOE, Xiamen Kuangshi, Xiamen Fun, Hainan Gongjuren, Xiamen Ganqilai, Shenzhen Miaojuhuiliang, Xiamen Weisuli, Xiamen Xinqianhui(2), Xiamen Qingxiangxing, Xiamen Zhousha, Xiamen Wannianfeng, Xiamen Kenini, Xiamen Qiqian, Xiamen Liuliulin, and Xiamen Nanuke. Xiamen Zhousha, Xiamen Wannianfeng, Xiamen Kenini, Xiamen Qiqian, Xiamen Liuliulin, and Xiamen Nanuke are recently established and do not have any business operations as of the date of this prospectus.

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(1)             On March 30, 2022, Xiamen Xinqianhui was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi. On March 12, 2024, the company sold Xiamen Xinqianhui, its wholly owned subsidiary, to an unrelated third party for approximately $2,055,000, which approximated the net book value of the subsidiary on the company’s books. The $2,055,000 sale price will be paid to the company in installments over the next three months. Consequently, Xiamen Xinqianhui is no longer a subsidiary of Xiamen Kuangshi.

(2)             Xiamen Xinqianhui is included in the definition of “PRC operating entities” only for the period from March 30, 2022 to March 11, 2024.

Investors are cautioned that you are purchasing equity interests in a Cayman Islands holding company with operations conducted in mainland China by its subsidiaries.

We are a holding company incorporated in the Cayman Islands with no material operations of our own and not a Chinese operating company. As a result, we conduct all of our operations through the PRC operating entities established in the PRC. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the PRC operating entities in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in the PRC operating entities, but will instead own shares of a Cayman Islands holding company. Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in the PRC — Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

We are subject to certain legal and operational risks associated with having all of our operations in People’s Republic of China (the “PRC” or “China”), and such risks could cause the value of our securities to significantly decline or become worthless. The government of People’s Republic of China (the “PRC” or “China”) has significant authority to exert influence on the current business operations of our PRC operating entities. Therefore, investors in the Company face potential uncertainty from the PRC regulatory authority. Changes in China’s economic, political, or social conditions or government policies may result in material adverse changes in the operations of our PRC operating entities, significant depreciation of the value of the Ordinary Shares, or a complete hindrance to our ability to offer, or continue to offer, our securities to investors. Recently, the PRC regulatory authority adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As of the date of this prospectus, as confirmed by our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), neither we nor any of our PRC operating entities has been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022. As confirmed by our PRC counsel, AllBright, we are not subject to cybersecurity review with the Cyberspace Administration of China, or CAC, since we currently do not have over one million users’ personal information and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we also do not expect to be subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”) are enacted as proposed for the aforementioned reasons. See “Risk Factors — Risks Related to Doing Business in the PRC — The impact of the CAC’s increasing oversight over data security remains highly uncertain, particularly for companies with substantial China operations seeking to list on a foreign stock exchange.”

Recent statements by the PRC regulatory authority have indicated an intent to impose more oversight and supervision over offerings conducted overseas and/or foreign investment in China-based issuers. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”), promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Administrative Measures”), which came into force on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises (the “Notice”) and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Administrative Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. The Trial Administrative Measures, together with the Guidance Rules and Notice, impose requirements for the overseas securities offering and listing by domestic enterprises, and clarified and emphasized several aspects, which include, but are not limited to: (i) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and, particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for or by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operations and management are mostly Chinese citizens or domiciled in mainland China; (ii) exemptions from immediate filing requirements for issuers that have already been listed overseas, prior to the date of implementation of the Trial Administrative Measures, or meet the following circumstances at the same time: a) whose application for indirect overseas offering and listing has been approved by the overseas regulators or overseas stock exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained), and b) are not required to re-perform the regulatory procedures with the relevant overseas regulator or overseas stock exchanges, and c) whose overseas offering or listing shall be completed before September 30, 2023, but such issuers shall still be subject to filing procedures if they conduct refinancing or any other filing matters; (iii) a negative list of types of issuers banned from listing or offering overseas, such as issuers under investigation for crimes or major violations of the law, or whose overseas offering and listing may endanger national security, or whose controlling shareholders have been recently convicted of bribery and corruption; (iv) issuers’ compliance with foreign investment, network security, data security, and other national security laws, regulations and relevant provisions; (v) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to competent overseas regulators, and obligation to file with the CSRC after it completes subsequent offerings in the same overseas market and to report to the CSRC on material events including change of control or voluntary or mandatory delisting of the issuer; and (vi) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Administrative Measures, including failure to comply with the filing procedures or filing with materials on false, misleading statements or material omissions. Specifically, pursuant to the Trial Administrative Measures, we are required to file with the CSRC within three business days after submitting the application documents for offering and listing in the U.S. As the Trial Administrative Measures are newly issued, there remains uncertainty regarding their interpretation and implementation, as well as on its enforcement. As advised by our PRC counsel, AllBright, according to the relevant PRC laws and regulations as of the date of this registration statement, our offering will be deemed as an indirect overseas listing by a domestic company by the CSRC, and that we must fulfill the filing procedure with the CSRC in accordance with the Trial Administrative Measures. We initially submitted the filing documents to the CSRC on December 19, 2023, and obtained the notice of filing for overseas issuance and listing from the CSRC on February 7, 2024, which was posted on the official website of the CSRC on February 19, 2024. See “Risk Factors — Risks Related to Doing Business in the PRC — In addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.”

As of the date of this prospectus, except for the notice of filing for overseas issuance and listing from the CSRC, neither we nor our PRC operating entities have received any other inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC regulatory authority. Since these statements and regulatory actions are newly published, it is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate new laws, regulations, or implement new rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S., apart from the filing with the CSRC per the requirements of the Trial Administrative Measures. If we do not receive or maintain the approval, or erroneously conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, apart from the filing with the CSRC per the requirements of the Trial Administrative Measures, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering. If any of these risks materialize, there could be a material adverse change in our operations and the value of our Ordinary Shares, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we and our subsidiaries may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiary — KSLM International — may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiary could incur material costs to ensure compliance, be subject to fines, and we may experience devaluation of our securities or be subject to delisting, no longer be able to conduct offerings to foreign investors, and our Hong Kong subsidiary may no longer be permitted to continue its current business operations. The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, as advised by Bird & Bird LLP, our Hong Kong legal counsel, we believe that our Hong Kong subsidiary, KSLM International, has complied with the applicable laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiary to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiary’s operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiary have complied with all three areas of anti-competition laws and requirements in Hong Kong. As confirmed by our Hong Kong counsel, Bird & Bird LLP, neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors — Risks Relating to Doing Business in the PRC — Our Hong Kong subsidiary, KSLM International, is subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2022. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Onestop Assurance PAC, is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis, with the last inspection in 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong.

Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. See “Risk Factors — Risks Relating to Doing Business in the PRC — A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, KSLM International. KSLM International will rely on payments made from WFOE, which will in turn rely on payments made from Xiamen Kuangshi as dividends.

However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on the ability to transfer cash between our Company, our subsidiaries, and our investors, primarily as follows: (i) we may be restricted from injecting capital or providing loans to the PRC operating entities, which may adversely affect the operations of our PRC operating entities; (ii) our PRC operating entities may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC operating entities, it may adversely impact any dividends distribution to investors. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business,” “Risk Factors — Risks Relating to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC operating entities to make payments to us could have a material and adverse effect on our ability to conduct our business,” and “Risk Factors — Risks Relating to Doing Business in the PRC — Conversion of RMB to and from other currency may be subject to governmental control in China.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and/or limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets. See “Prospectus Summary — Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” and “Risk Factors — Risks Relating to Doing Business in the PRC — To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.”

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. We do not have a cash management policy in place. See “Prospectus Summary — Asset Transfers Between Our Company and Our Subsidiaries,” “Prospectus Summary — Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” and our audited consolidated financial statements for the fiscal years ended June 30, 2022 and 2023 and unaudited consolidated financial statements for the six months ended December 31, 2022 and 2023 in sections “Consolidated Balance Sheets as of June 30, 2023 and December 31, 2023,” “Consolidated Statements of Operations and Comprehensive Income (Loss) for the Six Months Ended December 31, 2022 and 2023,” “Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended December 31, 2022 and 2023,” and “Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2022 and 2023.”

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 14 of this prospectus for more information.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price(1)	$5	$10,000,000	$11,500,000
Underwriters’ discounts(2)	$0.35	$700,000	$805,000
Proceeds to our Company before expenses(3)	$4.65	$9,300,000	$10,695,000

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(1)      The midpoint of the price range set forth on the cover page of this prospectus.

(2)      We have agreed to pay Univest Securities, LLC, the representative on behalf of the underwriters (the “Representative”), an underwriting discount equal to seven percent (7%) per share. The fees do not include the Representative’s warrants or expense reimbursement provisions described below. We have agreed to grant to the Representative a 45-day option to purchase up to fifteen percent (15%) of the aggregate number of Ordinary Shares sold in the offering. See “Underwriting” for more information regarding our arrangements with the underwriters.

(3)      In addition to the underwriting discounts listed above, we have also agreed to issue to the Representative and its affiliates or employees warrants, for a nominal consideration of US$0.01 per warrant, to purchase a number of Ordinary Shares equal to five percent (5%) of the total number of Ordinary Shares sold in this offering, including any shares issued upon exercise of the underwriters’ over-allotment option. The Representative’s warrants will have an exercise price per share equal to 110% of the public offering price per share in this offering and may be exercised on a cashless basis. The Representative’s warrants are exercisable commencing following the date of commencement of sales of the public offering and will be exercisable until such warrants expire two years after such date. The registration statement of which this prospectus is a part also covers the Representative’s Warrants and the Ordinary Shares issuable upon the exercise thereof. See “Underwriting” for additional information regarding total underwriter compensation.

The underwriters expect to deliver the Ordinary Shares against payment in U.S. dollars in New York, NY on or about [•], 2024.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated [•], 2024

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the underwriters have taken any action to permit a public offering of the Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “China” or the “PRC” are to the People’s Republic of China;

•        “Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

•        “Renminbi” or “RMB” are to the legal currency of China;

•        “shares,” “Shares,” or “Ordinary Shares” are to the ordinary shares of Huge Amount, par value $0.004 per share; and

•        “U.S. dollars,” “$,” or “dollars” are to the legal currency of the United States.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Our business is conducted by the PRC operating entities using RMB. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Our Corporate Structure

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a result, we conduct all of our operations through the PRC operating entities. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the PRC operating entities in the PRC. Holders of our Ordinary Shares do not directly own any equity interests in the PRC operating entities, but will instead own shares of a Cayman Islands holding company.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon the completion of this offering, based on a proposed number of 2,000,000 Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option. For more details on our corporate history, please refer to “Corporate History and Structure.”

Cdwaas Group Ltd(1) BVI, 2023
Accel Partners Group Ltd(2) BVI, 2023
Other Minority Shareholders(3)
Public Shareholders
Pre-IPO%/Post-IPO%
58.56%/50.48%
18.04%/15.55%
23.4%/20.17%
0%/13.79%
Huge Amount Group Limited "Huge Amount" Cayman Islands, 2023
Outside the PRC
Inside the PRC
KSLM International Group Limited "KSLM International" Hong Kong, 2021
Xiamen Jiujiuzi Technology Co., Ltd. "WFOE" PRC, 2023
Xiamen Kuangshi Alliance Network Technology Co., Ltd. "Xiamen Kuangshi" PRC, 2015
100%
Xiamen Fun Network Technology Co., Ltd. "Xiamen Fun" PRC, 2021
Hainan Gongjuren Network Technology Co., Ltd. "Hainan Gongjuren" PRC, 2021
Xiamen Ganqilai Technology Co., Ltd. "Xiamen Ganqilai" PRC, 2020
Shenzhen Miaojuhuiliang Network Technology Co., Ltd. "Shenzhen Miaojuhuiliang" PRC, 2023
Xiamen Weisuli Network Technology Co., Ltd. "Xiamen Weisuli" PRC, 2023
Xiamen Nanuke Network Technology Co., Ltd. "Xiamen Nanuke" PRC, 2024
Xiamen Liuliulin Network Technology Co., Ltd. "Xiamen Liuliulin" PRC, 2024
Xiamen Qingxiangxing Network Technology Co., Ltd. "Xiamen Qingxiangxing" PRC, 2022
Xiamen Zhousha Network Technology Co., Ltd. "Xiamen Zhousha" PRC, 2023
Xiamen Kenini Network Technology Co., Ltd. "Xiamen Kenini" PRC, 2023
Xiamen Wannianfeng Network Technology Co., Ltd. "Xiamen Wannianfeng" PRC, 2023
Xiamen Qiqian Network Technology Co., Ltd. "Xiamen Qiqian" PRC, 2023

____________

(1)      Represents 7,320,000 Ordinary Shares indirectly held by Mingjie Huang, the 100% beneficial owner of Cdwaas Group Ltd, as of the date of this prospectus.

(2)      Represents 2,255,000 Ordinary Shares indirectly held by Zhaopeng Ci, the 100% beneficial owner of Accel Partners Group Ltd, as of the date of this prospectus.

(3)      Represents an aggregate of 2,925,000 Ordinary Shares held by 6 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each. As a result of the forward split, the Company now has 14,500,000 authorized shares, and 12,500,000 shares are issued and outstanding as of the date of this prospectus.

We are subject to certain legal and operational risks associated with the business operations of the PRC operating entities based in China, which could cause the value of our securities to significantly decline or become worthless. Applicable PRC laws and regulations governing such current business operations are sometimes vague and uncertain, and as a result these risks may result in material adverse changes in the operations of the PRC operating entities, significant depreciation of the value of our Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor any of our subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, issued the Cybersecurity Review Measures, which became effective on February 15, 2022. As confirmed by our PRC counsel, AllBright, we are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures or if the Security Administration Draft is enacted as proposed, because neither WFOE nor any of the PRC operating entities is a CIIO or online platform operator with personal information of more than one million users. See “Risk Factors — Risks Relating to Doing Business in the PRC — The impact of the CAC’s increasing oversight over data security remains highly uncertain, particularly for companies with substantial China operations seeking to list on a foreign stock exchange.”

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Administrative Measures, we are required to make a filing with the CSRC within three working days following the submission of an initial public offering or listing application. For the filing with the CSRS, we need to submit relevant materials that contain a filing report and a legal opinion, and provide truthful, accurate and complete information on the shareholders, among other things. See “Risk Factors — Risks Relating to Doing Business in the PRC — In addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.” The Company initially submitted the filing documents to the CSRC on December 19, 2023, and obtained the filing notice on February 7, 2024, which was posted on the official website of the CSRC on February 19, 2024. Except for this notice of filing for overseas issuance and listing from the CSRC, neither we nor our subsidiaries have received any other inquiry, notice, warning, or sanctions regarding our overseas listing from the CSRC or any other PRC governmental authorities.

Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and our subsidiaries to obtain regulatory approval from Chinese authorities for listing in the U.S. If we do not receive or maintain the approval, or erroneously conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in

Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we and our subsidiaries may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, our Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, our Hong Kong subsidiary could incur material costs to ensure compliance, be subject to fines, and we may experience devaluation of our securities or be subject to delisting, no longer be able to conduct offerings to foreign investors, and our Hong Kong subsidiary may no longer be permitted to continue their current business operations. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, as advised by Bird & Bird LLP, our Hong Kong legal counsel, we believe that our Hong Kong subsidiary has complied with the applicable laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiary to consequences, including, but not limited to, government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiary’s operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and our Hong Kong subsidiary have complied with all three areas of anti-competition laws and requirements in Hong Kong. As confirmed by our Hong Kong counsel, Bird & Bird LLP, neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors — Risks Relating to Doing Business in the PRC — Our Hong Kong subsidiary, KSLM International, is subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. Our auditor, Onestop Assurance PAC, is headquartered in Singapore, and has been inspected by the PCAOB on a regular basis, with the last inspection in 2022. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021.

If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares. On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Relating to Doing Business in the PRC — A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.”

Business Overview

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operation of our own, we conduct our operations through the PRC operating entities in China.

The PRC operating entities serve as mobile advertising service providers in China. Their mobile advertising services provide tailored mobile advertising services which cover a wide spectrum including the creation of mobile advertising plans, placement of ads on media platforms, monitoring of ad performance data and optimization of ad placement strategies. Besides their mobile advertising services, the PRC operating entities also provide advertising agent service to their clients.

The PRC operating entities provide customer-tailored solutions to facilitate advertisers to establish and execute their mobile advertising plan. The PRC operating entities are dedicated to offering advertiser clients precise and streamlined promotional advertising services within the mobile advertising sector, while ensuring stringent management of marketing products and channels. This approach not only enhances the efficacy of ads but also improves the return on investment (“ROI”) for their advertiser clients. ROI is defined as the advertiser client’s total revenue directed and generated by ad placement, divided by the client’s cost of ad placement.

The PRC operating entities craft tailored advertising campaigns to direct each ad to its relevant target audience. By executing thorough analyses of the client’s products, peer products, and end consumer demand, the PRC operating entities have established detailed customer and user portraits. These portraits are developed based on numerous factors such as geographical location, operating system, network provider, network type, demographics, content preference, interests, and keyword preferences. Using mainstream media resources such as short-video platforms, social media platforms, news streams, and search engines, ads are strategically placed on appropriate channels to optimize the outcome and reach its target audience.

Since Xiamen Kuangshi launched its mobile advertising business in 2020, the PRC operating entities have served approximately 280 advertisers. The operational paradigm of PRC operating entities is predicated upon proffering tailored mobile advertising solutions. They have distinguished themselves in the conceptualization and dissemination of mobile advertisements via their network of media resources, primarily consisting of authorized third-party agents of mainstream media platforms. Their partnership with these media agents enables the PRC operating entities to procure ads slots which are subsequently employed to disseminate ads, meticulously crafted to resonate with their advertiser clients’ specifications.

For the fiscal years ended June 30, 2023 and 2022, and the six months ended December 31, 2023, we had a revenue of $157.22 million, $36.96 million, and $112.25 million, respectively, and a net income of $4.46 million, $1.26 million, and $1.26 million, respectively. Among our revenue sources, the revenue generated from mobile media placement contributed 99.21%, 99.79%, and 99.18% of our revenue for the fiscal year ended June 30, 2023 and 2022, and the six months ended December 31, 2023, respectively. Revenues generated from advertising agent services contributed 0.79%, 0.21%, and 0.82%, respectively. All our PRC operating entities engage in similar business operations, including mobile media placement services and advertising agent services.

Competitive Strengths

We believe that the following strengths contribute to the PRC operating entities’ success and differentiate it from its competitors:

•        Highly experienced team;

•        Media resources — strategic and diverse media connections;

•        Tailored services — comprehensive marketing strategies tailored to customer requirements, coupled with in-depth analytical expertise;

•        Use of effective marketing technique; and

•        Comprehensive industry insight.

Growth Strategies

We intend to grow the PRC operating entities’ business using the following key strategies:

•        Strengthening relationships with media platforms and expanding media resource networks;

•        Expansion into international media markets; and

•        Diving into live-streaming cross-border e-commerce in Southeast Asia.

Corporate Information

Our principal executive office is located at Unit 602, 1126 Jimei Beidadao, Software Park Phase III, Torch High-tech Industrial Development Zone, Xiamen, Fujian, the People’s Republic of China and our phone number is +86-13023912579. Our registered office in the Cayman Islands is located at the Third Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands, and the phone number of our registered office is +1(345)743-1700. We maintain a corporate website at http://kuangshilianmeng.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors — Risks Relating to Doing Business in the PRC” beginning on page 19 of this prospectus)

Our business is conducted in mainland China through our PRC operating entities, and therefore, we face risks and uncertainties relating to doing business in mainland China in general, including, but not limited to, the following:

•        in addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules (see “Risk Factors — Risks Related to Doing Business in the PRC — In addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules” on page 19 of this prospectus);

•        the impact of the CAC’s increasing oversight over data security remains highly uncertain, particularly for companies with substantial China operations seeking to list on a foreign stock exchange (see “Risk Factors — Risks Related to Doing Business in the PRC — The impact of the CAC’s increasing oversight over data security remains highly uncertain, particularly for companies with substantial China operations seeking to list on a foreign stock exchange” on page 20 of this prospectus);

•        we may be influenced by changes in the political and economic policies of the PRC government (see “Risk Factors — Risks Related to Doing Business in the PRC — We may be influenced by changes in the political and economic policies of the PRC government” on page 21 of this prospectus);

•        uncertainties with respect to the enforcement of laws, and changes in laws and regulations in China with little advance notice, could materially and adversely affect us (see “Risk Factors — Risks Related to Doing Business in the PRC — Uncertainties with respect to the enforcement of laws, and changes in laws and regulations in China with little advance notice, could materially and adversely affect us” on page 21 of this prospectus);

•        the PRC government has significant authority to exert influence on our operations in mainland China, and the PRC government may intervene or influence our operations in mainland China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or preclude us from offering or continuing to offer securities to investors and cause the value of such securities to significantly decline or be worthless (see “Risk Factors — Risks Related to Doing Business in the PRC — The PRC government has significant authority to exert influence on our operations in mainland China, and the PRC government may intervene or influence our operations in mainland China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or preclude us from offering or continuing to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 22 of this prospectus);

•        recent negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our Ordinary Shares (see “Risk Factors — Risks Related to Doing Business in the PRC — Recent negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our Ordinary Shares” on page 22 of this prospectus);

•        a recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering (see “Risk Factors — Risks Related to Doing Business in the PRC — A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 23 of this prospectus);

•        to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets (see “Risk Factors — Risks Related to Doing Business in the PRC — To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets” on page 24 of this prospectus);

•        PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business (see “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business” on page 25 of this prospectus);

•        the enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the PRC operating entities’ business and results of operations (see “Risk Factors — Risks Related to Doing Business in the PRC — The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the PRC operating entities’ business and results of operations” on page 25 of this prospectus);

•        it may be difficult for overseas regulators to conduct investigations or collect evidence within the PRC (see “Risk Factors — Risks Related to Doing Business in the PRC — It may be difficult for overseas regulators to conduct investigations or collect evidence within the PRC” on page 26 of this prospectus);

•        we may rely on dividends and other distributions on equity paid by our PRC operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC operating entities to make payments to us could have a material and adverse effect on our ability to conduct our business (see “Risk Factors — Risks Related to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC operating entities to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 27 of this prospectus);

•        we may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability (see “Risk Factors — Risks Related to Doing Business in the PRC — We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability” on page 27 of this prospectus); and

•        we may face uncertainties in the PRC with respect to indirect transfer of equity interests in our PRC operating entities (see “Risk Factors — Risks Related to Doing Business in the PRC — We may face uncertainties in the PRC with respect to indirect transfer of equity interests in our PRC operating entities” on page 27 of this prospectus);

•        conversion of RMB to and from other currency may be subject governmental control in China (see “Risk Factors — Risks Related to Doing Business in the PRC — Conversion of RMB to and from other currency may be subject governmental control in China” on page 28 of this prospectus);

•        PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the PRC operating entities to liability or penalties, limit our ability to inject capital into the PRC operating entities, limit the PRC operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see “Risk Factors — Risks Related to Doing Business in the PRC — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the PRC operating entities to liability or penalties, limit our ability to inject capital into the PRC operating entities, limit the PRC operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” on page 28 of this prospectus);

•        PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see “Risk Factors — Risks Related to Doing Business in the PRC — PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 28 of this prospectus);

•        we may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws (see “Risk Factors — Risks Related to Doing Business in the PRC — We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws” on page 29 of this prospectus);

•        fluctuations in exchange rates could result in foreign currency exchange losses (see “Risk Factors — Risks Related to Doing Business in the PRC — Fluctuations in exchange rates could result in foreign currency exchange losses” on page 29 of this prospectus);

•        the PRC operating entity, Xiamen Xinqianhui, leases office from a third party, and there is no assurance that the PRC operating entity will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms (see “Risk Factors — Risks Related to Doing Business in the

PRC — The PRC operating entity, Xiamen Xinqianhui, leases office from a third party, and there is no assurance that the PRC operating entity will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms” on page 30 of this prospectus);

•        the custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfil their responsibilities, or misappropriate or misuse these assets (see “Risk Factors — Risks Related to Doing Business in the PRC — The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfil their responsibilities, or misappropriate or misuse these assets” on page 30 of this prospectus);

•        our PRC operating entities’ business may be materially and adversely affected if the PRC operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding (see “Risk Factors — Risks Related to Doing Business in the PRC — Our PRC operating entities’ business may be materially and adversely affected if the PRC operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding” on page 30 of this prospectus);

•        if the PRC operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected (see “Risk Factors — Risks Related to Doing Business in the PRC — If the PRC operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected” on page 30 of this prospectus);

•        you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. (see “Risk Factors — Risks Related to Doing Business in the PRC — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws” on page 31 of this prospectus).

•        Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless (see “Risk Factors — Risks Related to Doing Business in the PRC — Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless” on page 31 of this prospectus).

•        our Hong Kong subsidiary, KSLM International, is subject to various evolving Hong Kong laws and regulations regarding data security and antimonopoly, which could be subject to government enforcement actions and investigations, fines, penalties, and suspension or disruption of its operations (see “Risk Factors — Risks Related to Doing Business in the PRC — Our Hong Kong subsidiary, KSLM International, is subject to various evolving Hong Kong laws and regulations regarding data security and antimonopoly, which could be subject to government enforcement actions and investigations, fines, penalties, and suspension or disruption of its operations” on page 31 of this prospectus).

Risks Relating to Our Business and Industry (for a more detailed discussion, see “Risk Factors — Risks Relating to Our Business and Industry” beginning on page 32 of this prospectus)

Risks and uncertainties related to the PRC operating entities’ business include, but are not limited to, the following:

•        if advertisers stop purchasing mobile advertising service from the PRC operating entities or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the PRC operating entities are unable to establish and maintain new relationships with advertisers, our business, financial condition, and results of operations could be materially adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — If advertisers stop purchasing mobile advertising service from the PRC operating entities or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the PRC operating entities are unable to establish and maintain new relationships with advertisers, our business, financial condition, and results of operations could be materially adversely affected” on page 32 of this prospectus;

•        if the PRC operating entities fail to maintain their relationships with media partners, our business, results of operations, financial condition and business prospects would be materially and adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — If the PRC operating entities fail to maintain their relationships with media partners, our business, results of operations, financial condition and business prospects would be materially and adversely affected” on page 33 of this prospectus;

•        as the PRC operating entities continue to strive for business growth, they may continue to experience net cash outflow from operating activities, and we cannot assure you that the PRC operating entities can generate sufficient net cash inflows from operating activities to grow their business. See “Risk Factors — Risks Relating to Our Business and Industry — As the PRC operating entities continue to strive for business growth, they may continue to experience net cash outflow from operating activities, and we cannot assure you that the PRC operating entities can generate sufficient net cash inflows from operating activities to grow their business” on page 34 of this prospectus;

•        the limited operating history of the PRC operating entities in the rapidly evolving mobile advertising industry makes it difficult to accurately forecast their future operating results and evaluate their business prospects. See “Risk Factors — Risks Relating to Our Business and Industry — The limited operating history of the PRC operating entities in the rapidly evolving mobile advertising industry makes it difficult to accurately forecast their future operating results and evaluate their business prospects” on page 34 of this prospectus;

•        we have highly volatile operating revenue, anticipate increases in our operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry — We have highly volatile operating revenue, anticipate increases in our operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be adversely affected” on page 35 of this prospectus;

•        a resurgence of the COVID-19 pandemic in China may have a material adverse effect on the PRC operating entities’ business. See “Risk Factors — Risks Relating to Our Business and Industry — A resurgence of the COVID-19 pandemic in China may have a material adverse effect on the PRC operating entities’ business” on page 40 of this prospectus;

•        the PRC operating entities’ business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions. See “Risk Factors — Risks Relating to Our Business and Industry — The PRC operating entities’ business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions” on page 41 of this prospectus;

•        the Company’s plan to invest in research and development (“R&D”) of an ad placement order data management platform and artificial intelligence precise placement system, may fail to result in a satisfactory return, or any return. See “Risk Factors — Risks Relating to Our Business and Industry — The Company’s plan to invest in research and development (“R&D”) of an ad placement order data management platform and artificial intelligence precise placement system, may fail to result in a satisfactory return, or any return” on page 44 of this prospectus.

Risks Relating to this Offering and the Trading Market (for a more detailed discussion, see “Risk Factors — Risks Relating to this Offering and the Trading Market” beginning on page 45 of this prospectus)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

•        there has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all. See “Risk Factors — Risks Relating to this Offering and the Trading Market — There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all” on page 45 of this prospectus;

•        the initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile. See “Risk Factors — Risks Relating to this Offering and the Trading Market — The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile” on page 45 of this prospectus;

•        you will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased. See “Risk Factors — Risks Relating to this Offering and the Trading Market — You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased” on page 45 of this prospectus;

•        if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected. See “Risk Factors — Risks Relating to this Offering and the Trading Market — If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected” on page 45 of this prospectus;

•        we will incur a substantial increase in costs as a result of being a public company. See “Risk Factors — Risks Relating to this Offering and the Trading Market — We will incur a substantial increase in costs as a result of being a public company” on page 46 of this prospectus;

•        substantial future sales of our Ordinary Shares or the anticipation of such sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Substantial future sales of our Ordinary Shares or the anticipation of such sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline” on page 47 of this prospectus;

•        we do not intend to pay dividends for the foreseeable future. See “Risk Factors — Risks Relating to this Offering and the Trading Market — We do not intend to pay dividends for the foreseeable future” on page 47 of this prospectus;

•        if securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares or our business, the price of our Ordinary Shares and trading volume could decline. See “Risk Factors — Risks Relating to this Offering and the Trading Market — If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares or our business, the price of our Ordinary Shares and trading volume could decline” on page 47 of this prospectus;

•        the market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price. See “Risk Factors — Risks Relating to this Offering and the Trading Market — The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price” on page 47 of this prospectus;

•        the price of our Ordinary Shares could be subject to immediate and substantial volatility. See “Risk Factors — Risks Relating to this Offering and the Trading Market — The price of our Ordinary Shares could be subject to immediate and substantial volatility” on page 48 of this prospectus;

•        our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares” on page 48 of this prospectus;

•        if we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer. See “Risk Factors — Risks Relating to this Offering and the Trading Market — If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer” on page 48 of this prospectus;

•        because we are a foreign private issuer and may take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Because we are a foreign private issuer and may take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you may have less protection than you would have if we were a domestic issuer” on page 48 of this prospectus; and

•        if we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities would be delisted, which would negatively impact the price of our securities and your ability to sell them. See “Risk Factors — Risks Relating to this Offering and the Trading Market — If we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities would be delisted, which would negatively impact the price of our securities and your ability to sell them” on page 49 of this prospectus.

COVID-19 Impact

The COVID-19 pandemic resurgence in 2022 affected the PRC operating entities’ business operations in the following manner.

From the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas in China and restrictive measures were widely taken. Several types of COVID-19 variants have emerged in different parts of the world, as well as China. Restrictions and temporary lockdowns, such as office closures and traffic restrictions, were re-imposed in certain cities in China to combat the outbreaks of COVID-19. Such lockdowns led to lower domestic consumptions and disrupted the PRC operating entities’ business operations as well. Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more chances to purchase after watching the online advertisements. We believe this has incentivized our advertiser customers to invest more of their budget in placing online advertisements. When comparing the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023, the average revenue per customer increased slightly from $0.6 million to $0.7 million, representing a 13.1% increase. When comparing the six months ended December 31, 2022 to the six months ended December 31, 2023, the average revenue per customer increased from $0.6 million to $0.9 million, representing a 28.6% increase. In addition, the number of advertiser customers that the PRC operating entities served has increased from 63 customers during the fiscal year ended June 30, 2022, to 237 customers during the fiscal year ended June 30, 2023, representing a 276.2% increase. The number of advertiser customers that the PRC operating entities served has decreased from 192 customers during the six months ended December 31, 2022, to 120 customers during the six months ended December 31, 2023, representing a 37.5% decrease. This reduction reflects the PRC operating entities’ strategic shift to focus on high-value customers, while eliminating low-margin customers to improve overall profitability and service quality. As a result of the foregoing factors, our revenues generated from online marketing and digital advertising services have increased by approximately 325.4% from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. However, our revenues generated from online marketing and digital advertising services have decreased by approximately 2.5% from the six months ended December 31, 2022 to the six months ended December 31, 2023. However, any resurgence of the COVID-19 pandemic could negatively affect the execution of customer contracts and the collection of customer payments. The extent of any future impact of the COVID-19 pandemic on the PRC operating entities’ business is still uncertain and cannot be predicted as of the date of this prospectus. Any potential impact on our operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of any resurgence of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of any such resurgence, almost all of which are beyond our control.

Permissions or Approval Required from the PRC Authorities for Our Operating and Offering

According to the Circular of the General Office of the State Council on the Full Implementation of the List of Administrative Licensing Items (No. 2 [2022] of the General Office of the State Council) and its attachment, the List of Administrative Licensing Items Set by Laws, Administrative Regulations, and Decisions of the State Council (2022 Edition), as of the date of this prospectus, as confirmed by AllBright, our PRC legal counsel, each of our PRC operating entities has obtained a valid business license, which is a permit issued by Market Supervision and Administration that allows companies to conduct specific businesses within the government’s geographical jurisdiction. Except for business licenses, no other approvals, permits, licenses, registrations or filings from PRC authorities needed to engage in our businesses currently conducted in mainland China. As of the date of this prospectus, neither we, nor any one of the PRC operating entities (including the WFOE), or KSLM International (1) are subject to approval requirements from the CSRC, the CAC, or any other entity to approve our operations, and (2) have been denied such permissions by any PRC authorities.

We cannot assure you that PRC operating entities will always be able to successfully update or renew the business licenses or other permissions or approval requirements required for the relevant business in a timely manner or that these licenses are sufficient to conduct all of the PRC operating entities’ future business. Changes to existing or future laws and regulations relating to the business of the PRC operating entities or our industry, imposition of legal restrictions by PRC regulatory authorities, or if we or the PRC operating entities (i) do not receive or maintain business licenses or other permissions or approval requirements, including permissions or approvals to both operate our business and to offer the securities being registered to foreign investors, (ii) erroneously conclude that such business licenses or other permissions or approval requirements are not required, or (iii) applicable laws, regulations, or interpretations change and the PRC operating entities are required to obtain such business licenses in the future, then and in each such case, the PRC operating entities’ operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered; and the value of our securities might significantly decline or become worthless.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures, which came into force on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Administrative Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises (the “Notice”) and relevant CSRC Answers to Reporter Questions, or collectively, the Guidance Rules and Notice, on CSRC’s official website. The Trial Administrative Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. The Trial Administrative Measures, together with the Guidance Rules and Notice impose requirements for the overseas securities offering and listing by domestic enterprises, and clarified and emphasized several aspects, which include, but are not limited to: (i) comprehensive determination of the “indirect overseas offering and listing by PRC domestic companies” in compliance with the principle of “substance over form” and particularly, an issuer will be required to go through the filing procedures under the Trial Administrative Measures if the following criteria are met at the same time: a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; (ii) exemptions from immediate filing requirements for issuers that have already been listed overseas, prior to the date of implementation of the Trial Administrative Measures, or meet the following circumstances at the same time: a) whose application for indirect overseas offering and listing has been approved by the overseas regulators or overseas stock exchanges (for example, the effectiveness of a registration statement for offering and listing in the U.S. has been obtained), and b) are not required to re-perform the regulatory procedures with the relevant overseas regulator or overseas stock exchanges, and c) whose overseas offering or listing shall be completed before September 30, 2023, but such issuers shall still be subject to filing procedures if they conduct refinancing or any other filing matters; (iii) a negative list of types of issuers banned from listing or offering overseas, such as issuers under investigation for crimes or major violations of the law, or whose overseas offering and listing may endanger national security, or whose controlling shareholders have been recently convicted of bribery and corruption; (iv) issuers’ compliance with foreign investment, network security, data security, and other national security laws, regulations and relevant provisions; (v) issuers’ filing and reporting obligations, such as obligation to file with the CSRC after it submits an application for initial public offering to competent overseas regulators, and obligation to file with the CSRC after it completes subsequent offerings in the same overseas market and to report to the CSRC on material events including change of control or voluntary or mandatory delisting of the issuer; and (vi) the CSRC’s authority to fine both issuers and their relevant shareholders for failure to comply with the Trial Administrative Measures, including failure to comply with the filing procedures or filing with materials on false, misleading statements or material omissions. Specifically, pursuant to the Trial Administrative Measures, we are required to file with the CSRC within three business days after submitting the application documents for offering and listing in the U.S. We submitted initial filing documents to the CSRC on December 19, 2023, as is required by the Trial Administrative Measures. As advised by our PRC counsel, AllBright, according to the relevant PRC laws and regulations as of the date of this registration statement, our offering will be deemed as an indirect overseas listing by a domestic company by the CSRC, and that we must fulfill the filing procedure with the CSRC in accordance with the Trial Administrative Measures. This offering is contingent upon completion of the CSRC filing and getting the notice of filing for overseas issuance and listing from the CSRC. As of the date of this prospectus, we have obtained the notice of filing in relation to this offering and listing from the CSRC, which was posted on the official website of the CSRC on February 19, 2024. Except for the CSRC filing procedure, no other approvals, permits, licenses, registrations or filings from PRC authorities needed for us or any of our subsidiaries to offer the securities being registered to foreign investors. As of the date of this prospectus, neither we, nor any of the PRC operating entities, or KSLM International (1) are subject to approval requirements from the CSRC, the CAC, or any other entity to approve our operations, and (2) have been denied such permissions by any PRC authorities. See “Risk Factors — Risks Related to Doing Business in the PRC — In addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.”

Notwithstanding the foregoing, as of the date of this prospectus, as confirmed by AllBright, our PRC legal counsel, neither we nor any of the PRC operating entities have received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our PRC operating entities’ operations.

Asset Transfers Between Our Company and Our Subsidiaries

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. We do not have a cash management policy in place.

Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of our subsidiaries have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, KSLM International. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash between our Company, our subsidiaries, and our investors, primarily as follows: (i) we are restricted from injecting capital or providing loans to our PRC operating entities, which may adversely affect the operations of our PRC operating entities; (ii) our PRC operating entities may be restricted from paying dividends to us; and (iii) if we are unable to obtain dividends from our PRC operating entities, it may adversely impact any dividends distribution to investors. See “Summary of Risk Factors,” “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business,” “Risk Factors — Risks Relating to Doing Business in the PRC — We may rely on dividends and other distributions on equity paid by our PRC operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC operating entities to make payments to us could have a material and adverse effect on our ability to conduct our business,” and “Risk Factors — Risks Relating to Doing Business in the PRC — Conversion of RMB to and from other currency may be subject to governmental control in China.” Further, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets. There is no assurance the PRC government will not intervene in or impose restrictions on the ability of our Company or our subsidiaries to transfer cash or assets.

Current PRC regulations permit WFOE to pay dividends to KSLM International only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if the PRC operating entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our PRC operating entities are unable to receive all of the revenue from its operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. KSLM International may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to KSLM International may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration — People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on receipt of funds from our Hong Kong subsidiary, KSLM International, as dividends from our Hong Kong subsidiary. KSLM International will rely on payments made from WFOE, which will in turn rely on payments made from Xiamen Kuangshi.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE to their immediate holding company, KSLM International. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. KSLM International intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to KSLM International. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.”

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of the above-described reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act until we no longer meet the definition of an emerging growth company. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country’s requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public companies that qualify as a “Controlled Company” with securities listed on the Nasdaq must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the

Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our controlling shareholder, Mingjie Huang, through Cdwaas Group Ltd, will own 50.48% of our total issued and outstanding Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option, or 49.46% of our total issued and outstanding Ordinary Shares, assuming that the over-allotment option is exercised in full. As a result, we may be deemed a “controlled company” as defined under Nasdaq Listing Rule 5615(c) if our controlling shareholder, Mr. Huang, holds more than 50% of the voting power and therefore has the ability to control the outcome of matters submitted to shareholders for approval, including the election of directors. Mr. Huang will hold less than 50.0% of the Company’s outstanding Ordinary Shares if the over-allotment option is exercised in full. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. See “Risk Factors — Risks Relating to this Offering and the Trading Market — We may be deemed a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that protect shareholders of other companies.”

THE OFFERING

Ordinary Shares offered by us	2,000,000 Ordinary Shares
Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Ordinary Share.
Ordinary Shares outstanding prior to completion of this offering	12,500,000 Ordinary Shares
Ordinary Shares outstanding immediately after this offering

14,500,000 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option and excluding 100,000 Ordinary Shares underlying the Representative’s Warrants

14,800,000 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option and excluding 115,000 Ordinary Shares underlying the Representative’s Warrants

Listing

We have applied to have our Ordinary Shares listed on Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Ticker symbol	“OCP”
Transfer Agent	Transhare Corporation
Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an aggregate of 300,000 additional Ordinary Shares.
Use of proceeds	We intend to use the proceeds from this offering for research and development, marketing, and working capital. See “Use of Proceeds” on page 54 for more information.
Lock-up

All of our directors and officers, our principal shareholders and substantially all of our pre-offering shareholders as of the effective date of the registration statement, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the effective date of registration statement. See “Underwriting — Lock-up Agreements” for more information.

Risk factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 19 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Representative’s Warrants

The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrants to purchase Ordinary Shares equal to 5% of the total number of Ordinary Shares sold in this offering, including the number of Ordinary Shares issued upon the exercise of the underwriters’ over-allotment option, as a portion of the underwriting compensation payable to the underwriters in connection with this offering. The Representative’s Warrants will be exercisable for a period of two years from the commencement of this offering at a per share exercise price of $5.50 (110% of the public offering price of the Ordinary Shares, based on an assumed offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Please see “Underwriting — Representative’s Warrants” for a description of these warrants.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in the PRC

In addition to the required filing procedures of the CSRC pursuant to the Trial Measures, approvals, filings, or other procedures of the CSRC or other PRC regulatory authorities may be required in connection with this offering under PRC laws, regulations, and rules.

On July 6, 2021, the General Office of the State Council, together with another regulatory authority, jointly promulgated the Opinions on Strictly Combating Illegal Securities Activities in Accordance with the Law, which calls for, among others, enhanced administration and supervision of overseas-listed China-based companies, proposes to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarifies the responsibilities of competent domestic industry regulators and government authorities.

On February 17, 2023, the CSRC, released the Trial Administrative Measures, and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Administrative Measures, domestic companies that seek to list overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. Where a domestic company seeks to conduct indirect overseas offerings and listings, the issuer shall designate a major domestic operating subsidiary. This entity shall act as the domestic responsible entity and be responsible for filing with the CSRC. If a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge, and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. See “Regulations — Regulation Related to M&A Rules and Overseas Listing.”

As advised by our PRC counsel, AllBright, according to the relevant PRC laws and regulations as of the date of this registration statement, our offering will be deemed as an indirect overseas listing by a domestic company by the CSRC, and that we must fulfill the filing procedure with the CSRC in accordance with the Trial Administrative Measures. We have obtained the notice of filing for overseas issuance and listing from the CSRC on February 7, 2024, which has also been posted on the official website of the CSRC. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering. These risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

If the filing procedure with the CSRC under the Trial Administrative Measures is required for any future offerings or any other capital raising activities, it is uncertain how long it will take us to do so. Failure to complete the required filing may result in an investigation by the relevant authorities, as well as fines or penalties, and could lead to an order prohibiting us from conducting an offering. These risks have the potential to cause a material adverse change in our operations and the value of our Ordinary Shares. Moreover, they could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC jointly with other relevant governmental authorities, promulgated the Confidentiality and Archives Management Provisions, which took effect on March 31, 2023. According to the Confidentiality and Archives Management Provisions, domestic companies, whether offering and listing securities overseas directly or indirectly, must strictly abide the applicable laws and regulations when providing or publicly disclosing, either directly or through their overseas listed entities, documents and materials to securities services providers such as securities companies and accounting firms or overseas regulators in the process of their overseas offering and listing. If such documents or materials contain any state secrets or government authorities work secrets, domestic companies must obtain the approval from competent governmental authorities according to the applicable laws, and file with the secrecy administrative department at the same level with the approving governmental authority. Furthermore, the Confidentiality and Archives Management Provisions provide that securities companies and securities service providers shall fulfill the applicable legal procedures when providing overseas regulatory institutions and other relevant institutions and individuals with documents or materials containing any state secrets or government authorities work secrets or other documents or materials that, if divulged, will jeopardize national security or public interest. Since the Confidentiality and Archives Management Provisions were promulgated recently, substantial uncertainties still exist with respect to the interpretation and implementation of such provisions and how they will affect us.

Since these statements and regulatory actions are newly published, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our PRC operating entities, our ability to accept foreign investments, and our listing on a U.S. exchange. The SCNPC or PRC regulatory authorities may in the future promulgate additional laws, regulations, or implementing rules that require us and/or our PRC operating entities to obtain regulatory approval from Chinese authorities before listing in the U.S. Any failure to obtain or delay in obtaining such approval, filing or completing such procedures for this Offering, or a rescission of any such approval or filing obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the Offering proceeds or future capital raising activities into China, or take other actions that could materially and adversely affect our business, financial condition, results of operations and prospects, as well as this offering and the listing of our Ordinary shares.

The CSRC or other PRC regulatory authorities may also take actions requiring us, or making it advisable for us, to halt this Offering or future capital raising activities before settlement and delivery of the Ordinary shares we are offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering or future capital raising activities, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Such procedures for obtaining the waiver remain unclear. Any uncertainties or negative publicity regarding such approval, filing or other requirements could materially and adversely affect our business, prospects, financial condition, reputation, and this offering and the listing of our Ordinary shares.

The impact of the CAC‘s increasing oversight over data security remains highly uncertain, particularly for companies with substantial China operations seeking to list on a foreign stock exchange.

In December 2021, the CAC promulgated the Measures of Cybersecurity Review (version 2021), or the Cybersecurity Review Measures, which came into effect on February 15, 2022. Pursuant to the Revised CAC Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Draft Management Regulation) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed in a foreign country must apply for a cybersecurity review.

As of the date of this prospectus, we have not received any notice from any PRC regulatory authority identifying us as a “critical information infrastructure operator,” “online platform operator” or “data processor,” or requiring us to go through the cybersecurity review procedures pursuant to the Revised CAC Measures and the Draft Management Regulations. According to the Revised CAC Measures, we do not expect ourselves to become subject to cybersecurity review by the CAC for this offering, given that: (i) the data we handle in our business operations, either by its nature or in scale, do not normally trigger significant concerns over PRC national security and (ii) we have not processed, and do not anticipate to process in the foreseeable future, personal information of more than one million users or persons. As confirmed by our PRC counsel, AllBright, we are not subject to cybersecurity review or network data security review by the CAC under the Cybersecurity Review Measures or if the Security Administration Draft is enacted as proposed, because neither WFOE nor any of the PRC operating entities is a CIIO or online platform operator with personal information of more than one million users.

However, there remains uncertainty as to how the Revised CAC Measures will be interpreted or implemented and whether the PRC regulatory authorities may adopt new laws, regulations, rules, or detailed implementation and interpretation in relation, or in addition to the Revised CAC Measures. While we intend to closely monitor the evolving laws and regulations in this area and take all reasonable measures to mitigate compliance risks, we cannot guarantee that our business and operations will not be adversely affected by the potential impact of the Revised CAC Measures or other laws and regulations related to privacy, data protection and information security.

We may be influenced by changes in the political and economic policies of the PRC government.

All of our assets and operations are currently located in mainland China. Accordingly, we may be influenced to a significant degree by political and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to companies in particular industries or regions. While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could materially and adversely affect our business and results of operations, lead to a reduction in demand for our future products and adversely affect our competitive position.

Uncertainties with respect to the enforcement of laws, and changes in laws and regulations in China with little advance notice, could materially and adversely affect us.

Our operations in mainland China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but do not have binding authority. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our business arrangements in certain circumstances. The laws and regulations may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations that are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Since the late 1970s, the PRC government has been developing a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules, some of which may not be published on a timely basis or at all, and some of which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may also impede our ability to enforce the contracts we have entered into. As a result, these uncertainties could materially and adversely affect our business and results of operations.

The PRC government has significant authority to exert influence on our operations in mainland China, and the PRC government may intervene or influence our operations in mainland China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or preclude us from offering or continuing to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government has significant authority to exert influence on our operations in mainland China, and the PRC government may intervene or influence our operations in mainland China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Therefore, uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer our Ordinary shares, result in a material adverse effect on our business operations, and damage our reputation, which might further cause our Ordinary shares to significantly decline in value or become worthless. Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business, financial condition, and results of operations.

The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reform and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes or any future changes will have an adverse effect on our current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly. Our ability to successfully expand business operations in the PRC depends on a number of factors, including macro-economic and other market conditions. Demand for our current and future products and services in the Chinese market and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

•        changes in political or social conditions of the PRC;

•        changes in laws, regulations, and administrative directives or the interpretation thereof;

•        measures which may be introduced to control inflation or deflation; and

•        changes in the rate or method of taxation.

These factors are affected by a number of variables which are beyond our control.

Recent negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our Ordinary Shares.

We believe that recent negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who might take legal action against such companies.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our Ordinary Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or that have substantial operations in emerging markets, including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the Holding Foreign Companies Accountable Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the Holding Foreign Companies Accountable Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Our auditor, Onestop Assurance PAC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is currently subject to inspection by the PCAOB on a regular basis. On August 26, 2022, the PCAOB signed SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate completely

PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the Holding Foreign Companies Accountable Act, if needed. If the PCAOB in the future again determines that it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the Holding Foreign Companies Accountable Act and the Consolidated Appropriations Act. However, the recent developments could add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. Furthermore, the Accelerating Holding Foreign Companies Accountable Act, which requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

Relevant PRC laws and regulations permit companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on payments made from the PRC operating entities to WFOE as dividends from these twelve PRC operating entities and the distribution of such payments to KSLM International as dividends from WFOE, and then the distribution of such payments to our Company as dividends from KSLM International. If the PRC operating entities, WFOE, or KSLM International incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors — Risks Related to Doing Business in the PRC — We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.”

The PRC government also imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our PRC operating entities’ income is received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met.

Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. There is no assurance the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets.

As a result of the above, to the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/ Hong Kong entity, such funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by competent government authorities to the transfer of cash or assets.

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred between our Company and our subsidiaries. We do not have a cash management policy in place. See “Prospectus Summary — Asset Transfers Between Our Company and Our Subsidiaries,” “Prospectus Summary — Dividends or Distributions Made to Our Company and U.S. Investors and Tax Consequences,” and our audited consolidated financial statements for the fiscal years ended June 30, 2022 and 2023 and unaudited consolidated financial statements for the six months ended December 31, 2022 and 2023 in sections “Consolidated Balance Sheets as of June 30, 2023 and December 31, 2023,” “Consolidated Statements of Operations and Comprehensive Income (Loss) for the Six Months Ended December 31, 2022 and 2023,” “Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended December 31, 2022 and 2023,” and “Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2022 and 2023.”

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business.

As an offshore holding company with PRC operating entities, we may transfer funds to our PRC operating entities by means of loans or capital contributions. Any loans to our PRC operating entities cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such PRC operating entities, and shall be registered with SAFE, the PRC State Administration of Foreign Exchange, or its local counterparts. Furthermore, at this stage, any capital increase contributions we make to our subsidiaries be registered with the State Administration for Market Regulation (“SAMR”) or its local counterparts, and reported to the Ministry of Commerce or its local counterparts. In addition, the PRC government also restricts the convertibility of foreign currencies into RMB and use of the proceeds. Furthermore, SAFE promulgated a series of rules and regulations, including Notice on Reforming the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, the Circular on Reforming and Regulating Policies on the Management of Foreign Exchange Settlement of Capital Accounts, and the Circular to Further Facilitating Cross-border Trade and Investment, that further regulate the use of Renminbi (RMB), converted from foreign currency-denominated capital, by all foreign-invested companies for equity investments within China.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we may not be able to obtain the needed government registrations or approvals on a timely basis, if at all, with respect to future loans to our PRC operating entities or future capital contributions by us to our PRC operating entities. If we fail to receive such registrations or approvals, we may not be permitted to provide loans or capital to increase contributions to our PRC operating entities, which could impair their liquidity and our ability to fund and expand their business.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the PRC operating entities’ business and results of operations.

The PRC Labor Contract Law became effective on January 1, 2008 and was amended on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed term labor contract that has already been entered into twice consecutively, the resulting contract must have an unlimited term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC government authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

We are required by PRC labor laws and regulations to make registrations for social insurance and housing funds, and to pay various statutory employee benefits, including pensions insurance, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, and housing funds, to designated government agencies for the benefit of our employees. However, as of the date of this prospectus, all the PRC operating entities have paid social insurance contributions but have not adequately paid housing provident fund contributions for their employees. As of the date of this prospectus, the aggregate amount of underpayment of housing provident fund was RMB 1,393,600 (approximately $195,807.77). The relevant government agencies may examine whether we are in compliance with the relevant labor laws and regulations. Failure to make full payment of the requisite statutory employee benefits and any potential non-compliance may subject us to late payment fees, fines, and/or other penalties. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it may be subject to a fine ranging from RMB10,000 (approximately $1,370) or RMB50,000 (approximately $7,000) and an application may be made to a local court for compulsory enforcement. If the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing fund contributions in full for our employees, our business, financial condition, and results of operations may be adversely affected.

As of the date of this prospectus, the PRC operating entities have not changed their basis of social insurance contributions and housing provident fund contributions and have not received any notification from the relevant government authorities requiring them to pay shortfalls or the penalties with respect to social insurance and housing provident funds. In addition, the PRC operating entities have not been subject to any administrative penalties, material litigation or legal proceedings, nor have any of them been notified of any material employee complaints nor involved in any material labor disputes with their employees with respect to social insurance and housing provident fund contributions. All the PRC operating entities also have obtained from the relevant Human Resources and Social Security Bureau and Housing Provident Fund Management Center written confirmations that there is no need to pay any additional social insurance premiums and housing provident funds (including late payment fees and other forms of economic penalties). As advised by our PRC legal counsel, AllBright, the risk of being penalized by the relevant authorities is remote. The PRC operating entities expect to make full contributions or pay any shortfall within a prescribed time period if demanded by the relevant government authorities, which event is not expected to have any potential impact on the securities offered.

It may be difficult for overseas regulators to conduct investigations or collect evidence within the PRC.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct an investigation or evidence collection activities within the territory of the PRC; no organization or individual is allowed to provide documents and information related to securities business activities to overseas securities regulators without the consent of the securities regulatory authority under the State Council and the relevant competent department under the State Council; and according to the Data Security Law, no organization or individual within the territory of the PRC may provide foreign judicial or law enforcement authorities with data stored within the territory of the PRC without the approval of the competent authorities of the PRC. While detailed interpretation or implementation of rules under these regulations have yet to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

We may rely on dividends and other distributions on equity paid by our PRC operating entities to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC operating entities to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity paid by our PRC operating entities for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC operating entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our operating subsidiary in the PRC, WFOE, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise, such as WFOE, is required to set aside at least 10% of its accumulated after-tax profits after making up the previous year’s accumulated losses each year, if any, to fund statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. It may allocate a portion of its after-tax profits based on PRC accounting standards to discretionary reserve funds according to its shareholder’s decision. These statutory reserve funds and discretionary reserve funds are not distributable as cash dividends.

In addition, the PRC Enterprise Income Tax Law, and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Any limitation on the ability of our PRC operating entities to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.

Under the PRC Enterprise Income Tax Law, enterprises established outside of China whose “de facto management bodies” are located in China are considered to be “resident enterprises” and will generally be subject to a uniform 25% corporate income tax on their global income (excluding dividends received from “resident enterprises”). In addition, a circular issued by State Administration of Taxation, or the SAT, on April 22, 2009 and amended on January 29, 2014 sets out certain standards for determining whether the “de facto management body” of an offshore enterprise funded by Chinese enterprises as controlling shareholders is located in China. Although this circular applies only to offshore enterprises funded by Chinese enterprises as controlling shareholders, rather than those funded by Chinese or foreign individuals or foreign enterprises as controlling shareholders, the determining criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of how they are funded. Although our Company is not funded by Chinese enterprises as controlling shareholders, substantial uncertainties remain as to whether our Company or any of our other non-PRC entities will be deemed a PRC resident enterprise for the Enterprise Income Tax purposes. If we or any of our subsidiaries registered outside the PRC are deemed a “resident enterprise” under the PRC Enterprise Income Tax Law, our income tax expenses may increase significantly, and our profitability could decrease materially.

We may face uncertainties in the PRC with respect to indirect transfer of equity interests in our PRC operating entities.

The indirect transfer of equity interest in PRC enterprises by a non-resident enterprise, is potentially subject to income tax in China at a rate of 10% on the gain if such transfer is considered not to have a commercial purpose and is carried out for tax avoidance. We also face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our Company may be subject to filing obligations or taxed if our Company is a transferor in such transactions, and may be subject to withholding obligations if our Company is transferee in such transaction. For a transfer of shares in our Company by investors that are non-PRC resident enterprises, our PRC operating entities may be requested to assist with investors’ tax filing in China. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our Company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

Conversion of RMB to and from other currency may be subject to governmental control in China.

Currently, the RMB cannot be freely converted into any foreign currency. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our PRC operating entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, for most capital account items, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Ordinary Shares.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the PRC operating entities to liability or penalties, limit our ability to inject capital into the PRC operating entities, limit the PRC operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, was promulgated by the SAFE in July 2014 that requires PRC residents or entities to register with SAFE or its local branch, currently with local bank according to Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment issued by SAFE on February 13, 2015, in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of the SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger or division. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

We have requested PRC residents holding direct or indirect interest in the Company to our knowledge to make the necessary applications, filings and amendments as required by applicable foreign exchange regulations. We are committed to complying with and to ensuring that our shareholders who are subject to the regulations will comply with the relevant SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. There is no assurance that the SAFE or its local branches will release explicit requirements or interpret the relevant PRC Laws otherwise. Failure by any such shareholders to comply with SAFE Circular 37 may result in restrictions on the foreign exchange activities of the relevant PRC enterprise and may also subject the relevant PRC resident to penalties under the PRC foreign exchange administration regulations. All of the PRC resident shareholders of our Company completed the initial foreign exchange registration on September 11, 2023.

PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign

Investment promulgated by the National Development and Reform Commission of the PRC, or NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

In the future, we may further grow the business by acquiring businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions, in which case our ability to expand the business or maintain or expand our market share through future acquisitions would be materially and adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws.

We are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. The PRC operating entities are subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. The PRC operating entities have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption laws as of the date of this prospectus, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability related to FCPA violations committed by companies in which we invest or that we acquire.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no assurance that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

The proceeds from this offering will be received in U.S. dollars. As a result, any appreciation of the Renminbi against the U.S. dollar may result in the decrease in the value of our proceeds from this offering. Conversely, any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our Ordinary Shares in foreign currency. In addition, there are limited instruments available for us to reduce our foreign currency risk exposure at reasonable costs. All of these factors could materially and adversely affect our financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our Ordinary Shares in foreign currency terms.

The PRC operating entity, Xiamen Xinqianhui, leases office from a third party, and there is no assurance that the PRC operating entity will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms.

The PRC operating entity, Xiamen Xinqianhui, leases its office from a third party. Although it is entitled to the right of first refusal to renew the current lease and has maintained good relationship with the lessor, there is no assurance that the PRC operating entity will be able to renew such leases on commercially reasonable terms, or at all. In the event that the PRC operating entity is unable to renew the current lease, it will be forced to relocate and may not be able to find suitable alternative premises. Even if the PRC operating entity is able to find desirable alternative locations, it may incur extraordinary relocation costs, hefty rental payments and significant managerial expenses. If any of these events occurs, the PRC operating entity’s business may be materially and adversely affected.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfil their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

Although the PRC operating entities monitor the use of the chops and seals, their procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that the employees could abuse their authority, for example, by entering into a contract not approved by the PRC operating entities or seeking to gain control of the PRC operating entities. If any employee obtains, misuses or misappropriates chops and seals or other controlling non-tangible assets for whatever reason, there could be disruptions to the normal operations. We may have to take corporate or legal action in such an event, which could involve significant time and resources to resolve and divert management from our operations.

Our PRC operating entities’ business may be materially and adversely affected if they declare bankruptcy or becomes subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts. The PRC operating entities hold all of the assets that are important to our operations. If any of these entities undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby materially and adversely affecting our financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, promulgated on November 19, 2012 and amended on May 4, 2015, and the Provisions on the Foreign Exchange Administration of Domestic Direct Investment of Foreign Investors, effective on May 13, 2013, if the PRC operating entities undergo a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

If the PRC operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected.

The PRC operating entities obtained a VAT invoice in connection with the purchase of all their fixed assets.

However, the PRC operating entities are subject to periodic examinations on the fulfilment of tax obligations under the PRC tax laws and regulations by PRC tax authorities. If the PRC operating entities fail to fulfil tax obligations for any reasons, they may be subject to fines, other penalties or actions upon examinations by PRC tax authorities. As a result, our business, our financial condition and results of operations may be adversely affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. In addition, all of our assets are located in China and all of our senior executive officers and directors reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We indirectly hold the equity of our PRC operating entities through KSLM International, and thus our PRC subsidiaries are directly or indirectly foreign-invested enterprises. Although the PRC government has an increasingly open attitude towards absorbing foreign investment in general, it still implements the Negative List, which restricts or prohibits overseas enterprises from holding the equity of Chinese companies whose operations are included in the Negative List. As the boundaries stipulated in the Negative List are relatively vague, they are subject to further determination and clarification by the Chinese government. As of the date of this prospectus, the business operated by our PRC subsidiaries has not been included in the Negative List, but we cannot fully guarantee that the Chinese government will not make a different interpretation, so as to disallow our holding corporate structure. Moreover, the Chinese government revises the Negative List from time to time; although the scope of the Negative List is narrowing as a whole, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of our PRC subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our existing corporate structure may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities we are registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us or our PRC subsidiaries with respect to our existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, resulting in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless.

Our Hong Kong subsidiary, KSLM International, is subject to various evolving Hong Kong laws and regulations regarding data security and antimonopoly, which could subject it to government enforcement actions and investigations, fines, penalties, and suspension or disruption of its operations.

Our Hong Kong subsidiary, KSLM International, operates in Hong Kong and is thus subject to laws and regulations in Hong Kong in respect of data privacy, data security, and data protection. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. Pursuant to section 33 of the PDPO, the PDPO is applicable to the collection and processing of personal data if such activities take place in Hong Kong, or if the personal data is collected by a data user whose principal place of business is in Hong Kong. As of the date of this prospectus, as advised by our Hong Kong legal counsel, Bird & Bird LLP, we believe that our Hong Kong subsidiary has complied with the applicable laws and requirements in respect of data security in Hong Kong. Our directors believe that: (i) none of our directors nor our Hong Kong subsidiary has been involved in any litigation or regulatory action relating to breach of the PDPO; and (ii) there has not been any non-compliance incidents relating to breach of the PDPO since the date of incorporation of our Hong Kong subsidiary. Since our PRC operating entities conduct all of their business operations in mainland China, we believe that the incumbent data security statutory requirements under Hong Kong laws do not materially affect their business. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or our Hong Kong subsidiary to consequences, including, but not limited to, government enforcement actions and investigations, fines, penalties, and suspension or disruption of our Hong Kong subsidiary’s operations.

The Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. The first conduct rule prohibits business entities from making or giving effect to agreements or decisions or engaging in concerted practices that have as their object or effect the prevention, restriction, or distortion of competition in Hong Kong. The second conduct rule prohibits business entities that have a substantial degree of market power in a market from engaging in conduct that has as its object or effect the prevention, restriction, or distortion of competition in Hong Kong. The merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. The scope of application of the merger rule is limited to carrier licenses issued under the Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong). As of the date of this prospectus, as advised by our Hong Kong legal counsel, Bird & Bird LLP, we believe that we and our Hong Kong subsidiary have complied with all three areas of anti-competition laws and requirements in Hong Kong. Our Hong Kong subsidiary has not engaged in any concerted practices that have an object or effect to prevent, restrict, or distort competition in Hong Kong. Additionally, neither we nor our Hong Kong subsidiary possess a substantial degree of market power in the Hong Kong market that could trigger the second conduct rule. As advised by our Hong Kong legal counsel, Bird & Bird LLP, the merger rule is not applicable to us or our Hong Kong subsidiary since neither we nor our Hong Kong subsidiary hold any carrier license issued under the Telecommunications Ordinance.

Accordingly, as confirmed by our Hong Kong counsel, Bird & Bird LLP, neither the data security nor the antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitation on our ability to list on any U.S. stock exchange under Hong Kong laws and regulations.

Risks Relating to Our Business and Industry

If advertisers stop purchasing mobile advertising service from the PRC operating entities or decrease the amount they are willing to spend on marketing campaigns and promotional activities, or if the PRC operating entities are unable to establish and maintain new relationships with advertisers, our business, financial condition, and results of operations could be materially adversely affected.

A substantial majority of the PRC operating entities’ revenue is derived from providing mobile media placement. Its mobile advertising services are designed to help advertisers drive consumer demand, increase sales, and achieve operating efficiencies. Thus, the PRC operating entities’ relationships with advertisers primarily depend on their ability to deliver quality marketing services at attractive volumes and prices. If advertisers are dissatisfied with the effectiveness of the marketing campaigns provided by the PRC operating entities, they may stop purchasing its mobile advertising service or decrease the amount they are willing to spend on marketing campaigns and promotional activities. The PRC operating entities’ agreements with advertisers are largely short-term agreements, and advertisers may cease purchasing their mobile advertising service at any time with no prior notice.

In addition to the quality of the PRC operating entities’ mobile advertising service, the willingness of advertisers to spend their online marketing budget through them, which is critical to their business and ability to generate revenue, can be influenced by a variety of factors, including:

•        macro-economic and social factors: domestic, regional, and global social, economic, and political conditions; economic and geopolitical challenges; any resurgence of the COVID-19 pandemic; and economic, monetary, and fiscal policies (such as concerns over a severe or prolonged slowdown in China’s economy and threats of political unrest);

•        industry-related factors: the trends, preferences, and habits of audiences towards online marketing and the development of varying forms of online marketing and content; and

•        advertiser-specific factors: an advertiser’s specific development strategies, business performance, financial condition, and sales and marketing plans.

In view of the above, we cannot assure you that the PRC operating entities’ advertisers will continue to purchase their services or that they will be able to replace, in a timely and effective manner, departing advertisers with potential new and quality advertisers. Neither can we guarantee the amount of mobile advertising service the PRC operating entities’ advertisers will purchase from them, or that they will be able to attract new advertisers or increase the amount of revenue they earn from advertisers over time. If the PRC operating entities are unable to maintain existing relationships with their advertisers or continue to expand their advertiser base, the demand for their marketing services will not grow and may even decrease, which could materially and adversely affect their revenue and profitability and our business.

If the PRC operating entities fail to maintain their relationships with their media partners, our business, results of operations, financial condition and business prospects would be materially and adversely affected.

The PRC operating entities have established and maintained relationships with a wide range of media. Their future growth will depend on their ability to maintain their relationships with existing media partners as well as building partnerships with new media.

In particular, the PRC operating entities established cooperative relationships with suppliers, primarily the large, authorized agents of mainstream media platforms, such as Douyin and Kuaishou, or smaller agents of the authorized agents. The basis for partnerships with suppliers is the services and fee quotes provided by them. Consequently, the PRC operating entities place advertisements on these media platforms.

The major factors that the PRC operating entities evaluate when selecting suppliers are their industry experience, fee quotes, easiness of communication, and payment terms. For a detailed discussion of the PRC operating entities’ relation with their media partners, see “Business — Suppliers.” The PRC operating entities’ relationships with their media partners are mainly governed by agreements which provide for, among other things, services and fee quotes offered to us. These agreements typically have a term of one year or shorter, and are subject to renewal upon expiry. The commercial terms under the agreements are subject to renegotiation when they are renewed. Additionally, media partners usually retain the right to terminate the cooperative relationship based on business needs at their discretion.

Hence, there is no assurance that the PRC operating entities can maintain stable cooperative relationships with any media partners. Moreover, their relationships with media partners could be adversely affected if they cannot meet the target minimum advertising spend stipulated in the relevant agreements.

If any media partner ends its cooperative relationship with the PRC operating entities or imposes commercial terms which are less favorable to them, or the PRC operating entities fail to secure cooperative relationships with new media partners, they may lose access to the relevant advertising channels, lose their advertiser clients, and lose potential revenue. As a result, our business, results of operations, financial condition and prospects may be materially and adversely affected.

Also, the PRC operating entities’ business depends on their media partners to deliver their advertising services on their platforms, which in turn rely on the performance, reliability and stability of the Internet infrastructure and telecommunications systems. As a result, any interruption or failure of their information technology and communications systems may undermine the delivery of the PRC operating entities’ advertising services and cause them to lose advertisers, in which case, our business, financial condition and results of operations would be adversely affected.

In addition, the PRC operating entities depend on the accuracy and genuineness of advertising performance data and other data provided by media partners in evaluating the effectiveness of their advertisers’ advertising campaigns and calculating the amount of rebates or incentives that they are entitled to receive from media partners. If the advertising performance data or other data provided by media partners is inaccurate or fraudulent, it may undermine the PRC operating entities’ optimization efforts to achieve better performance for their advertisers’ ads. This could also result in disputes with their advertisers and media partners, harm to their reputation and loss of their advertisers and media partners, which would adversely affect our business, results of operations and financial condition.

As the PRC operating entities continue to strive for business growth, they may continue to experience net cash outflow from operating activities, and we cannot assure you that the PRC operating entities can maintain sufficient net cash inflows from operating activities to grow their business.

The PRC operating entities reported net cash provided by operating activities of $2.588 million for the fiscal year 2022, net cash used in operating activities of $1.784 million for the fiscal year 2023, and net cash used in operating activities of $0.79 million for the six months ended December 31, 2023. During the fiscal years ended June 30, 2023 and 2022, and the six months ended December 31, 2023, certain media they procured for their advertisers required prepayment or offer relatively short credit periods to them. While the PRC operating entities endeavor to align credit terms granted to them by a particular media partner with credit terms they extend to advertisers using the relevant media, in cases where they engage in cross-selling of ad inventories or services of different media to their existing advertisers, they usually align the credit terms they offer to such advertisers to the most favorable terms offered to them among the media used. The PRC operating entities may offer more competitive terms to selected advertisers, such as those with which it has an established relationship, that are of significant size, or that offer significant market impact or strategic value. However, selected media partner may not offer comparable credit terms to the PRC operating entities or at all. In addition, during the fiscal years 2023 and 2022, and the six months ended December 31, 2023, the PRC operating entities were required by certain media partners (or their authorized agencies) to place deposits as performance security, and they may elect to make deposits associated with committed advertising spend on behalf of selected advertisers as required by certain media partners before running their advertising campaigns. The PRC operating entities consider the above practices to be generally in line with the industry practice and competitive landscape, and they expect these practices to continue in the foreseeable future.

All the above have contributed to timing differences between cash expenditures of obtaining advertising and related revenues in the PRC operating entities’ operating cash flow. As the PRC operating entities further expand their business, their requirements for working capital and other necessary payments (such as capital expenditures) will increase. Their operations may not generate sufficient cash flows to meet their operating and capital requirements in the future. We cannot assure you that going forward the PRC operating entities will be able to generate positive net operating cash flows from their operations or obtain adequate debt or equity financing at reasonable costs, or at all, to meet such requirements. If the PRC operating entities fail to successfully manage their working capital needs or obtain adequate funding to finance their expansion, their ability to pay their media partners and employees and otherwise fund their operations and expansion could be impaired, and our business, financial condition and results of operations may be materially and adversely affected.

The limited operating history of the PRC operating entities in the rapidly evolving mobile advertising industry makes it difficult to accurately forecast their future operating results and evaluate their business prospects.

The PRC operating entities launched their mobile advertising service business in January 2020 and has since seen the growth of its business. We expect the PRC operating entities will continue to grow as they seek to expand their advertiser and media bases and explore new market opportunities. However, due to their limited operating history, their historical growth rate may not be indicative of their future performance. The online marketing industry in China is rapidly evolving due to the constant development of digital technology and the variety of consumer demand. The PRC operating entities’ future performance may be more susceptible to certain risks than a company with a longer operating history or in a different industry. Many of the factors discussed below could materially and adversely affect our business and prospects and future performance, including:

•        the PRC operating entities’ ability to maintain, expand, and further develop its relationships with advertisers to meet their increasing demands;

•        the PRC operating entities’ ability to introduce and manage the development of new mobile advertising service;

•        the continued growth and development of the online marketing industry;

•        the PRC operating entities’ ability to keep up with the technological developments or new business models of the rapidly evolving online marketing industry;

•        the PRC operating entities’ ability to attract and retain qualified and skilled employees;

•        the PRC operating entities’ ability to effectively manage growth; and

•        The PRC operating entities’ ability to compete effectively in the online marketing industry.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and future prospects.

We have highly volatile operating revenue, anticipate increases in our operating expenses in the future, and may not achieve or sustain profitability on a consistent basis. If we cannot achieve and sustain profitability, our business, financial condition, and operating results may be materially and adversely affected.

Our operating revenue has been volatile — specifically, our total revenue increased by $120.3 million, or 325.4%, to $157.2 million for the fiscal year ended June 30, 2023 from $37.0 million for the fiscal year ended June 30, 2022, primarily due to increased revenue from providing digital advertising services to customers. Our total revenue decreased by $2.9 million, or 2.5%, to $112.3 million for the six months ended December 31, 2023 from $115.1 million for the six months ended December 31, 2022. The decrease of approximately $2.9 million in USD terms was primarily due to the impact of exchange rate changes, despite the fact that the revenue amount in RMB slightly increased during this period. In addition, we reported net income of $4.5 million for the fiscal year ended June 30, 2023, representing an increase of $3.2 million from a net income of $1.3 million for the fiscal year ended June 30, 2022. We reported net income of $1.3 million for the six months ended December 31, 2023, representing an increase of $0.5 million from net income of $0.7 million for the six months ended December 31, 2022. Our cost for advertising placement increased by 323.3% from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023, which is in line with the increase in our total revenue. Our cost for advertising placement decreased by 24.8% from the six months ended December 31, 2022 to the six months ended December 31, 2023. This reduction was primarily due to the stability and growth of our business, which has enabled us to achieve sales without heavy investment in advertising expenses, resulting in reduced expenses. The increase in our cost of revenue reflects an increase in purchasing costs. Our gross margins are fundamentally unchanged. We may continue experiencing high volatility in costs of revenue and we expect our operating expenses to increase in the future. As such, we cannot assure you that we will achieve or maintain profitability on a consistent basis. Our revenue growth may slow or our revenue may decline for a number of reasons, including reduced demand for mobile advertising service, increased competition, or failure to capitalize on growth opportunities. Meanwhile, we expect that our overall selling, general, and administrative expenses, including marketing expenses, salaries, and professional and business consulting expenses, to continue to increase in the foreseeable future, as the PRC operating entities plan to hire additional personnel and incur additional expenses in connection with the expansion of their business operations. In addition, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. These efforts and additional expenses may be costlier than we currently expect, and there is no assurance that we will be able to maintain sufficient operating revenue to offset our operating expenses. Any failure to increase revenue or to manage our costs as we continue to grow and invest in our business would prevent us from achieving or maintaining profitability or positive operating cash flow on a consistent basis, or at all, which would cause our business, financial condition, and results of operations to suffer.

The PRC operating entities are in the highly competitive online advertising service industry and they may not be able to compete successfully against existing or new competitors, which could reduce their market share and adversely affect their competitive position and financial performance.

There are numerous companies that specialize in the provision of online advertising services in China. The PRC operating entities compete primarily with their competitors and potential competitors for access to quality ad inventory, agency relationships with popular media, and advertiser base. The online advertising industry in China is rapidly evolving. Competition is expected to increase significantly in the future. Increased competition may result in price reductions for advertising services, decrease in the rates of rebates and incentives offered by media to their authorized agencies, reduced margins and loss of our market share. The PRC operating entities compete with other competitors in China primarily on the following bases:

•        brand recognition;

•        quality of services;

•        effectiveness of sales and marketing efforts;

•        creativity in design and contents of ads;

•        optimization capability;

•        pricing, rebate and discount policies;

•        strategic relationships; and

•        hiring and retention of talented staff.

The PRC operating entities’ existing competitors may in the future achieve greater market acceptance and recognition, secure authorized agency status with an increasing number of popular media, and gain a greater market share. It is also possible that potential competitors may emerge and acquire a significant market share. If existing or potential competitors develop or offer services that provide significant performance, price, creative, optimization or other advantages over those offered by the PRC operating entities, our business, results of operations and financial condition would be negatively affected.

The PRC operating entities’ existing and potential competitors may enjoy competitive advantages over them, such as a longer operating history, greater brand recognition, a larger advertiser base, greater access to ad inventory, and significantly greater financial, technical and marketing resources.

The PRC operating entities also compete with traditional forms of media, such as newspapers, magazines, radio and television broadcast, for advertisers and advertising revenue.

If the PRC operating entities fail to compete successfully, they could lose out in procuring advertisers, securing agency relationships with potential media partners, and acquiring access to ad inventory, which could have material and adverse impact on our business, results of operations, and prospects. We also cannot assure you that the PRC operating entities’ strategies will remain competitive or that they will continue to be successful in the future. Increasing competition could result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

If the PRC operating entities fail to improve their services to keep up with the rapidly changing demands, preferences, advertising trends, or technologies in the online marketing industry, their revenue and growth could be adversely affected.

We consider the online marketing industry to be dynamic, as the PRC operating entities face (i) constant changes in audiences’ interests, preferences, and receptiveness over different advertisement formats, (ii) evolving needs of advertisers in response to shifts in their business needs and marketing strategies, and (iii) innovations in digital advertising. As a result, the PRC operating entities’ success depends not only on their ability to offer proper choices of media, deliver effective optimization services, and provide creative advertising ideas, but also on their ability to adapt to rapidly changing online trends and technologies to enhance the quality of existing services and to develop and introduce new services to address advertisers’ changing demands.

The PRC operating entities may experience difficulties that could delay or prevent the successful development, introduction, or marketing of their new services. Any new service or enhancement will need to meet the requirements of their existing and potential advertisers and may not achieve significant market acceptance. If the PRC operating entities fail to keep pace with changing trends and technologies, continue to offer effective optimization services and creative advertising ideas to the satisfaction of their advertisers, or introduce successful and well-accepted services for their existing and potential advertisers, they may lose their advertisers and their revenue and growth could be materially and adversely affected.

Limitations on the availability of data and the PRC operating entities’ ability to analyze such data could significantly restrict their optimization capability and cause them to lose advertisers, which may harm their business and results of operations.

The PRC operating entities’ capability to plan and optimize advertising campaigns is partly dependent on the availability of data generated by the media based on the ad interaction behavior between such media and their end users. Their access to such data from media is limited by the relevant media’s data policies. Typically, the PRC operating entities can only access data that are made available by the media to them or their authorized agencies. In addition, there is no assurance that the government will not adopt legislation that prohibits or limits collection of data on the Internet and the use of such data, or that third parties will not bring lawsuits against the media or the PRC operating entities relating to Internet privacy and data collection. As of the date of this prospectus, as confirmed by our PRC counsel, AllBright, the PRC operating entities’ business operations are in compliance with the relevant laws and regulations on data protection and privacy, including the Cyber Security Law of the People’s Republic of China, which was enacted by the SCNPC on November 7, 2016 and became effective on June 1, 2017, the Measures for Cybersecurity Review, and the Regulations on Network Data Security issued and revised by the CAC on July 10, 2021, and November 14, 2021. See “— Risks Relating to Doing Business in the PRC — Uncertainties with respect to the enforcement of laws, and changes in laws and regulations in China with little advance notice, could materially and adversely affect us.” Due to the recent development of laws and regulations on data protection and privacy and evolving interpretations of competent authorities, media and online advertising service providers will be subject to more stringent requirements on data sharing with third-parties, which may limit the PRC operating entities’ ability to obtain data from them. Therefore, we cannot assure you that the PRC operating entities will be in full compliance with all applicable laws and regulations on data protection and privacy in the future.

In the event of any future non-compliance with laws and regulations on data protection and privacy, the PRC operating entities may be unable to provide effective services and may lose their advertisers, in which case our business, financial condition and results of operations would be materially and adversely affected. Lawsuits or administrative inquiries relating to Internet privacy and data collection could also be costly and divert management resources, and the outcome of such lawsuits or inquiries may be uncertain and may harm our business.

The regulatory environment of the online advertising industry is rapidly evolving. If the PRC operating entities fail to obtain and maintain the requisite licenses and approvals applicable to their business in China from time to time, our business, financial condition and results of operations may be materially and adversely affected.

As confirmed by our PRC counsel, AllBright, other than the business license, the PRC operating entities do not need any other licenses, permissions, and approvals to engage in the businesses currently conducted in the PRC. The WFOE and the PRC operating entities all are required to have, and each has obtained, a business license, which is requisite for all companies incorporated in China, which are issued by the SAMR or its local counterparts. See “Prospectus Summary — Permissions or Approval Required from the PRC Authorities for Our Operating and Offering.” However, the licensing requirements within the online advertising industry, particularly in China, are constantly evolving and subject to the interpretation of the competent authorities, and the PRC operating entities may be subject to more stringent regulatory requirements due to changes in the political or economic policies in the relevant jurisdictions or changes in the interpretation of the scope of Internet culture business. We cannot assure you that the PRC operating entities will be able to satisfy such regulatory requirements and the PRC operating entities may be unable to retain, obtain or renew relevant licenses, permits or approvals in the future, and as a result, the PRC operating entities’ business operations may be materially and adversely affected.

Non-compliance with laws and regulations on the part of any third parties with which the PRC operating entities conduct business could expose them to legal expenses, compensations to third parties, penalties and disruption of their business, which may adversely affect their results of operations and financial performance.

Third parties with which the PRC operating entities conduct business may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, disrupt their business. We cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties.

We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which the PRC operating entities conducts business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in the PRC operating entities’ business may affect their business activities and reputations, and may in turn affect their business, results of operations and financial performance.

Moreover, regulatory penalties or punishments against the PRC operating entities’ business stakeholders (i.e., advertisers and media), even without resulting in any legal or regulatory implications upon them, may nonetheless cause business interruptions or even suspension of the activities of these business stakeholders, and may result in abrupt changes in their business emphasis, such as changes in advertising and/or ad inventory offering strategies, any of which could disrupt their usual course of business with them and result in material negative impact on our business operations, results of operation and financial condition.

The PRC operating entities are subject to, and may expend significant resources in defending against, government actions and civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which they provide agency services.

Under the Advertising Law of the PRC (the “Advertising Law”), where an advertising operator provides advertising design, production or agency services with respect to an advertisement when it knows or should have known that the advertisement is false, fraudulent, misleading or otherwise illegal, the competent PRC authority may confiscate the advertising operator’s advertising revenue from such services, impose penalties, order it to cease dissemination of such false, fraudulent, misleading or otherwise illegal advertisement or correct such advertisement, or suspend or revoke its business licenses under certain serious circumstances.

Under the Advertising Law, “advertising operators” include any natural person, legal person or other organization that provides advertising design, production or agency services to advertisers for their advertising activities. Since the PRC operating entities’ services involve provision of agency services to advertisers, including helping them identify, engage and convert audiences, and create content catering to their potential audience across different media, they are deemed “advertising operators” under the PRC Advertising Law. Therefore, the PRC operating entities are required to examine advertising content for which they provide advertising services for compliance with applicable laws, notwithstanding the fact that the advertising content may have been previously published, and that the advertisers also bear liabilities for the content in their advertisements.

In addition, for advertising content relating to certain types of products and services, such as pharmaceuticals and medical procedures, the PRC operating entities are expected to confirm that the advertisers have obtained requisite government approvals, including operating qualifications, proof of quality inspection for the advertised products, government pre-approval of the content of the advertisements and filings with the local authorities.

Although the PRC operating entities have established internal policies to review the advertising content before it is distributed to ensure compliance with applicable laws, we cannot ensure that each advertisement for which the PRC operating entities provide advertising services complies with all PRC laws and regulations relevant to advertising activities, that supporting documentation provided by their advertisers is authentic or complete, or that they are able to identify and rectify all non-compliances in a timely manner.

Moreover, civil claims may be filed against the PRC operating entities for fraud, negligence, or other violations due to the nature and content of the information for which they provide agency services. For example, the PRC operating entities generally represent and warrant in their contracts with media as to the truthfulness of the advertising content that they place on these media, and they agree to indemnify the media for any losses resulting from false, fraudulent, misleading or otherwise illegal advertising content that they place on these media. In the event the PRC operating entities are subject to government actions or civil claims in connection with false, fraudulent, misleading or otherwise illegal marketing content for which they provide agency services, their reputation, business and results of operations may be materially and adversely affected.

If the PRC operating entities’ media sustain cyber-attacks or other privacy or data security incidents that result in security breaches, they could be subject to increased costs, liabilities, reputational harm or other negative consequences.

The PRC operating entities’ media information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automatic hacks. Experienced computer programmers and hackers may be able to penetrate the PRC operating entities’ media security controls and misappropriate or compromise sensitive proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack the PRC operating entities’ media systems or otherwise exploit any security vulnerabilities. The PRC operating entities’ media systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect the systems and the data stored on or transmitted by those systems, including the data of our advertisers or our media. If any of the PRC operating entities’ media experiences cyber-attacks and fails to publish advertisements as a result, which is out of the PRC operating entities’ control, the PRC operating entities may be liable to their advertisers, and their operations could be interrupted or they could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information. The number and complexity of these threats continue to increase over time.

Any negative publicity about the PRC operating entities, their services and their management may materially and adversely affect their reputation and business.

The PRC operating entities may from time to time receive negative publicity about them, their management or their business. Certain of such negative publicity may be the result of malicious harassment or unfair competition by third parties. The PRC operating entities may even be subject to government or regulatory investigation (including those relating to advertising materials which are alleged to be illegal) as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend themselves against such third-party conduct, and they may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to the PRC operating entities’ reputation and confidence of advertisers and media can also arise for other reasons, including misconduct of their employees or any third-party business partners with whom they conduct business. The PRC operating entities’ reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause them to lose market share, advertising customers, industry partners, and other business partnerships, any of which could have a material and adverse effect on them.

If the PRC operating entities fail to manage their growth or execute their strategies and future plans effectively, they may not be able to take advantage of market opportunities or meet the demands of their advertisers.

The PRC operating entities’ business has grown substantially since its inception, and we expect it to continue to grow in terms of the scale and diversity of operations. The PRC operating entities have significantly expanded their headcount and office facilities, and we anticipate further expansion in terms of their advertiser base and media relationships. This expansion increases the complexity of the PRC operating entities’ operations and may cause strain on their managerial, operational and financial resources. They must continue to hire, train and effectively manage new employees. If their new hires perform poorly or if they are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed. Their expansion will also require them to maintain the consistency of their service offerings to ensure that their market reputation does not suffer as a result of any deviations, whether actual or perceived, in the quality of their services.

The PRC operating entities’ future results of operations also depend largely on their ability to execute their future plans successfully. In particular, the PRC operating entities’ continued growth may subject them to the following additional challenges and constraints:

•        they face challenges in ensuring the productivity of a large employee base and recruiting, training and retaining highly skilled personnel, including in the areas of sales and marketing, advertising concepts, optimization skills, media management and information technology, for their growing operations;

•        they face challenges in responding to evolving industry standards and government regulation that impact their business and the online advertising industry in general, particularly in the areas of content dissemination;

•        they may have limited experience for certain new service offerings, and their expansion into these new service offerings may not achieve broad acceptance among advertisers;

•        technological or operational challenges may arise from new services;

•        the execution of their current business plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

•        the successful execution of their strategies is subject to factors beyond their control, such as general market conditions and economic and political developments in China and globally.

All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that the PRC operating entities will be able to effectively manage their growth or to implement their strategies successfully. Besides, there is no assurance that the investment to be made by the PRC operating entities, as contemplated by their business plans, will be successful and generate the expected return. If the PRC operating entities are not able to manage their growth or execute their strategies effectively, or at all, their business, results of operations and prospects may be materially and adversely affected.

A resurgence of the COVID-19 pandemic in China may have a material adverse effect on the PRC operating entities’ business.

The PRC operating entities’ business operations could be materially adversely affected by a resurgence of COVID-19 pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures in China from early 2020 through the end of 2022, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus.

In response to efforts to contain the spread of COVID-19, the PRC operating entities have implemented temporary measures and adjustments of work schemes to allow employees to work from home and collaborate remotely. The PRC operating entities have taken measures to reduce the impact of the COVID-19 pandemic, including upgrading their telecommuting system, monitoring employees’ health on a daily basis, and optimizing the technology system to support potential growth in user traffic. Currently, the PRC operating entities still implement flexible work schemes to allow some employees to work from home, while most employees work on-site on a fixed schedule.

The COVID-19 pandemic has affected the PRC operating entities’ business operations. From the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas in China and restrictive measures were widely taken. Several types of COVID-19 variants have emerged in different parts of the world, as well as China. Restrictions and temporary lockdowns, such as office closures and traffic restriction, were re-imposed in certain cities in China to combat the outbreaks of COVID-19. Such lockdowns led to lower domestic consumption and disrupted the PRC operating entities’ business operations as well. Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more chances to purchase after watching online advertisements. We believe this has incentivized our advertiser customers to invest more of their budget in placing online advertisements. When comparing the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023, the average revenue per customer increased from $0.6 million to $0.7 million, representing a 13.1% increase. Comparing the six months ended December 31, 2022 to the six months ended December 31, 2023, the average revenue per customer increased from $0.6 million to $0.9 million, representing a 56.0% increase. In addition, the number of advertiser customers that the PRC operating entities served has increased from 63 customers during the fiscal year ended June 30, 2022, to 237 customers during the fiscal year ended June 30, 2023, representing a 276.2% increase. As a result, our revenues generated from online marketing and digital advertising services have increased by approximately 325.4% from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. The number of advertiser customers that the PRC operating entities served decreased from 192 customers for the six months ended December 31, 2022 to 120 customers for the six months ended December 31, 2023, representing a 37.5% decrease. Despite the decrease in customer numbers, revenue from online marketing and digital advertising services climbed by approximately

1% (RMB8.0 million) from the six months ending December 31, 2022 to the six months ending December 31, 2023. This reduction in customer numbers reflects the PRC operating entities’ strategic shift to focus on high-value customers while eliminating low-margin customers to improve overall profitability and service quality. We believe this reduction had a minimal impact on our business, because these former customers had low transaction volumes and purchased low-margin services from the PRC operating entities.

Nevertheless, any resurgence of the COVID-19 pandemic could negatively affect the execution of customer contracts and the collection of customer payments. The extent of any future impact of a resurgence of the COVID-19 pandemic on the PRC operating entities’ business is still uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to our operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of any resurgence of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

The PRC operating entities’ business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions.

All of the PRC operating entities’ current operations are located in China. Due to this geographic concentration, our financial condition and operating results are subject to greater risks from changes in general economic and other conditions in China, than the operations of more geographically diversified competitors. These risks include:

•        changes in economic conditions and unemployment rates;

•        changes in laws and regulations;

•        changes in the competitive environment; and

•        adverse weather conditions and natural disasters.

As a result of the geographic concentration of the PRC operating entities’ business, we face a greater risk of a negative impact on our business, financial condition, results of operations, and prospects in the event that China is more severely impacted by any adverse condition, as compared to other countries.

Unauthorized use of the PRC operating entities’ intellectual property by third parties and expenses incurred in protecting their intellectual property rights may adversely affect their business, reputation and competitive edge.

We regard the PRC operating entities’ domain names and similar intellectual property as important to their success, and they rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and intellectual property rights agreements with others to protect their proprietary rights. For details, please refer to “Business — Intellectual Property.”

As part of the PRC operating entities’ intellectual property protection policies, they have filed various applications in the PRC for protection of certain aspects of their intellectual property, including multiple trademark and software copyright applications. Nevertheless, we can provide no assurance that the PRC operating entities will be able to have all applications registered. If the PRC operating entities fail to register, they may not be able to use the intellectual property without risk of infringement and, even if they can use them, they may have difficulty in enforcing such intellectual property rights against infringement by third parties, and this could have a material adverse impact on our business, financial conditions, and operating results.

Despite these measures, any of the PRC operating entities’ intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide them with competitive advantages. None of the PRC operating entities have entered into work-for-hire agreements with their employees. Consequently, it may be more difficult for such entities to claim intellectual property rights with respect to technological advancements developed by employees while working for such entities. It may be difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality and intellectual property rights agreements may be breached by counterparties, and there may not be adequate remedies available to the PRC operating entities for any such breach. Accordingly, the PRC operating entities may not be able to effectively protect their intellectual property rights or to enforce their contractual rights in all jurisdictions.

Preventing any unauthorized use of the PRC operating entities’ intellectual property is difficult and costly and the steps they take may be inadequate to prevent the misappropriation of their intellectual property. In the event that they resort to litigation to enforce their intellectual property rights, such litigation could result in substantial costs and a diversion of their managerial and financial resources. We can provide no assurance that the PRC operating entities will prevail in such litigation.

In addition, the PRC operating entities’ trade secrets may be leaked or otherwise become available to, or be independently discovered by, their competitors. Any failure in protecting or enforcing their intellectual property rights could have a material adverse effect on their business, reputation and competitive edge.

Third parties may claim that the PRC operating entities infringe their proprietary intellectual property rights, which could cause them to incur significant legal expenses and prevent them from promoting their services.

We cannot be certain that the PRC operating entities’ operations or any aspects of their business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. The PRC operating entities may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by the PRC operating entities’ products, services or other aspects of their business without their awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against them in various jurisdictions.

If any third-party infringement claims are brought against the PRC operating entities, they may be forced to divert management’s time and other resources from their business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights are evolving and may be uncertain, and we cannot assure you that courts or regulatory authorities would agree with our analysis.

If the PRC operating entities are found to have violated the intellectual property rights of others, they may be subject to liability for their infringement activities or may be prohibited from using such intellectual property, and they may incur licensing fees or be forced to develop alternatives of their own. As a result, their business and financial performance may be materially and adversely affected.

Our financial condition and liquidity position may be subject to the credit risks of Shanghai Jianwan, with whom we have an indemnification agreement regarding certain legal proceeding to which we are a party.

As of the date of this prospectus, Xiamen Kuangshi is a co-defendant in a pending material legal proceeding (the “Proceeding”). For details, see “Business — Legal Proceedings.” As a result of the litigation, Xiamen Kuangshi may be exposed to a maximum amount of RMB 8,000,000 (approximately $1,092,896) in liabilities. Pursuant to a Letter Agreement between Xiamen Kuangshi and Shanghai Jianwan, an independent third-party which is also a co-defendant of the Proceeding, Shanghai Jianwan has agreed to indemnify Xiamen Kuangshi from and against all economic expenses and losses actually incurred by Xiamen Kuangshi in connection with the Proceeding, including but not limited to the amount of any damages awarded by the court, settlement amount, court expenses, attorney fees, and other reasonably related expenses.

There is no assurance that Xiamen Kuangshi will be able to successfully enforce the Letter Agreement with Shanghai Jianwan in the event that Xiamen Kuangshi incurs expenses in relation to the Proceeding. Our financial condition and liquidity position could be materially and adversely affected if this occurs and, as a result, our business and prospects could be materially and adversely affected.

If the PRC operating entities fail to attract and retain qualified personnel or retain their key personnel, including their executive officers, senior management and key employees, their ongoing operations and growth could be adversely affected.

The PRC operating entities’ success depends to a large extent on the efforts of their key personnel, including executive officers, senior management and other key employees who have valuable experience, knowledge and connection in the online advertising industry. There is no assurance that these key personnel will not voluntarily terminate their employment with them. The PRC operating entities do not have non-competition agreements with their employees. Consequently, an employee would be free to work for a competitor of the PRC operating entities, which could be detrimental to such entities. Moreover, in general, the loss of any of their key personnel could be detrimental to their ongoing operations. The PRC operating entities’ success will also depend on their ability to attract and retain qualified personnel in order to manage their existing operations as well as their future growth. The PRC operating entities may not be able to successfully attract, recruit or retain key personnel and this could adversely impact their growth. Moreover, the PRC operating entities rely on their sales and marketing team to source new advertisers for their business growth. The PRC operating entities have 39 sales and marketing personnel in total, as of the date of this prospectus, who are responsible for pitching and soliciting advertisers to place ads with their media. If the PRC operating entities are unable to attract, retain and motivate their sales and marketing personnel, their business may be adversely affected.

Future acquisitions may have an adverse effect on the PRC operating entities’ ability to manage their business.

The PRC operating entities may acquire businesses, technologies, services, or products that are complementary to their digital advertising business. Future acquisitions may expose them to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources from its existing business and technology, their potential inability to generate sufficient revenue to offset new costs, the expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from their integration of new businesses.

Any of the potential risks listed above could have a material adverse effect on the PRC operating entities’ ability to manage their business, revenue, and net income. They may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by the PRC operating entities, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on their assets, that would restrict their operations. The sale of additional equity securities could result in additional dilution to our shareholders.

Legal claims, government investigations or other regulatory enforcement actions could subject the PRC operating entities to civil and criminal penalties.

The PRC operating entities operate in the online advertising industry in China with constantly evolving legal and regulatory frameworks. Their operations are subject to various laws and regulations, including but not limited to those related to advertising, employee benefits (such as social insurance and housing funds), taxation, and the use of properties. Consequently, they are subject to risks of legal claims, government investigations or other regulatory enforcement actions. Although they have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that their employees or agents will not violate their policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of the PRC operating entities’ failure or alleged failure to comply with applicable laws and regulations could subject them to civil and criminal penalties that could materially and adversely affect their product sales, reputation, and our financial condition and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against them may be difficult to determine and could adversely affect our financial condition and operating results.

The PRC operating entities may be the subject of allegations, harassment, or other detrimental conduct by third parties, which could harm their reputation and cause them to lose market share and clients.

The PRC operating entities may be subject to allegations by third parties or purported former employees, negative Internet postings, and other adverse public exposure regarding their business, operations, and staff compensation. They may also become the target of harassment or other detrimental conduct by third parties or disgruntled former or current employees. Such conduct may include complaints, anonymous, or otherwise, to regulatory agencies, media, or other organizations. The PRC operating entities may be subject to government or regulatory investigation or other proceedings because of such third-party conduct and may be required to spend significant time and incur substantial costs to address such third-party conduct, and there is no assurance that they will be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Additionally, allegations, directly or indirectly against the PRC operating entities, may be posted on the Internet, including social media platforms, by anyone on an anonymous basis. Any negative publicity about the PRC operating entities or their management can be quickly and widely disseminated. Social media platforms and devices immediately publish the content of their users’ posts, often without filters or checks on the accuracy of the content posted. The information posted may be inaccurate and adverse to the PRC operating entities, and it may harm their reputation, business, or prospects. The harm may be immediate without affording them an opportunity for redress or correction. Their reputation may be negatively affected because of the public dissemination of negative and potentially false information about their business and operations, which in turn may cause them to lose market share and clients.

The PRC operating entities may not have sufficient insurance coverage to cover their potential liability or losses and, as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected should any such liability or losses arise.

The PRC operating entities faces various risks in connection with their business and may lack adequate insurance coverage or have no relevant insurance coverage. Further, insurance companies in China offer limited business insurance products to online advertising service providers and do not currently offer as extensive an array of insurance products as insurance companies in other more developed economies. The PRC operating entities currently do not have any business liability or disruption insurance to cover their operations. The PRC operating entities have determined that the costs of insuring against these risks and the difficulties associated with acquiring such insurances on commercially reasonable terms render these insurances impractical for their business and purposes. However, any uninsured business disruptions may result in their incurring substantial costs and the diversion of resources, which could have an adverse effect on their business and results of operations.

The PRC operating entities may not be able to obtain the additional capital they need in a timely manner or on acceptable terms, or at all.

Although we believe that the PRC operating entities’ anticipated cash flows from operating activities, together with cash on hand and short-term or long-term borrowings, will be sufficient to meet their anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, there is no assurance that they would in the future be able to secure additional capital and cash resources needed for their growth and expansion plan. The PRC operating entities may also need additional cash resources in the future if they find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If the PRC operating entities determine that their cash requirements exceed the amount of cash and cash equivalents they have on hand at the time, we may seek to issue equity or debt securities, or the PRC operating entities may seek to obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict the PRC operating entities’ operations. We cannot assure you that additional financing will be available in amounts or on terms acceptable to the PRC operating entities, if at all.

The Company’s plan to invest in research and development (“R&D”) of an ad placement order data management platform and artificial intelligence precise placement system, may fail to result in a satisfactory return, or any return.

We have been investing in research and development efforts. Our R&D expenses incurred were $1.6 million and $0.6 million, respectively, for the fiscal years ended June 30, 2023 and 2022. Our R&D expenses incurred were $0.6 million and $0.8 million, respectively, for the six months ended December 31, 2023 and 2022. The industry in which we conduct business through the PRC operating entities is subject to rapid technological changes and is evolving quickly in terms of technological innovation. The PRC operating entities need to invest significant resources, including financial and human resources, in research and development to lead technological advances in order to make their online marketing solutions innovative and competitive in the market. We plan to invest 40% of the net proceeds from the offering in R&D and recruit 20 new R&D engineers, to improve data analytical capabilities and make data analysis more efficient. Specifically, 40% of the net proceeds from the offering will be allocated into R&D regarding: (a) an ad placement order data management platform and (b) an artificial intelligence precise placement system. The purpose of developing an ad placement order data management platform is to improve the PRC operating entities’ data management efficiency by providing data searching, analyzing and chart making functions with regards to placement order data. This data-driven approach will also enhance the PRC operating entities’ ability to optimize their ad placement strategies. The purpose of developing an artificial intelligence precise placement system is to automate the process of placement of information flow ads. There is no guarantee or assurance that the investment in the aforementioned capabilities will yield satisfactory outcomes or result in a satisfactory return. The PRC operating entities may not be successful in creating the additional functionalities and efficiency improvements. As a result, the planned R&D investment may not generate corresponding benefits, in which case the PRC operating entities’ operational efficiency and our results of operation could be adversely impacted.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We have applied for the listing of our Ordinary Shares on Nasdaq. An active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

The initial public offering price for our Ordinary Shares may not be indicative of prices that will prevail in the trading market and such market prices may be volatile.

The initial public offering price for our Ordinary Shares will be determined by negotiations between us and the underwriters and may not bear a direct relationship to our earnings, book value, or any other indicia of value. We cannot assure you that the market price of our Ordinary Shares will not decline significantly below the initial public offering price. The financial markets in the United States and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per share of our Ordinary Shares. Consequently, when you purchase our Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $3.44 per share, assuming an initial public offering price of $5.00, which is the midpoint set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of outstanding options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended June 30, 2023 and 2022, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of formal policies and procedures to establish risk assessment process and internal control framework.

Following the identification of the material weaknesses and control deficiencies, we have taken the following remedial measures: (i) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (ii) adopting directors’ resolutions to appoint independent directors, establish an audit committee, and strengthen corporate governance.

We plan to take additional remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; and (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the year ended June 30, 2023. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur a substantial increase in costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior September 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Substantial future sales of our Ordinary Shares or the anticipation of such sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 50,000 Ordinary Shares is outstanding before the consummation of this offering. An aggregate of 14,500,000 Ordinary Shares will be outstanding immediately after the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Ordinary Shares or our business, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Ordinary Shares following our initial public offering. If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        actual or anticipated fluctuations in our revenue and other operating results;

•        the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•        actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•        announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•        lawsuits threatened or filed against us; and

•        other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Ordinary Shares could be subject to immediate and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to immediate and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for R&D, marketing and working capital. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and may take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you may have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee composed entirely of independent directors with a minimum of two members, a nominating/corporate governance committee composed of at least two independent directors, and an audit committee composed entirely of independent directors with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, as well as certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. We may, however, consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

If we cannot continue to satisfy the listing requirements and other rules of Nasdaq, our securities will be delisted, which would negatively impact the price of our securities and your ability to sell them.

We have applied to have our Ordinary Shares listed on Nasdaq upon consummation of this offering. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange. Following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities would be subject to delisting.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile. See “Implications of Being an “Emerging Growth Company”.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from the common law of England. The decisions of those courts are of persuasive authority, but are not binding on courts in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, and their ability to protect their rights through the courts of the United States may be more limited than would the ability of shareholders of a corporation incorporated in a jurisdiction in some U.S. states, such as Delaware, which have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of the lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Cayman Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and it does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our post-offering articles of association allow any one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least twenty-one clear days is required for the convening of an annual general meeting and at least fourteen clear days is required for the convening of any other general meeting. A quorum required for a general meeting is one or more holders holding shares that represent not less than one-third of the outstanding shares of the Company carrying the right to vote at such general meeting. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a PFIC, United States taxpayers who own our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a Passive Foreign Investment Company, which is known as a PFIC, for any taxable year if, for such year, either

•        At least 75% of our gross income for the year is passive income; or

•        The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2024 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration — United States Federal Income Taxation — Passive Foreign Investment Company (PFIC) Consequences.”

Our pre-IPO shareholders will be able to sell their shares following completion of this offering subject to restrictions under Rule 144 under the Securities Act.

Our pre-IPO shareholders may be able to sell their Ordinary Shares under Rule 144 after the completion of this offering. See “Shares Eligible for Future Sale.” Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This could impact the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period of six months. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

We may be deemed a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that protect shareholders of other companies.

Upon the completion of this offering, our controlling shareholder, Mingjie Huang, through Cdwaas Group Ltd, will own 50.48% of our total issued and outstanding Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option, or 49.46% of our total issued and outstanding Ordinary Shares, assuming that the over-allotment option is exercised in full. As a result, we may be deemed a “controlled company” as defined under the Nasdaq listing rules if our controlling shareholder holds more than 50% of the voting power and therefore has the ability to control the outcome of matters submitted to shareholders for approval, including the election of directors. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, cash flows and other financial items;

•        our ability to execute our growth and expansion, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract clients and further enhance our brand recognition;

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        the COVID-19 pandemic;

•        trends and competition in the mobile advertising industry; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (i) the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors than the United States; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

All of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholders to enforce judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our legal counsel with respect to the laws of the Cayman Islands, and AllBright, our counsel with respect to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce against the Company judgments of United States courts based on certain civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 2,000,000 Ordinary Shares in this offering will be approximately $9 million, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, based on the assumed initial public offering price of $5.00 per Ordinary Share, the midpoint of the estimated price range set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $9.2 million, after deducting the underwriting discounts and estimated offering expenses payable by us.

We plan to use the net proceeds we receive from this offering for the following purposes:

•        approximately 40% for R&D (which includes but is not limited to (a) an ad placement order data management platform and (b) an artificial intelligence precise placement system);

•        approximately 35% for Marketing (which includes 12% to fund our three-year expansion plan into international mobile advertising markets and 3% to fund our three-year plan of entering the live-streaming e-commerce market in Southeast Asia); and

•        approximately 25% for working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

In using the proceeds of this offering, we are permitted under PRC laws and regulations to utilize the proceeds from this offering to fund the PRC operating entities by making loans or additional capital contributions, subject to applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating entities and thereby prevent us from funding our business.”

DIVIDEND POLICY

As of the date of this prospectus, none of our PRC operating entities have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from the PRC operating entities, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of such shares. There is no guarantee that our Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased such shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment. Please see the section entitled “Material Income Tax Consideration” of this prospectus for information on the potential tax consequences of any cash dividends declared.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds our Hong Kong subsidiary, KSLM International. KSLM International will rely on payments made from WFOE, which will in turn rely on payments made from Xiamen Kuangshi.

Current PRC regulations permit WFOE, to pay dividends to KSLM International only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, WFOE is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. For instance, SAFE Circular 3 issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. Furthermore, if our PRC operating entities incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or the PRC operating entities are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. KSLM International may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to KSLM International may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Material Income Tax Consideration — People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments from our Hong Kong subsidiary, KSLM International, as dividends. KSLM International will rely on payments made from WFOE, which will in turn rely on payments made from Xiamen Kuangshi. If the PRC operating entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Pursuant to the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by WFOE to its immediate holding company, KSLM International. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. KSLM International intends to apply for the tax resident certificate if and when WFOE plans to declare and pay dividends to KSLM International. See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•        on an actual basis; and

•        on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated discounts to the underwriters and the estimated offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2023
	Actual	As adjusted(1)
	$	$
	(in thousands, except for share and per share data)
Stockholders’ Equity:
Ordinary shares, (US$0.004 par value; 14,500,000 shares authorized, 12,500,000 shares issued and outstanding)	$50	$58
Additional paid-in capital(2)	$1,734	$10,726
Statutory reserves	1,123	1,123
Retained earnings	$5,651	$5,651
Accumulated other comprehensive loss	$(232)	$(232)
Total Shareholders’ Equity	$8,326	$17,326

Indebtedness:
Short-term loan	1,130	1,130
Current portion of long-term loans	475	475
Long-term loans	3,670	3,670
Total indebtedness	5,275	5,275
Total Capitalization	$13,601	$22,601

____________

(1)      The as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $8 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Ordinary Share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $2 million, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of December 31, 2023, was $8,281, or $0.66 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

After giving effect to our sale of 2,000,000 Ordinary Shares offered in this offering based on the initial public offering price of $5.00 per Ordinary Share after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023, would have been $17,281, or $1.19 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.53 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $3.81 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Post-Offering without Over- allotment Option	Post-Offering with Over- allotment Option
Assumed Initial public offering price per Ordinary Share	$5.00	$5.00
Net tangible book value per Ordinary Share as of December 31, 2023	$0.66	$0.66
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$1.19	$1.25
Pro forma net tangible book value per Ordinary Share immediately after this offering	$0.53	$0.59
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$3.81	$3.75

The pro forma as adjusted net tangible book value per Ordinary Share after the offering would be $1.19, the increase in net tangible book value per Ordinary Share to existing shareholders would be $0.66, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $3.81.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	12,500,000	86.21%	$1,734	16.17%		$0.14
New investors	2,000,000	13.79%	$8,992	83.83%		$4.50
Total	14,500,000	100.00%	$10,726	100.00%	$

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Huge Amount was incorporated on July 21, 2023, as an exempted company with limited liability in the Cayman Islands.

On August 11, 2023, we incorporated KSLM International in Hong Kong as a wholly owned subsidiary of Huge Amount.

On August 25, 2023, we incorporated WFOE, a PRC limited liability company wholly owned by KSLM International.

Xiamen Kuangshi was established on December 28, 2015 as a limited liability company organized under the laws of the PRC. On September 28, 2023, WFOE acquired 100% of the equity interests in Xiamen Kuangshi from its former shareholders. We conduct our operations in the PRC through the PRC operating entities.

On December 29, 2020, Xiamen Ganqilai was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On April 30, 2021, Xiamen Fun was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On June 11, 2021, Hainan Gongjuren was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On March 30, 2022, Xiamen Xinqianhui was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi. On March 12, 2024, the company sold Xiamen Xinqianhui, its wholly owned subsidiary, to an unrelated third party for approximately $2,055,000, which approximated the net book value of the subsidiary on the company’s books. The $2,055,000 sale price will be paid to the company in installments over the next three months. Consequently, Xiamen Xinqianhui is no longer a subsidiary of Xiamen Kuangshi.

On November 17, 2022, Xiamen Qingxiangxing was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On May 11, 2023, Shenzhen Miaojuhuiliang was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On May 11, 2023, Xiamen Weisuli was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On August 25, 2023, Xiamen Zhousha was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On August 25, 2023, Xiamen Wannianfeng was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On October 20, 2023, Xiamen Kenini was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On October 20, 2023, Xiamen Qiqian was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On January 26, 2024, Xiamen Liuliulin was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

On January 26, 2024, Xiamen Nanuke was incorporated in PRC as a wholly owned subsidiary of Xiamen Kuangshi.

Consequently, Huge Amount became the ultimate holding company of all other entities mentioned above.

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each. As a result of the forward split, the Company now has 14,500,000 authorized shares, and 12,500,000 shares are issued and outstanding as of the date of this prospectus.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus and upon the completion of this offering, based on a proposed number of 2,000,000 Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option.

____________

(1)      Represents 7,320,000 Ordinary Shares indirectly held by Mingjie Huang, the 100% beneficial owner of Cdwaas Group Ltd, as of the date of this prospectus.

(2)      Represents 2,255,000 Ordinary Shares indirectly held by Zhaopeng Ci, the 100% beneficial owner of Accel Partners Group Ltd, as of the date of this prospectus.

(3)      Represents an aggregate of 2,925,000 Ordinary Shares held by 6 shareholders, each one of which holds less than 5% of our Ordinary Shares, as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Major Factors Affecting Our Results of Operation

Growth and Retention of Clients

The PRC operating entities’ capacity to attract more advertising clients largely depends on their ability to deliver the tailored mobile advertising services that enhance clients’ ROI of their ads. This includes offering their media resources and comprehensive services to clients. During the fiscal years ended June 30, 2023 and 2022, and the six months ended December 31, 2023, the PRC operating entities had 238, 64, and 120 advertising clients, respectively. The future growth and retention of the operating entities will depend on their industry reputation and their ongoing sales and marketing efforts, into which they plan to continue allocating resources. Coupled with the provision of tailored services and efficient placement strategies for advertising clients, the PRC operating entities expect to invest more in infrastructures, research and development, and the expansion of advertising client base to obtain higher revenue per customer.

Relationship with and Availability of Media Resources

The availability of and connection to extensive media resources represent a pivotal element in the PRC operating entities’ competitive advantages. Such connections, predominantly with third-party agents of mainstream media platforms, give the PRC operating entities wide access to mainstream media platforms in China, facilitating precise ad placements and ensuring advertising client’s messages resonate with their intended audience. The scale, depth, and diversity of these media resources relate not only to the PRC operating entities’ supplier reach but also to their adaptability to shifting market dynamics and clients’ preferences.

For the fiscal years ended June 30, 2023 and 2022, and the six months ended December 31, 2023, the PRC operating entities had cooperated with 197, 48, and 92 suppliers, respectively. The sustainable management and enhancement of the connections with these media resources are important to the continued success and growth of the PRC operating entities’ business operations. A disruption or setback in these connections, or any impediment in maintaining the media resource connections, could materially impact the PRC operating entities’ ability to deliver their tailored mobile advertising services, as a result of which our business, financial condition and results of operations could be materially and adversely affected.

Changes and Shifts in Governmental Policies and Regulatory Environment

The business of the operating entities is subject to evolving and complex laws and regulations in China, many of which are relatively new and subject to uncertain interpretation and changes. As of the date of this prospectus, the operating entities remained unaffected by adverse government policies. However, our business and results of operation will be affected by the overall economic growth, government policies and regulatory environment in China. Changes and shifts in these policies and environment could impede the demand for the PRC operating entities’ services, and could potentially result in operational challenges, financial penalties, increased operational costs, and declines in client attraction and retention. However, the PRC operating entities will seek to proactively adapt, keeping their business resilient and responsive to any changes and shifts in the governmental policies and regulatory environment.

Key Components of Results of Operations

Revenues

The PRC operating entities generate revenues primarily from mobile media placement and advertising agent service provided in China. The following table sets forth the components of revenues by amounts and percentages of total revenues for the years presented:

	For the year ended June 30,				For the six months ended December 31,
	2022		2023		2022		2023
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)		(Unaudited)
Revenue
Media placement	36,881	99.8	155,967	99.2	114,169	99.18	112,006	99.78
Agent service	79	0.2	1,248	0.8	946	0.82	248	0.22
Total	36,960	100.0	157,215	100.0	115,115	100.0	112,254	100.0

Media placement

Based on the client’s requirements for mobile advertising placement, the PRC operating entities create online marketing plans, place ads on media platforms and monitor ads performance data to optimize ads placement strategies. The PRC operating entities purchase media resources, such as access to online advertising spaces through short-video platforms, social media platforms, news streams, and search engines, from authorized agents of media platforms. The PRC operating entities determine when and for which client to use the resources prior to transferring the placement and monitoring service to the client. Therefore, the PRC operating entities act as a principal for revenue recognition. They generate revenue by providing the set of mobile ad services to satisfy the client’s expectations for ads. Pursuant to the framework agreement that the PRC operating entities usually enter into with their clients, the PRC operating entities’ revenue is performance-based as measured by ad performance data and pricing model, and they primarily bill their advertisers using a CPM model. CPM, which is Cost Per Mille, is a mobile advertising pricing model where an advertiser pays a media platform (typically a short video platform, search engine, or a network of websites) or its agents when Internet users view the ad a thousand times, multiplied by the cost per thousand views we charge to our advertising clients, which is variable and determined based on factors such as the advertising client’s needs regarding the ad content and service, competition during the ad space bidding process, the price that the advertiser is willing to bid and real time fluctuation of market price of ad space. Under this model, the PRC operating entities recognize revenue when a thousand views from Internet users are recorded by the media platform’s backend billing system.

Agent service

When advertising clients designate the media resources or advertising spaces, and determine the price and usage directly with other agents of media platforms, the PRC operating entities only provide placement and monitoring services on these designated media resources. The clients pay the PRC operating entities for 1) the designated media resources and the PRC operating entities transfer this payment to the client-determined agent of media platforms, and 2) the placement and monitoring services that the PRC operating entities provide. In this case, the PRC operating entities act as an agent for revenue recognition as the client determines and controls the media resources throughout the provision of placement and monitoring services. The PRC operating entities generate revenue from the placement service and monitoring ads performance, net of the media resource fee.

Costs

The following table sets forth the components of our costs by amounts and percentages of costs for the years presented:

	For the year ended June 30,				For the six months ended December 31,
	2022		2023		2022		2023
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)		(Unaudited)
Costs
Placement	35,115	100.0	148,628	100.0	112,691	100.0	108,666	100.0
Total cost of revenue	35,115	100.0	148,628	100.0	112,691	100.0	108,666	100.0

Placement costs

Placement costs are for the media resources related to media placement revenues, and are charged by the authorized agents of media platforms.

Operating expense

The following table sets forth the components of our operating expenses by amounts and percentages of operating expenses for the years presented:

	For the year ended June 30,				For the six months ended December 31,
	2022		2023		2022		2023
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)		(Unaudited)
Operating expenses
Selling and marketing expenses	32	3.6	3,968	62.9	1,924	66.5	1,525	61.7
General and administrative expenses	260	28.6	704	11.1	150	5.2	337	13.6
Research and development expenses	616	67.8	1,639	26.0	818	28.3	610	24.7
Total operating expenses	908	100.0	6,311	100.0	2,892	100.0	2,472	100.0

Selling and marketing

Selling and marketing expenses consist primarily of payroll and promotion expenses related to marketing and business development.

General and administrative

General and administrative expenses consist of payroll, rent, expenses for employees involved in general corporate functions, including finance, legal and human resources, costs associated with use of facilities and equipment, such as depreciation and amortization, professional fees and other general corporate related expenses.

Research and development

Research and development expenses are primarily related to development of mobile game APP. It consists of payroll and welfare of our professionals engaged in research and development, facilities costs and other related expenses.

Taxation

Cayman Islands

We are incorporated as an exempted Company in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on either income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong, PRC

Under the current Hong Kong Inland Revenue Ordinance, KSLM International is subject to a progressive income tax rate, 8.25% for assessable profits not exceeding HK$ 2 million and 16.5% for assessable profits in excess of HK$ 2 million on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to us are not subject to any Hong Kong withholding tax.

Mainland China

Our subsidiaries established in mainland China are subject to statutory income tax at a rate of 25%, unless preferential tax rates are applicable. Dividends paid by our wholly foreign-owned subsidiary in mainland China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%. If KSLM International satisfies all the requirements under preferential tax arrangements and receives approval from the relevant tax authority, then the dividends paid to KSLM International would be subject to withholding tax at the standard rate of 5%.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. If the holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, our worldwide income would be subject to enterprise income tax rate of 25%.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our revenue. This information should be read together with our consolidated financial statements and related notes included elsewhere in this annual report. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the year ended June 30,				For the six months ended December 31,
	2022		2023		2022		2023
	US$	%	US$	%	US$ (Unaudited)%		US$ (Unaudited)%
	(in thousands, except for percentages)				(in thousands, except for percentages)
Revenue	36,960	100.0	157,215	100.0	115,115	100.0	112,254	100.0
Cost of revenue	(35,115)	(95.0)	(148,628)	(94.5)	(112,691)	(97.9)	(108,666)	(96.8)
Total gross profit	1,845	5.0	8,587	5.5	2,424	2.1	3,588	3.2

Operating expenses
Selling and marketing expenses	(32)	(0.1)	(3,968)	(2.5)	(1,924)	(1.7)	(1,525)	(1.4)
General and administrative expenses	(260)	(0.7)	(704)	(0.4)	(150)	(0.1)	(337)	(0.3)
Research and development expenses	(616)	(1.7)	(1,639)	(1.1)	(818)	(0.7)	(610)	(0.5)
Total operating expenses	(908)	(2.5)	(6,311)	(4.0)	(2,892)	(2.5)	(2,472)	(2.2)

(Loss) Income from operations	937	2.5	2,276	1.5	(468)	(0.4)	1,116	1.0

Other income (expenses)
Interest expenses	(41)	(0.1)	(106)	(0.1)	(45)	—	(86)	(0.1)
Other income, net	532	1.4	3,369	2.1	1,480	1.3	293	0.3
Total other income	491	1.3	3,263	2.0	1,435	1.2	207	0.2
Income before income tax expenses	1,428	3.8	5,539	3.5	967	0.8	1,323	1.2

Income tax expenses	(169)	(0.4)	(1,084)	(0.7)	(240)	(0.2)	(61)	(0.1)
Net income	1,259	3.4	4,455	2.8	727	0.6	1,262	1.1

The Six Months Ended December 31, 2022 Compared to the Six Months Ended December 31, 2023

Revenue

Our total revenue increased by 0.4% from RMB800.4 million for the six months ended December 31, 2022 to RMB803.6 million (approximately $112.2 million) for the six months ended December 31, 2023. The USD amount of our revenue for the period decreased by approximately $2.9 million compared to the same period last year due to the impact of exchange rate changes.

Our revenue generated from media placement was RMB801.8 million (approximately $112.0 million) for the six months ended December 31, 2023, representing an increase of 1.0% when compared to RMB793.8 million for the six months ended December 31, 2022. The USD amount of this revenue for the period decreased by approximately $2.2 million compared to the same period last year due to the impact of exchange rate changes. We anticipate that both revenue and the number of advertising customers will continue to increase for the fiscal year ended June 30, 2024. The PRC operating entities plan to invest more in research and development to create more efficient placement strategies and to expand the advertising client base, with the objective of achieving higher revenue per customer.

Our revenue generated from agent service decreased from $0.9 million for the six months ended December 31, 2022 to $0.2 million for the six months ended December 31, 2023, primarily attributable to a decrease in the number of clients.

Costs

Our advertising placement costs decreased slightly (by 3.6%) from $112.7 million for the six months ended December 31, 2022, to $108.7 million for the six months ended December 31, 2023. This decrease was mainly due to the fact that agent service revenue was recognized net of costs during the six months ended December 31, 2023.

Gross profit

Our gross profit increased by 48.0% from $2.4 million for the six months ended December 31, 2022 to $3.6 million for the six months ended December 31, 2023. Our gross profit margin increased from 2.1% to 3.2%. During the six months ended December 31, 2022, we strategically shifted to focus on high-value customers by eliminating low-margin customers to improve overall profitability. The increase in our gross profit is also attributable to the slightly higher percentage of revenue from agent services. During the year ended December 31, 2023, a greater portion of agent service revenue was realized net of associated costs as compared to fiscal 2022, when more revenue from agency services was recognized based on the gross amount billed to customers. We anticipate this trend of increased gross profit and margin to continue for the fiscal year ended June 30, 2024, as agent service revenue will continue to be recognized net of costs.

Operating Expenses

Our operating expenses decreased by 14.5% from $2.9 million for the six months ended December 31, 2022 to $2.5 million for the six months ended December 31, 2023, primarily attributable to decreased selling and marketing and research and development expenses.

Selling and marketing expenses decreased from $1.9 million for the six months ended December 31, 2022 to $1.5 million for the six months ended December 31, 2023, primarily attributable to reduced advertising for our PRC operating entities.

General and administrative expenses increased by 124.7% from $0.15 million for the six months ended December 31, 2022 to $0.34 million for the six months ended December 31, 2023, primarily due to an increase in professional consulting services related to corporate management and governance.

Research and development expenses decreased by 25.4% from $0.8 million for the six months ended December 31, 2022 to $0.6 million for the six months ended December 31, 2023, primarily due to a decrease in average headcounts.

Income from operations

Income from operations increased by 338.5% from $(0.5) million for the six months ended December 31, 2022 to $1.1 million for the six months ended December 31, 2023, due to the factors mentioned above. We anticipate an increase in operating expenses for the fiscal year ended June 30, 2024, as the PRC operating entities plan to invest more on research and development and on marketing to expand their advertising client base.

Interest Expenses

Interest expenses are primarily generated from bank loans. Interest expense was $0.05 million and $0.09 million for the six months ended December 31, 2022 and 2023, respectively. The increase was primarily attributable to increased bank loans.

Other income, net

Our other income, net, primarily comprising government subsidies and other non-operating income or expenses, was $0.3 million for the six months ended December 31, 2023. This amount represents a significant decrease from $1.5 million in the same period last year due to a decrease in government subsidies.

Income tax expenses

Our income tax expenses were $0.2 million for the six months ended December 31, 2022 and $0.06 million for the six months ended December 31, 2023. The decrease in income tax expense was primarily attributable to decreased taxable income.

Net income (loss)

As a result of the above, our net income increased from $0.7 million for the six months ended December 31, 2022 to $1.3 million for the six months ended December 31, 2023.

Year ended June 30, 2023 compared to year ended June 30, 2022

Revenue

Our revenue increased by 325.4% from $37.0 million for the year ended June 30, 2022 to $157.2 million for the year ended June 30, 2023. This increase was primarily attributable to an increase in the number of advertising customers. We expect this increase to continue for the fiscal year ended June 30, 2024, as the PRC operating entities expect to invest more in infrastructures, research and development, and the expansion of advertising client base to obtain higher revenue per customer.

Our revenue generated from media placement was $156.0 million for the year ended June 30, 2023, increased by 322.9% when compared to $36.9 million for the year ended June 30, 2022, primarily attributable to more advertising clients. When comparing the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023, the average media placement revenue per customer was stable around $0.7 million. The number of advertising customers has increased from 47 customers during the fiscal year ended June 30, 2022, to 202 customers during the fiscal year ended June 30, 2023, representing a 329.8% increase. We expect the increase in revenue and in the number of advertising customers to continue for the fiscal year ended June 30, 2024, as the PRC operating entities expect to invest more in the research and development of more efficient placement strategies and in the expansion of advertising client base to obtain higher revenue per customer.

Our revenue generated from agent service increased from $0.1 million for the year ended June 30, 2022 to $1.2 million for the year ended June 30, 2023, primarily attributable to a doubling of the number of clients and higher revenue per client.

Costs

Our cost for advertising placement increased by 323.3% from $35.1 million for the year ended June 30, 2022 to $148.6 million for the year ended June 30, 2023, primarily attributable to the increase in the number of advertising clients and in line with the increase in media placement revenue. We expect the increase in cost to continue for the fiscal year ended June 30, 2024, as the PRC operating entities expect to invest more in infrastructures, research and development, and the expansion of advertising client base to obtain higher revenue per customer.

Gross profit

Our gross profit increased by 365.3% from $1.8 million for the year ended June 30, 2022 to $8.6 million for the year ended June 30, 2023. Our gross profit margin increased from 5.0% to 5.5%, primarily attributable to the slightly higher percentage that agent service accounts for, which revenue is recognized net of costs.

Operating Expenses

Our operating expenses increased by 594.9% from $0.9 million for the year ended June 30, 2022 to $6.3 million for the year ended June 30, 2023, primarily attributable to increase in selling and marketing and research and development expenses.

Selling and marketing expenses increased from $0.03 million for the year ended June 30, 2022 to $4.0 million for the year ended June 30, 2023, primarily attributable to increase in advertising for our PRC operating entities. We expect the increase in selling and marketing expenses to continue for the fiscal year ended June 30, 2024, as the PRC operating entities expect to invest more in the marketing of their business in order to expand their advertising client base.

General and administrative expenses increased by 170.3% from $0.3 million for the year ended June 30, 2022 to $0.7 million for the year ended June 30, 2023, primarily attributable to an increase in professional consulting services related to corporate management and governance.

Research and development expenses increased by 166.2% from $0.6 million for the year ended June 30, 2022 to $1.6 million for the year ended June 30, 2023, primarily attributable to a doubling number of average headcounts.

Income from operations

Income from operations increased by 142.9% from $0.9 million for the year ended June 30, 2022 to $2.3 million for the year ended June 30, 2023, due to the factors reported above.

Interest Expenses

Interest expenses are primarily generated from bank loans. Interest expense was $0.04 million and $0.1 million for the years ended June 30, 2022 and 2023, respectively. The increase was primarily attributable to increased bank loans.

Other income, net

Our other income, net, primarily consists of government subsidies, and other non-operating income or expenses. It was $3.3 million for the year ended June 30, 2023, significantly increased due to increased government subsidies.

Income tax expenses

Our income tax expenses were $0.2 million for the year ended June 30, 2022 and $1.1 million for the year ended June 30, 2023. The increase was primarily attributable to increased taxable income.

Net income (loss)

As a result of the above, our net income increased from $1.3 million for the year ended June 30, 2022 to $4.5 million for the year ended June 30, 2023.

Liquidity and capital resources

We fund our short-term and long-term cash needs primarily by cash generated from operations, when available, and bank loans. During the six months ended December 31, 2023, we were more dependent upon bank loans compared to the same period in the previous year, as our operations generated negative cash flows of $0.8 million. We had cash and cash equivalents of $0.3 million and $1.2 million as of June 30, 2023 and December 31, 2023, respectively. Our cash and cash equivalents primarily consist of cash at bank and on hand.

As of December 31, 2023, we owed $2.4 million to a related party, our principal shareholder, CEO, and chairman of the board, Mingjie Huang, and $0.6 million is owed as of the date of this prospectus. This indebtedness bears no interest, and is due and payable on December 31, 2025. If our cash flow permits, we intend to repay this indebtedness in full by June 30, 2024. In addition, as of the date of this prospectus, we owed approximately $195,808 in housing provident fund contributions. This amount has not been accrued in our financial statements.

We expect that our current cash and cash equivalents and anticipated cash and cash equivalents generated from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for at least the next 12 months, excluding debt repayment. We may, however, need additional capital in the future to meet unanticipated business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If, in the future, our existing cash and cash equivalents are insufficient to meet our requirements, we may sell additional equity securities, debt securities or borrow from banks, which would dilute our shareholders’ interests or bring in fixed obligations and operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We intend to use the proceeds from this offering for R&D, marketing, and working capital. See “Use of Proceeds” for more information.

Cash flows

The following table sets forth a summary of our cash flows for the periods presented:

	For the year ended June 30,		For the six months ended December 31,
	2022	2023	2022	2023
	US$	US$	US$ (Unaudited)	US$ (Unaudited)
	(in thousands)		(in thousands)
Summary of consolidated cash flow data
Net cash (used in) operating activities	2,395	(5,642)	(2,192)	(652)
Net cash (used in) investing activities	(1,906)	(210)	(194)	(147)
Net cash (used in)/generated from financing activities	(123)	6,150	2,284	1,578
Effect of exchange rate changes on cash, and cash equivalents	(57)	(333)	(53)	184
Net (decrease) increase in cash, and cash equivalents	309	(35)	(155)	963
Cash, cash equivalents at beginning of the year	10	319	319	284
Cash and cash equivalents at end of the year	319	284	164	1,247

Cash and cash equivalents	319	284	164	1,247
Cash and cash equivalents at the December 31	319	284	164	1,247

Operating activities

Net cash used in operating activities in the six months ended December 31, 2023 was $0.7 million, as compared to net income of $1.3 million in the same period. Approximate $2 million difference was primarily due to, a decrease of $7.2 million in accounts payables, a decrease of $1.9 million in advances from customers, and an increase of $12.3 million in accounts receivables, partially offset by a decrease of $18.6 million in advances to suppliers and cash generated from other assets and liabilities of $0.6 million.

Net cash used in operating activities in the year ended June 30, 2023 was $5.6 million, as compared to net income of $4.5 million in the same year. The difference was primarily due to an increase of $37.6 million in advances to suppliers, partially offset by an increase of $8.7 million in accounts payables and an increase of $18.2 million in advances from customers. The increase in advance to suppliers, accounts payable and advances from customers was primarily attributable to more clients and assignments and the resulting increased purchases. Principal non-cash item affecting the difference include depreciation and amortization.

Net cash generated from operating activities in the year ended June 30, 2022 was $2.4 million, as compared to net income of $1.3 million in the same year. The difference was primarily due to an increase of $4.9 million in accounts payable, and an increase of $1.4 million in advances from customers, partially offset by an increase of $3.0 million in accounts receivable and an increase of $3.9 million in advances to suppliers. The increase in accounts receivable, advance to suppliers, accounts payable and advance from customers was primarily attributable to increased business. Principal non-cash items affecting the difference include depreciation and amortization.

Investing activities

Net cash used in investing activities in the six months ended December 31, 2023 was $0.1 million to purchase property and electronic equipment.

Net cash used in investing activities in the year ended June 30, 2023 was $0.2 million to purchase property and electronic equipment.

Net cash used in investing activities in the year ended June 30, 2022 was $1.9 million to purchase electronic equipment.

We expect net cash used in investing activities to continue to increase for the fiscal year ended June 30, 2024, as the PRC operating entities expect to invest more in infrastructures, research and development of more efficient advertisement placement strategies, and the expansion of advertising client base.

Financing activities

Net cash generated from financing activities in the six months ended December 31, 2023 was $1.6 million. This was mainly attributed to proceeds from bank loans of $4.6 million, which was partially offset by repayment of bank loans and interest amounting to $0.9 million, payment of $0.4 million in financial advisory fees related to this offering, and an decrease in amounts due to related parties of $1.7 million.

Net cash generated from financing activities in the year ended June 30, 2023 was $6.2 million, due to $1.3 million from capital contributions, $1.5 million proceeds from bank loans and an increase in amounts due to related parties of $3.9 million, partially offset by $0.5 million repayment of bank loans and interest.

Net cash used in financing activities in the year ended June 30, 2022 was $0.1 million due to $0.3 million repayment of bank loans and interests, partially offset by an increase in amounts due to related parties of $0.2 million. Amounts due to related parties bear no interest, and are in the progress of repayment.

Capital Expenditures

Our capital expenditures are primarily incurred to purchase property, electronic equipment and intangible assets. Our capital expenditures, as noted above under “Investing Activities,” were $0.2 million and $0.1 million for the six months ended December 31, 2022 and 2023, respectively. Our capital expenditures were $1.9 million and $0.2 million for the two years ended June 30, 2022 and 2023, respectively. We plan to continue making capital expenditures to accommodate the anticipated growth in our business. We currently do not have any commitment for capital expenditures or other cash requirements other than those in our ordinary course of business.

Principal Indebtedness

As of June 30, 2022 and 2023, and December 31, 2023, our principal indebtedness is borrowed from banks.

	As of June 30,		As of December 31,
	2022	2023	2023
	(USD in thousands)
Short-term loan(1)(2)(3)	—	692	1,130
Current portion of long-term loans(4)(5)(6)(7)(8)	166	465	475
Long-term loans(1)(8)(9)	243	329	3,670
Total	409	1,486	5,275

____________

(1)      Xiamen KSLM obtained a loan of $0.7 million (RMB 5 million) for 1 year on May 10, 2023, with an annual interest rate of 4.5%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder. As of December 31, 2023, the expiration date have been extended to November 3, 2026.

(2)      Xiamen KSLM obtained a loan of $0.3 million (RMB 2.0 million) on April 12, 2021, from Shenzhen Qianhai Weizhong Bank, with an annual interest rate of 10.8%. $0.2 million and $0.1 million were repaid in the year ended June 30, 2022 and 2023, respectively. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(3)      Xiamen KSLM obtained a loan of $1.1 million (RMB 8.0 million) for 1 year on September 1, 2023, with an annual interest rate of 3.8%, from Construction Bank of China. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(4)      Xiamen KSLM obtained a loan of $0.3 million (RMB 1.8 million) for 2 years on December 28, 2022, from Shenzhen Qianhai Weizhong Bank, with an annual interest rate of 17.1%. $0.05 million and $0.25 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(5)      Xiamen KSLM obtained a loan of $0.1 million (RMB 1 million) for 2 years on July 8, 2022, with an annual interest rate of 17.1%, from Huarunshenguo Investment Trust Co. Ltd. $0.06 million and $0.04 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(6)      Xiamen KSLM obtained a loan of $0.4 million (RMB 3 million) for 2 years on July 8, 2022, with an annual interest rate of 14.4%, from Tianjin Jincheng Bank. $0.2 million and $0.2 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder. Additionally, Xiamen KSLM obtained a loan of $0.4 million (RMB 3 million) for 2 years on September 14, 2023, with an annual interest rate of 14.4%, from Tianjin Jincheng Bank. $0.05 million was repaid in the six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(7)      Xiamen KSLM obtained a loan of $0.1 million (RMB 0.6 million) for 2 years on March 3, 2023, with an annual interest rate of 17.8%, from Shenzhen Qianhai Weizhong Bank. $0.01 million and $0.09 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder. In addition, Xiamen KSLM obtained a loan of $0.4 million (RMB 3.0 million) on October 11, 2023 for 2 years, with an annual interest rate of 12.3%, from Shenzhen Qianhai Weizhong Bank. $0.04 million was repaid in the six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(8)      Xiamen KSLM obtained a loan of $0.3 million (RMB 1.9 million) on June 4, 2021 for 10 years, from Construction Bank of China, with an annual interest rate of 4.6%. $0.02 million, $0.02 million and $1.86 million were repaid in the year ended June 30, 2022, 2023 and six months ended December 31, 2023, respectively. Repayment of the loan was guaranteed by the Company’s property. In addition, Xiamen Qingxiangxing obtained a loan of $0.6 million (RMB4.0 million) for 3 years on August 11, 2023, with an annual interest rate of 3.8%, from Construction Bank of China. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(9)     Xiamen Xinqianhui obtained a loan of $1.4 million (RMB10.0 million) for 3 years on November 3, 2023, with an annual interest rate of 4.0%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, Zhihui Zhuang, Xiaohua Lin and Xiamen KSLM. Additionally, Xiamen Qingxiangxing obtained a loan of $0.7 million (RMB5 million) for 3 years on November 4, 2023, with an annual interest rate of 4.0%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, Zhihui Zhuang, Xiaohua Lin and Xiamen KSLM.

We entered into loans from banks primarily to support our business operations in China. Our loans from banks bear weighted average interest rates of 6.7%, 6.8% and 6.7% as of June 30, 2022 and 2023, and as of December 31, 2023, respectively

Contractual Obligations

We have no material contractual obligations as of December 31, 2023.

Critical Accounting Policies

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our consolidated financial statements in conformity with the U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenue and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Principle of Consolidation

The consolidated financial statements include the financial statements of us and our subsidiaries. In August 2023, Huge Amount Group Limited acquired Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen Kuangshi”) through its wholly owned subsidiary KSLM International Group Limited and Xiamen Jiujiuzi Technology Co, Ltd. Xiamen Kuangshi was in common control with Huge Amount Group Limited, immediately before and after the reorganization. According to ASC 805-50, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. The historical cost of KSLM International Group Limited is carried forward. All transactions and balances among us and our subsidiaries have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported revenues, costs and expenses during the reported period in the consolidated financial statements and accompanying notes. These accounting estimates reflected in our consolidated financial statements mainly include, but are not limited to, current expected credit losses, useful lives of intangible assets and property and equipment, provision of income tax and valuation allowance for deferred tax asset. Actual results could differ from those estimates.

Comprehensive Income (Loss) and Foreign Currency Translation

Our operating results are reported in the consolidated statements of operations and comprehensive income pursuant to FASB ASC Topic 220, “Comprehensive Income (loss)”. Comprehensive income consists of two components: net income and other comprehensive income (loss) (“OCI”). The functional currency is Renminbi (“RMB”) for entities based in mainland China, and Hong Kong Dollar (“HKD” or “HK$”) for entities in Hong Kong PRC. Assets and liabilities of the entities denominated in currencies other than USD are translated into USD at the rates of exchange in effect at the balance sheet date. Equity accounts are translated at historical exchange rates when transactions occurred. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of OCI in the consolidated statements of operations and comprehensive income (loss). For the years presented, OCI included foreign currency translation adjustments only.

Current Expected Credit Losses

We adopted ASC Topic 326, “Financial Instruments-Credit Losses,” for credit loss assessment using the modified retrospective approach for all in-scope assets. Our in-scope assets are primarily accounts receivable and advance to suppliers. We monitor each client’s or supplier’s balances in combination with aging of the balances. For the six months ended December 31, 2023, no current expected credit loss expenses have been recorded, in general and administrative expenses in the consolidated statements of operations and comprehensive income, respectively.

Cash and Cash Equivalents

Cash and cash equivalents represent cash at bank and on hand, time deposits and highly liquid investments placed with banks which are readily convertible to known amounts of cash and unrestricted as to withdrawal or use, and have original maturities of three months or less when purchased.

Accounts receivable

Accounts receivable is recognized and carried at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Advance to Suppliers

Advance to suppliers represents the pre-payments to media suppliers before their services are provided. It is recognized at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid for transferring a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

We apply a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows.

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to asset or liabilities for which the inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair value is therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The carrying amount of cash and cash equivalents, accounts receivable, advance to suppliers, accounts payable and advances from customers approximates fair value because of their short-term nature. Short-term loans and long-term loans are carried at amortized cost, which approximates their respective fair value as the interest rates applied reflect the current quoted market yield for comparable financial instruments.

Our non-financial assets, such as property and equipment, would be measured at fair value only when they were determined to be impaired.

Revenue Recognition

Media placement

We act as a principal when we control the services provided by media platforms prior to transferring the service to a client. Revenue is recognized in gross amount, and costs paid to media platforms are recognized as cost of revenue.

Agent service

We act as an agent when the client determines and controls the services provided by media platforms prior to transferring the service to a client. Revenue is recognized in net amount, and costs paid to media platforms are excluded from revenues.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 to our consolidated financial statements included elsewhere in this prospectus.

COVID-19 Pandemic’s Impact on the Operating Entities’ Results of Operations

The COVID-19 pandemic resurgence has affected the operating entities’ business operations in the following manner.

From the middle of 2022 to December 2022, the economy in China slowed down when large-scale COVID-19 resurgences happened in multiple metropolitan areas in China and restrictive measures were widely taken. Several types of COVID-19 variants have emerged in different parts of the world, as well as China. Restrictions and temporary lockdowns, such as office closures and traffic restriction, had been re-imposed in certain cities in China to combat the outbreaks of COVID-19. Such lockdowns led to lower domestic consumption and disrupted our business operations as well.

Since December 2022, many of the restrictive policies previously adopted by the Chinese government at various levels to control the spread of COVID-19 have been revoked or replaced with more flexible measures. As a result, Internet users have more opportunities to purchase after watching online advertisements. We believe this has incentivized our advertising customers to invest more of their budget in placing online advertisements. When comparing the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023, the average revenue per customer increased from $0.6 million to $0.7 million, representing a 13.1% increase. When comparing the six months ended December 31, 2022 to the six months ended December 31, 2023, the average revenue per customer increased from $0.6 million to $0.9 million, representing a 56.0% increase. In addition, the number of advertising customers that the PRC operating entities served has increased from 63 customers during the fiscal year ended June 30, 2022, to 237 customers during the fiscal year ended June 30, 2023, representing a 276.2% increase. As a result, revenues generated from online marketing and digital advertising services increased by approximately 325.4% from the fiscal year ended June 30, 2022 to the fiscal year ended June 30, 2023. The number of advertising customers that the PRC operating entities served has decreased from 192 customers during the six months ended December 31, 2022, to 120 customers during the six months ended December 31, 2023, representing a 37.5% decrease. Despite the decrease in customer numbers, revenues generated from online marketing and digital advertising services increased slightly by approximately 1%, or RMB8.0 million, from the six months ended December 31, 2022 to the six months ended December 31, 2023. This reduction in customer numbers reflects our strategic shift to focus on high-value customers, while eliminating low-margin customers to improve overall profitability and service quality. We anticipate that this reduction will have little impact on our business, as the customers we removed had low transaction volumes and purchased low-margin services from us.

However, any resurgence of the COVID-19 pandemic could negatively affect the execution of customer contracts and the collection of customer payments. The extent of any future impact of the COVID-19 pandemic on the PRC operating entities’ business is still uncertain and cannot be predicted as of the date of this prospectus. Any potential impact to its operating results will depend, to a large extent, on future developments and new information that may emerge regarding the duration and severity of any resurgence of the COVID-19 pandemic and the actions taken by government authorities to contain the spread of the COVID-19 pandemic, almost all of which are beyond our control.

INDUSTRY

Unless otherwise noted, all the information and data presented in this section have been derived from the industry report from Frost & Sullivan commissioned by us in July 2024 entitled “Independent Market Research on Digital Advertising Market, Mobile Game Market and Software Market” (the “Frost & Sullivan Report”). Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of Digital Advertising Market in the PRC

Digital advertising refers to the use of digital technologies and digital media platforms to conduct advertising activities. Digital marketing not only involves transforming traditional advertising to digital media but also requires a more targeted and creative marketing strategy based on the analysis of the Internet and digital media’s technical characteristics, as well as consumer behavior and preferences, to better achieve the goals of brand promotion and product sales. The major forms of digital advertising include display advertising (usually banners, landing pages, or popups on websites, social media, and mobile applications), native advertising (usually sponsored listings, including in-feed, recommendation widgets, and promoted listings), search engine marketing (displaying relevant advertisements when users input specific keywords in search engines), video marketing, and email marketing.

The market size of digital advertising in the PRC in terms of revenue has seen a rapid growth in the past few years, growing from RMB569.6 billion (approximately $80.8 billion) in 2018 to RMB1,225.1 billion (approximately $173.9 billion) in 2023, at a CAGR (Compound Annual Growth Rate) of 16.6%. The continuously rising Internet penetration rate in the PRC and the increasing online advertising budget of advertisers have driven the strong expansion of the digital advertising market in the PRC. Besides, the synergy between targeted marketing technology and marketing-integrated solutions also advanced the development of the digital advertising market. The digital advertising market is expected to grow and reach RMB1,987.3 billion (approximately $282.0 billion) in 2028, achieving a CAGR of 10.2% from 2023 to 2028.

Value Chain of Digital Advertising Industry

The digital marketing value chain upstream consists of advertisers from various industries. Advertisers may find advertising agents or directly deliver the advertisement by themselves. The midstream mainly involves platforms for the publication, management, and transaction of the ad. The advertising agent or the advertiser manages their marketing strategy and budget on the demand-side platform and trade the advertising resources with the sell-side platform on the Ad exchange. Additionally, the data management platform will help both advertisers and advertising agents to collect and analyze the advertising effects. The downstream is the delivery of advertisements on media channels, including search engines, social media, websites, e-commerce platforms, and email, to targeted customers in various forms, such as texts, images, and videos.

Source: Frost & Sullivan

Market Drivers

Increasing penetration rate of the Internet and E-commerce.    With the continuous improvement of digital infrastructure and the increasing affordability of mobile devices, mobile broadband experience in the PRC has been optimized to a large extent. The Internet has changed people’s lifestyle, allowing them to become more accustomed to using the Internet to share and obtain information and conduct entertainment activities. In addition, the fast development of e-commerce and live-streaming platforms have combined to cultivate people’s habits of online shopping. The number of mobile internet users in the PRC saw an increase from 817.0 million in 2018 to 1,091.0 million in 2023, representing a CAGR of 6.0%, and it is expected to reach 1,217.6 million, growing at a CAGR of 2.2%, which will further prompt the development of the digital advertising market in the PRC.

Increasing digital advertising investments of advertisers.    Online platforms have accumulated a large traffic base that can be monetized through e-commerce. The commercialization of these online platforms has dramatically expanded the channels and methods of digital advertising. On the other hand, the fast-paced growth of e-commerce is rapidly changing consumers’ shopping habits in the PRC. Nowadays, people can purchase almost everything on various online platforms, such as Taobao, JD, and Douyin. With the expansion of online consumption, brand owners and retailers demand for digital advertising to promote their brands or products online has increased, as has their online channel and digital marketing budgets.

Technology enhancement.    Technology advancement such as big data and artificial intelligence has greatly empowered the digital advertising industry. Improved targeted advertising technology enables advertisers to track the ads’ performance better, analyze the effect of an advertisement, and adjust marketing strategy dynamically. Intelligent algorithms can help advertisers to match the most suitable and effective advertising channels for their offering. As a result, marketing companies can establish an accurate database of consumer behaviors, infer approximate customer characteristics from massive consumer data, depict a segmented and quantitative consumer portrait after certain data processing, and carry out digital advertising campaigns precisely targeting consumer groups.

Future Trends

New digital advertising formats.    The formats of advertisement are evolving rapidly along with the change in lifestyle and consumption habits of people. Short video platforms, live-streaming, and virtual reality are the new trends for Internet users, which typically influence the contents and formats of digital ads. For instance, short video platforms and other content platforms have taken digital marketing to the next level as influencers naturally bridge the gap between advertisers and their targeted audiences, achieving a better interaction compared with traditional advertising. An increasing array of technologies will be integrated into digital advertising, such as the combination of virtual reality and live streaming, to enhance the consumption experience through more interactive content. Digital advertising formats will continue to evolve to catch the eyes of consumers.

Data-Driven Personalized Marketing.    With the maturation and expanding implementation of Artificial Intelligence (AI) technologies, the marketing industry is progressively shifting from traditional, intuition-based decision-making processes to data-driven personalized strategies. AI is not only capable of efficiently analyzing massive volumes of user data but also adept at delivering personalized recommendations, thereby offering a more accurate and individualized customer experience. Data-driven personalized marketing not only enhances consumer engagement and satisfaction but also aids in improving the return on marketing investment (ROI).

Key Success Factors

For digital advertising agents, success results from a combination of multiple factors.

Digital advertising agents need to have a deep understanding of digital marketing, master professional knowledge of advertising strategies and technologies, and have the ability to gain insight into market trends. Innovation is also an essential factor for digital advertising agents. Agents must constantly explore new digital marketing channels and formats, possess innovative thinking and adapt to the constantly changing market. At the same time, data analysis ability will help agents adjust marketing strategies, optimize marketing effectiveness, and provide a more efficient return on investment for their customers, thus distinguishing them from other competitors. Additionally, agents need to have the ability to collaborate across departments and execute digital marketing activities effectively.

Opportunities and Challenges

Opportunities:    Firstly, with the rapid development of the digital economy, market demand continues to grow, providing vast development space for digital marketing agents. Agents can use diverse digital marketing channels, such as social media, search engines, email, and mobile applications, for precise marketing and promotion to improve marketing effectiveness. Meanwhile, data-driven decision-making can help agents better understand customer needs and behaviors, develop more precise marketing strategies, and improve return on investment. Innovative and personalized marketing strategies and methods can help agents improve market awareness and competitiveness, attracting more advertisers.

Challenges:    The digital advertising market faces fierce competition. For digital advertising agents, how to attract audience attention and improve the quality of content is a huge challenge. Secondly, rapidly updating digital marketing technology requires agents to continuously learn and master new technologies and tools to maintain a competitive advantage. At the same time, different advertisers have different needs and expectations, and agents need to have a deep understanding of each advertiser’s unique needs and provide personalized solutions. Finally, data security and privacy protection are also issues that digital marketing agents must pay attention to, ensuring that consumers’ data security and privacy are fully protected.

BUSINESS

Overview

The PRC operating entities serve as mobile advertising service providers in China. Their mobile advertising services are tailored and cover a wide spectrum including the creation of mobile advertising plans, placement of ads on media platforms, monitoring of ad performance data and optimization of ad placement strategies. Besides their mobile advertising services, the PRC operating entities also provide advertising agent services to their clients.

The PRC operating entities provide customer-tailored solutions to facilitate advertisers establishment and execution of their mobile advertising plan. The PRC operating entities are dedicated to offering advertising clients precise and streamlined promotional advertising services within the mobile advertising sector, while ensuring stringent management of marketing products and channels. This approach not only enhances the efficacy of ads but also improves the return on investment (“ROI”) for their advertising clients. ROI is defined as the advertising client’s total revenue directed and generated by ad placement, divided by the client’s cost of ad placement.

The PRC operating entities craft tailored advertising campaigns to direct each ad to their relevant target audience. By executing thorough analyses of the client’s products, peer products, and end consumer demand, the PRC operating entities have established detailed customer and user portraits. These portraits are developed based on numerous factors such as geographical location, operating system, network provider, network type, demographics, content preference, interests, and keyword preferences. Using mainstream media resources such as short-video platforms, social media platforms, news streams, and search engines, ads are strategically placed on appropriate channels to optimize the outcome and reach its target audience.

Since Xiamen Kuangshi launched its mobile advertising business in 2020, the PRC operating entities have served approximately 280 advertisers. The operational paradigm of the PRC operating entities is predicated upon proffering tailored mobile advertising solutions. They have distinguished themselves in the conceptualization and dissemination of mobile advertisements via their network of media resources, primarily consisting of authorized third-party agents of mainstream media platforms. Their partnership with these media agents enables the PRC operating entities to procure ads slots which are subsequently employed to disseminate ads, meticulously crafted to resonate with their advertising clients’ specifications.

For the fiscal years ended June 30, 2023 and 2022, we had a revenue of $157.22 million and $36.96 million, respectively, and a net income of $4.46 million and $1.26 million, respectively. For the six months ended December 31, 2023 and 2022, we recorded a revenue of $112.3 million and $115.1 million, respectively, and a net income of $1.3 million and $0.7 million, respectively. Among our revenue sources, the revenues generated from mobile media placement contributed 99.21% and 99.79% of our revenue for the fiscal year ended June 30, 2023 and 2022, respectively. Revenues generated from advertising agent service contributed 0.79% and 0.21%, respectively. For the six months ended December 31, 2023 and 2022, 99.78% and 99.18% of our revenue was generated from mobile media placement, with the remaining revenues coming from advertising agent service, representing 0.22% and 0.82%, respectively. Except for Xiamen Zhousha, Xiamen Wannianfeng, Xiamen Kenini, Xiamen Qiqian, Xiamen Liuliulin, and Xiamen Nanuke, which do not have any business operations as of the date of this prospectus, all our PRC operating entities engage in similar business operations, including mobile media placement service and advertising agent service.

Competitive Strengths

We believe that the following competitive strengths are essential for the PRC operating entities’ success and differentiate it from their competitors:

Highly Experienced Team

Our senior management team has been crucial in leading the growth of our business. The Chief Executive Officer (“CEO”), Mr. Mingjie Huang, has a profound background in marketing. Having served as our CEO, he has overseen the direction of our business development and marketing operations. Mr. Huang’s experience includes but is not limited to serving as the planning director of Xiamen 4399 Youjia Networks, where he was responsible for overseeing the marketing strategy of online games, and as the deputy CEO of Xiamen Wanpigou Technology Network Limited, where he was responsible for overseeing marketing projects for mobile games. This experience showcases his expertise in online marketing, and has provided Mr. Huang with insights into the entire lifecycle of mobile advertising and the ability to maintain high customer retention rates.

Mr. Jilin Yang, our Chief Sales Officer, possesses 9 years of experience in social media advertising. Serving as our COO since July 2023, he has been responsible for the PRC operating entities’ mobile advertising business. Prior to joining us, his roles as the Deputy General Manager at Shenzhen Xinyuhui Network Science and Tech Limited Company and Chief Operating Officer at Shenzhen Jiuxing Interactive Technology Co., Ltd. highlight his skills in overseeing sales strategy, securing and managing media resources, and establishing robust mobile advertising operational systems. While serving in these roles, his client base encompassed industry giants such as Alibaba and Tencent. We believe that Mr. Yang’s network and operating expertise are essential to the growth of our PRC operating entities.

Besides our senior management team, the key members of the PRC operating entities are all experienced professionals in the mobile advertising industry. Each member brings specialized expertise, ranging from advertising optimization, video production, and design experience from media platforms, advertising agent companies and advertisers. They have served renowned clients, including Bilibili and Mihoyo, and have been instrumental in bolstering the PRC operating entities’ client base and addressing the multifaceted advertising needs in the industry.

Media Resources — Strategic and Diverse Media Connections

The PRC operating entities have built wide connections with mainstream media platforms in China, such as Douyin and Tencent, allowing advertisers to extensively reach their target consumers. These connections are primarily established through third-party agents authorized by mainstream media platforms, or through agents of the above-mentioned third-party agents. Although these platform agents have direct access to media platforms, they do not provide the comprehensive advertising services required by advertisers and provided by our PRC operating entities. By maintaining contractual relationships with these third-party agents, the PRC operating entities ensure precise ad placements on behalf of their advertising clients. From experience and industry common knowledge, the management of our PRC operating entities knows that these agents have consistent and significant transaction volumes with mainstream media platforms over the years, securing for them substantial rebates. The PRC operating entities collaborate with these agents to gain access to media platforms, set up advertiser accounts registered with these platforms for operations, and confer about and choose ad placement channels. During the fiscal years ended June 30, 2022 and 2023, and the six months ended December 31, 2023, the PRC operating entities were required by certain media partners (or their authorized agencies) to place deposits as performance security, and they may elect to make deposits associated with committed advertising spend on behalf of the selected advertisers as required by certain media partners before the beginning of the advertising campaign. Upon receiving payments from the PRC operating entities, these agents charge the ads accounts and assign a portion of their rebates received from the media platforms to the PRC operating entities, which is then shared with the clients of the PRC operating entities. The exact portion of sharing varies case-by-case with no specific rules. These agents, which are the PRC operating entities’ suppliers, typically issue invoices of traffic acquisition costs to the PRC operating entities on a monthly basis, based on ad performance data. The varied involvement with diverse media resources allows the PRC operating entities to utilize and take advantage of the wide spectrum of the agents’ experience, resources, and expertise in different geographical locations and specialized market segments.

For the fiscal years ended June 30, 2022 and 2023, and the six months ended December 31, 2023, our PRC operating entities have cooperated with 48, 197 and 92 such platform agents, respectively, who are considered to be our suppliers. This supplier network enhances the PRC operating entities’ ability to provide a diversified suite of service offerings. Such an array of suppliers enhances not merely the expansiveness of the PRC operating entities’ reach but also their depth into specialized market segments, supporting the cumulative efficacy of their advertising services.

The PRC operating entities’ knowledge of the Chinese media landscape, combined with their expanding media connections, places them in a position to offer insights and tailored solutions to their clients.

Tailored Services — Comprehensive Marketing Strategies Tailored to Customer Requirements, Coupled with In-depth Analytical Expertise

The PRC operating entities stand out in the market with their tailored, one-stop services, supported by consistent communications with their advertising clients. The continuous communication between the PRC operating entities and their advertising clients extends throughout the entire ad placement process. After initial ad placements, advertisers share key performance metrics with the PRC operating entities, such as their ROI and transaction data, providing the basis for the PRC operating entities to refine ad placement strategies. During the post-placement stage, the PRC operating entities check in with advertisers regularly on the latest status of the advertisement placed and whether adjustments are needed on the ad placement strategy, typically every few days. Usually, the ROI stabilizes after one to two weeks from the launch of ads, often leading advertisers to increase their budgets. In the rare cases that the ROI stabilizes at a level below the clients’ expectations, the PRC operating entities adjust the placement strategy accordingly to further optimize the result. Ad placement duration can vary, from 10 days up to several years, depending on the nature of the marketing campaign. For example, while promotional ad campaigns generally span from a week to a month, brand image campaigns, based on clients’ requests, might extend longer.

When the PRC operating entities engage a client, they usually perform three essential analyses, including product analysis, competitor analysis and user demand analysis, to better form the optimal placement strategy and marketing material. Product analysis focuses on understanding and summarizing features of the client’s product and the market need it satisfies, as well as the overall value proposition of the client, which is the benefit or economic value an advertiser promises to deliver to its target consumers. This analysis enables the creation of attractive ads that trigger the consumers’ interests to purchase the product of PRC operating entities’ clients. Competitor analysis delves into identifying the strengths and weaknesses presented by competitors in the same industry or market segment that the PRC operating entities’ clients operate in. The PRC operating entities usually choose two groups of competitors to facilitate the analysis: top-tier players in the sector, and same-level comparable players. The standard for these tiers is determined from discussions with the client, and is usually based on factors such as reputation, market share, and target audience. By understanding the competitive landscape, the PRC operating entities can pinpoint areas where the client’s product stands out, or where the client’s product may need to differentiate from its competitor’s marketing strategy. This not only ensures that the marketing materials and placement strategies employed position the client favorably against its competitors, but also facilitates the client to upgrade their product or services at their own will, thereby capitalizing on market opportunities that competitors may have overlooked. User demand analysis aims to grasp the needs, preferences, and behaviors of the target audience of the ads. By understanding what the audience is seeking, the PRC operating entities can tailor marketing materials to address those specific needs, ensuring a higher rate of engagement of an ad. In essence, by performing these three analyses, the PRC operating entities equip themselves with the knowledge to craft a placement strategy for their clients to reach their target audience.

Use of Effective Marketing Techniques

During the ad placement process, unlike many advertising agents who use a single placement strategy, the PRC operating entities often use a technique called “A-B Test” that utilizes a wide range of placement strategies and marketing materials that focus on different product or service highlights of their client, and tests which route is more effective in terms of boosting the client’s ROI. For example, a client wishes to promote its mobile game application. The PRC operating entities found that the art style of the mobile game and the smooth combat gaming scenarios could be two product highlights. Accordingly, the PRC operating entities can further create two sets of marketing content emphasizing the art style and the smooth combat scenarios, respectively. The two sets of marketing content will then be used for ads placement, keeping other parameters such as target geographical locations and demographics identical. One possible result is that the ad with emphasized art style gained better ROI within urban audiences and the ad with emphasized smooth combat scenarios gained better ROI within suburban audiences. The PRC operating entities can then conduct further A-B Test based on this finding, if necessary. One A-B Test can be performed as quickly as one to two days. The PRC operating entities are able to quickly test all marketable highlights of a client’s product or service, and conclude with an optimal mix of placement strategies and marketing materials.

By consistently implementing the A-B Test, the PRC operating entities are able to quickly identify the optimal mix of placement strategies and marketing materials, thus stabilizing their client’s ROI after the launch period. This strategy, developed from the PRC operating entities’ experience with advertising clients across different sectors, not only fits the sector-specific demands of their clients, but also fortifies and expands the PRC operating entities’ clientele.

Comprehensive Industry Insight

The PRC operating entities’ connection in the mobile advertising industry and the media resources they possess enable them to know and understand the new trends in an industry in a timely manner, and to fine-tune their operational and ads placement strategies by analyzing their clients’ top-tier players and comparable competitors. Combining the analyses of their clients’ competitors and the recognition of the inherent strengths of their clients’ products, they deliver tailored marketing solutions to highlight these unique attributes, thus differentiating the PRC operating entities’ marketing solutions. This advantage is further exemplified by their proactive cross- and intra-industry communication. Cross-industry communication involves the PRC operating entities’ communication with many third-party agents of media platforms that specialize in providing services to clients across different industries, thus obtaining knowledge on different marketing paradigms across industries. This type of communication allows the PRC operating entities to learn about industry trends and insights that are not always immediately verifiable by data in a timely and comprehensive manner. Intra-industry communication refers to PRC operating entities’ continuous cooperation with their advertising clients within the same sector to obtain knowledge and expertise in that industry. With accumulated and comprehensive industry knowledge, the PRC operating entities can identify and bridge any informational gaps a client may have in terms of marketing strategies, thus improving a single advertiser’s limited perspective. Both cross- and intra-industry communications ensure that even if a client lacks immediate access to the latest industry trends and marketing strategies, the PRC operating entities are able to fill this void, keeping their clients well-informed and ahead of their competitors.

Growth Strategies

The PRC operating entities intend to develop their business and strengthen brand loyalty by implementing the following strategies:

Strengthening Relationships with Media Platforms and Expanding Media Resource Networks

The PRC operating entities intend to strengthen their competitive position within the media landscape by continuously expanding their media resource network. Rather than solely focusing on large-scale media platforms, the PRC operating entities are actively seeking to expand collaboration with smaller, niche media platforms, such as Xiaohongshu and Dongchedi. These media platforms, while not possessing the same massive reach as large media platforms, often provide a targeted reach that can be more precise because of their more labeled and concentrated user group. For example, Xiaohongshu is famous for its apparel and cosmetics community, and Dongchedi is an online platform focusing on reviews, news and purchase guides of the automotive industry. Expanding collaborations with smaller niche media platforms such as Xiaohongshu and Dongchedi entails not only paying to place ads on such media platforms, but also becoming an agent of these platforms, or agents of platform agents. The specific choice of different collaboration modes will depend on various factors, including but not limited to estimated ads volume, cost-efficiency, and difficulty of collaboration. The strategy of diversifying media partnerships does more than expand the PRC operating entities’ operational capabilities, it introduces a mechanism for the optimal utilization of client resources. Diversified media resources ensure that the PRC operating entities are able to keep engaging advertising clients with respect to their needs to advertise on different media platforms. By satisfying the different needs of the same advertising client, the PRC operating entities are able to maintain sustainable engagement relationships with their clients. This creates more revenue on the same client base and saves potential client acquisition costs.

Expansion into International Mobile Advertising Markets

We intend to explore opportunities to cooperate with overseas media platforms like Google, Meta, TikTok, and Bing. Initial efforts will focus on establishing collaborations with agents of these international media platforms to cater to Chinese advertising clients’ need to expand their overseas market. This will be complemented by forming an in-house global advertising operations team based in China. As we build a solid foundation in the international market, the next strategic move will involve direct partnerships with these major international media platforms, to ensure a more direct and profitable partnership.

Our plan to expand into international mobile advertising markets involves a three-year roadmap. We plan to start exploring the international mobile advertising market in the third quarter of 2024, supported by establishing an in-house global advertising operations team composed of approximately 10 staff based in China. We will seek partnerships with agents of mainstream international media platforms such as Google, Meta, TikTok and Bing, focusing on providing mobile advertising services to Chinese advertisers and aiming to place ads in Hong Kong SAR, Macau SAR and Southeast Asian countries like Thailand and Indonesia due to their cultural similarities with China. In the third quarter of 2025, we plan to expand the mobile advertising service to Japan, Korea, India and African countries, and expand our media connections to the advertising divisions of mobile phone brands, such as Transsion, Oppo, Vivo and Xiaomi, or their agents. We also plan to deploy more human resources, including adding approximately 10 staff based in China, and approximately 10 staff based in our Southeast Asian subsidiary to be established. In the third quarter of 2026, we plan to expand our mobile advertising service further into the U.S. and European markets. We plan to establish a subsidiary in the U.S., while adding Apple Ads or its agent to our media connections. This will be supported by deploying approximately 20 staff in our U.S. and European operations.

The abovementioned goal to establish collaborations and develop relationships with certain media platforms such as Google, Meta, Tiktok, Bing, Transsion, Oppo, Vivo and Xiaomi entails not only paying to place ads on such media platforms, but also becoming an agent of these platforms, or agents of platform agents. The specific choice of different collaboration models will depend on various factors in the future, including but not limited to estimated ads volume, cost-efficiency, difficulty of collaboration, and management’s judgement.

As part of our marketing plan, we intend to use 12% of the net proceeds of this offering, to fund our three-year expansion plan into international mobile advertising markets, Specifically, we intend to use these funds to support the abovementioned expansion of our marketing team size.

Expanding into Live-streaming Cross-border E-commerce in Southeast Asia:

Recognizing the potential in the Southeast Asian market, we intend to explore expansion into the live-streaming e-commerce market in Southeast Asia. We have gained relevant industry insight into these sectors from our existing business operations of mobile advertising, and we plan to conduct grounded research to further understand the details and competitive landscape of the local market, followed by establishing local teams. We will specifically target emerging economies, where labor costs are relatively low. By recruiting locally, we plan to launch live-streaming e-commerce operations that cater directly to the unique needs of local residents and promote products preferred by local customers.

Our three-year plan for entering the live-streaming e-commerce market in Southeast Asia is outlined in a roadmap starting in the third quarter of 2024. We intend to initiate our e-commerce operations in Southeast Asia, with our first stop in Indonesia. The team established in Indonesia will comprise approximately one to two staff members dispatched from China and 5-8 staff recruited locally. Our approach involves setting up independent online storefronts, primarily featuring digital products and apparel, and focusing on direct online orders, bolstered by media promotions. We plan to extend to major e-commerce platforms starting from the third quarter of 2025, including Temu, Amazon, and Shopee. We intend to broaden our geographic footprint to Thailand and Vietnam, establishing a new team based in Thailand. This expansion will see an addition of approximately 10-20 local staff. During this phase, we will also integrate live-streaming as a key component of our e-commerce strategy, enhancing engagement and sales. In the third quarter of 2026, we plan to expand further into Malaysia and Singapore. This expansion will involve recruiting an additional 10-20 local staff members. Our goal is to establish a robust presence in the Southeast Asian e-commerce market, leveraging unique sales strategies and local market insights to optimize our reach and effectiveness. As part of our marketing plan, we intend to use 3% of the net proceeds of this offering to fund our three-year plan of entering the live-streaming e-commerce market in Southeast Asia. Specifically, we intend to use these funds to support the abovementioned expansion of team and the acquisition of product inventory.

The Business Model

The PRC operating entities specialize in establishing tailored mobile advertising services and placement of ads. The form of advertisement being adopted depends on the advertising platform chosen. For example, video ads are used for online short video platforms such as Douyin and Kuaishou, while picture ads are used for online news platforms such as Toutiao and Netease News. Among these forms of advertisement, we primarily adopt online short video ads for advertisers, leveraging the user traffic and engagement brought by the popularity of China’s online short video platforms. Unlike traditional marketing techniques, the PRC operating entities’ short video marketing solutions attract audiences by offering them an engaging and immersive experience. Depending on the client’s product, the display forms include short stories, game-play footages, key opinion leader (KOL) and celebrity endorsements, and relatable day-to-day scenarios, which are all aimed to resonate with the target audience. Below are examples showcasing the short video ads developed and placed by the PRC operating entities for a mobile game product and an E-commerce product, as these are two industries that heavily use mobile advertising services:

Showcase — Advertisement for Mobile Game Product

Douyin Platform Recommendation
Display of Video Ad Content
Jump to Landing Page / Conversion
Video Playing
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Services and Operational Flow

The PRC operating entities provide tailored mobile advertising service to their advertising clients through their media resources, which consist of authorized agents of media platforms. Below is the PRC operating entities’ operational flow chart that describes their services and operations flow.

•        Advertising Clients

The PRC operating entities primarily serve advertisers and advertising agencies representing their advertising clients, who aim to engage end consumers via mobile advertising campaigns. The PRC operating entities do not distinguish between these two types of clients and engage with them in identical manners. This means that the service flow is always the same in each case. When the PRC operating entities establish contractual relationships with advertising agencies, the PRC operating entities treat these agencies as their exclusive clients and do not engage with the advertisers these agencies represent in any way.

Typically, clients allocate their marketing budgets to the PRC operating entities in exchange for their tailored mobile advertising service. With their advertising service backed by comprehensive marketing strategies and in-depth analytical expertise, the PRC operating entities help advertisers refine their marketing approaches, bolstering brand visibility, and effectively engaging, converting, and retaining their consumer base through mobile advertising campaigns.

•        Authorized Agents of Media Platforms

Agents of media platforms have direct contracts with mainstream media platforms. The PRC operating entities establish connections with these agents to gain access to the media platforms, to which the PRC operating entities do not otherwise have access, setting up advertiser accounts registered with these platforms for operations. Partnerships with agents of mainstream media platforms enable the PRC operating entities to procure ad slots, which are subsequently employed to disseminate ads, satisfying their advertising clients’ specifications.

In some cases, the PRC operating entities engage agents of platform agents, instead of platform agents directly, to gain access to media platforms. However, the PRC operating entities do not distinguish between these two types of suppliers and engage with them in identical manners. This means that the service flow is always the same in each case. When the PRC operating entities establish contractual relationships with agents-of-agents, the PRC operating entities do not engage with the authorized platform agents in any way.

•        Media Platforms

Media platforms primarily consist of online media platforms in China that seek to capitalize on their user traffic by providing mobile advertising spaces. These platforms include online short video platforms, social media networks, and search engine platforms, such as Douyin, Tencent, Toutiao, and Baidu. Given the PRC operating entities’ capability to help advertising clients accurately target and attract end consumers with their tailored mobile advertising services, they are able to ensure the optimal utilization of advertising spaces for the media platforms.

•        Internet Users

The PRC operating entities deliver tailored mobile advertising content, primarily online short video advertisements, to Internet users via media platforms. Leveraging their marketing strategies and analytical expertise, the PRC operating entities craft and place large-scale, tailored mobile advertising services for their advertising clients. This content is subsequently presented to Internet users through authorized agents on media platforms designated by advertisers.

The tailored full services for advertisement provided by the PRC operating entities include marketing strategy formulation, comprehensive analysis of the overall marketing approach, ads content design and creation, ads placement, and continuous monitoring and optimization of the ads placement. The PRC operating entities establish accounts in their name on various media platforms for ads placement and facilitate payments to these platforms. Additionally, the PRC operating entities are responsible for optimization and post-placement performance analysis. The PRC operating entities have streamlined a proficient service workflow for their advertisers, with the entire process typically spanning one to three months. The following descriptions outline the service workflow the PRC operating entities employ for their advertising clients:

•        Engaging Advertising Clients and Media Partners

The PRC operating entities typically establish framework agreements with their advertising clients, and the term of such framework agreement is typically one year or less. These framework agreements that the PRC operating entities enter into with their clients are largely short-term agreements, and advertisers may cease purchasing their mobile advertising service at any time with no prior notice. These framework agreements typically set the cooperation relationship between the PRC operating entities and their clients, list contract terms such as scope of work, term of agreement, representations and warranties, rights and obligations, confidentiality terms, payment method, payment term, and other customary clauses. The framework agreements usually do not involve a specific contract amount, and the invoiced amount would depend on the actual result of the advertising campaign, which is contained in the settlement statement and invoice periodically issued by the PRC operating entities. Additionally, the PRC operating entities also evaluate potential advertising clients based on criteria such as their business model, financial health, credit history, product advantages, growth prospects, and potential legal risks. Only advertisers that pass these criteria are considered for sign-up. Concurrently, the PRC operating entities facilitate the submission of requisite documents to specific online media platforms, to obtain their approval to create accounts. They coordinate with the authorized agents of media platforms for account opening up.

•        Communicating with Advertising Clients and Conducting Comprehensive Analyses

The PRC operating entities communicate with advertising clients to figure out details such as the placement duration, budget allocation, primary internet user targeting, and content creation. The PRC operating entities also conduct comprehensive analyses, including product analysis, competitor analysis and user demand analysis, to better formulate the optimal placement strategy and marketing material. Product analysis focuses on understanding and summarizing key highlights of the client’s product, its unique selling points, potential market gaps it addresses, and the overall value proposition it offers to the target audience. This comprehensive understanding allows for creating compelling and relevant ads that resonate with potential customers. Competitor analysis delves into identifying the strengths and weaknesses presented by competitors in the same industry or market segment that the PRC operating entities’ client operates in. The PRC operating entities usually choose two groups of competitors to facilitate the analysis: top-tier players in the sector, and same-level comparable players. By understanding the competitive landscape, the PRC operating entities can pinpoint areas where the client’s product stands out, or where there may be a need for differentiation. This ensures that the marketing materials and placement strategies not only position the client favorably against competitors but also capitalize on market opportunities that others may have overlooked. User demand analysis aims to grasp the needs, preferences, and behaviors of the target audience of the ad. By understanding what the audience seeks, the PRC operating entities can tailor marketing materials to address those specific needs, ensuring a higher probability of engagement with an ad. In essence, by performing these three in-depth analyses, the PRC operating entities equip themselves with the knowledge to craft a well-informed and efficient placement strategy, ensuring that the client’s ad is placed in the best possible light to the right audience.

•        Campaign Planning and Tailored Ad Content Development

Following the finalization of each framework agreement, the PRC operating entities collaborate with advertising clients to craft a campaign tailored to their specific requirements and marketing objectives. This involves determining key campaign parameters, including target end consumer demographics, device preferences, geographic focus, user preferences, and the proposed start and end dates for the campaigns. Additionally, the PRC operating entities offer strategic marketing recommendations supported by the above-mentioned comprehensive analyses. These strategies might undergo multiple revisions, with the final implementation depending on the advertising client’s approval.

Pursuant to the framework agreements that the PRC operating entities enter into with their clients and the subsequent communication with them regarding the details of advertising campaigns, the PRC operating entities usually require their advertising clients to deposit a certain amount of their advertising budget with the PRC operating entities. This deposited share of client’s budget usually ranges in amount between a few days of their advertising budget up to a month, depending on the negotiation between the PRC operating entities and their clients.

Based on the developed campaign plans and specific requests from its advertising clients, the PRC operating entities proceed to develop creative concepts, converting them into production-ready scripts. For online short video ads, actors are engaged to film the initial video materials; for other types of ads, such as pictures, corresponding ad material is created. The materials then undergo further customization and refinement by the in-house editor and post-production teams, incorporating special designs and effects to meet the clients’ needs, budget, and preferences. All content and materials undergo a review process that ensures the alignment with all applicable legal and regulatory guidelines, ethical norms, and the specific policies of the media platform.

•        Placement of Mobile Advertisements

The PRC operating entities manage user traffic acquisition and actively participate in the bidding process for advertising spaces on online media platforms chosen by their advertising clients. Primarily, backend tools provided by media platforms facilitate the placement of the mobile ads. The PRC operating entities use the bidding platform provided by media platforms to place competitive bids for advertising spaces on media platforms on behalf of their clients. This process involves competing with other advertisers or third-party agencies bidding for the same ad space. Each bidder specifies the desired time slot for their ad, their target audience, and the fee they are willing to pay the media platform. Ultimately, the media platform selects the most beneficial bid, granting the ad space to the highest or most suitable bidder.

Depending on client preferences, the PRC operating entities might place online short video ads on specific platforms designated by the advertisement client. Alternatively, if there are no explicit platform preferences from the advertiser, the PRC operating entities usually opt for the most famous and widely used platforms, such as Douyin and Tencent. Metrics like daily active users (“DAUs”) and monthly active users (“MAUs”) — representing the number of users who engage with a platform daily or monthly — are helpful indicators of platform activity and popularity. Published periodically by media platforms, this data assists the PRC operating entities in gauging user engagement across various platforms. To optimize marketing effect, the PRC operating entities prioritize advertising on platforms with higher DAUs and MAUs, considering the advertisement client’s budget, product features, and the cost of ads placement on specific platforms.

During the ad placement process, unlike many advertising agents who use a single placement strategy, the PRC operating entities often use a technique called “A-B Test” that utilizes a wide range of placement strategies and marketing materials that focus on different product or service highlights of their client, and test which route is more effective in terms of boosting client’s ROI. By consistently implementing this strategy, the PRC operating entities are able to quickly identify the optimal placement strategy and marketing material, thus stabilizing their client’s ROI after the testing period. This strategy, developed from the PRC operating entities’ experience with advertising clients across different sectors, not only fits the sector-specific demands of their clients, but also fortifies and expands the PRC operating entities’ clientele.

•        Performance Monitoring and Optimization

After placing the online ad, especially the online short video ad, the PRC operating entities continuously track the ad’s performance. This real-time monitoring ensures that the marketing effect on the media platforms aligns with the set objectives and allows for timely adjustments as needed. Combining the results and insights provided by the “A-B Test,” the PRC operating entities are able to choose the optimal placement strategy and marketing materials that yield a better ROI for their advertisement client, and to continuously adjust the placement strategy and marketing materials to better fit the shifting user interests and market trend, if applicable.

•        Settlement of Service

The PRC operating entities’ suppliers typically issue invoices of traffic acquisition costs to them on a monthly basis based on ad performance data. The PRC operating entities will then issue invoices to their advertisers. Pursuant to the framework agreement that the PRC operating entities usually enter into with their clients, the PRC operating entities’ revenue is performance-based as measured by ad performance data, and pricing model, and they primarily bill their advertisers using a CPM model. CPM, which is Cost Per Mille, is a mobile advertising pricing model where an advertiser pays a media platform (typically a short video platform, search engine, or a network of websites) or its agents when Internet users view the ad a thousand times, multiplied by the cost per thousand views we charge to our advertising clients, which is variable and determined based on factors such as the advertising client’s needs regarding the ad content and service, competition during the ad space bidding process, the price that the advertiser is willing to bid and real time fluctuation of market price of ad space. The payment period of the invoices is generally 60 days.

Revenue and Pricing Model

Our revenue is generated by media placement and agent services. The primary source of revenue for the PRC operating entities is media placement, which stems from the PRC operating entities’ offer of tailored mobile advertising service, with a notable emphasis on online short video advertising. This includes marketing strategy formation, comprehensive analysis of the overall marketing approach, ad content design, ad content creation, ad placement, and continuous monitoring and optimization of the ad placement. Pursuant to the framework agreement that the PRC operating entities usually enter into with their clients, the PRC operating entities’ revenue is performance-based as measured by ad performance data and the relevant pricing model. They primarily bill their advertisers using a CPM model. CPM, which is Cost Per Mille, is a mobile advertising pricing model where an advertiser pays a media platform (typically a short video platform, search engine, or a network of websites) or its agents when Internet users view the ad a thousand times, multiplied by the cost per thousand views we charge to our advertising clients, which is variable and determined based on factors such as the advertising client’s needs regarding the ad content and service, competition during the ad space bidding process, the price that the advertiser is willing to bid and real time fluctuation of market price of ad space. Under this model, the PRC operating entities recognize revenue when a thousand views from Internet users are recorded by the media platform’s backend billing system.

For the fiscal years ended June 30, 2023 and 2022, we had a revenue of $157.22 million and $36.96 million, respectively, and a net income of $4.46 million and $1.26 million, respectively. For the six months ended December 31, 2023 and 2022, we recorded revenue of $112.3 million and $115.1 million, respectively, and net income of $1.3 million and $0.7 million, respectively. Among our revenue sources, the revenues generated from mobile media placement contributed 99.21% and 99.79% of our revenue for the fiscal year ended June 30, 2023 and 2022, respectively; revenues generated from advertising agent service contributed 0.79% and 0.21%, respectively. For the six months ended December 31, 2023 and 2022, 99.78% and 99.18% of our revenue was generated from mobile media placement, with the remaining revenues coming from advertising agent service, representing 0.22% and 0.82%, respectively.

Data Privacy and Security

The businesses of the PRC operating entities do not involve collecting personal data from Internet users. Instead, they gather operational data, such as their advertising clients’ ads placement costs, number of total views and click-throughs of the ads, excluding any personal or private information. These data are generated from and remain stored on media platforms’ backend data system where the PRC operating entities place ads for their clients (platforms such as Douyin and Tencent). These platforms store and protect the data in adherence to their policies.

While services provided by the PRC operating entities involve establishing customer and user portraits for advertising clients, the development of such portraits only seek to establish a general illustration of user and consumer online activities. As a result, it does not involve the collection of person-specific data. An example of such a portrait would be “25 – 30 years old, male, favors mobile game products, search keywords often involve gaming and pets”. In addition, the data is neither collected nor stored by the PRC operating entities but is instead stored on the media platform’s operating platforms.

Suppliers

The PRC operating entities recognize authorized agents of media platforms, such as Douyin and Tencent, and the agents of platform agents, as their suppliers. The basis for partnerships with suppliers is their services and fee quotes. The PRC operating entities place advertisements on these media platforms.

During the fiscal years 2022 and 2023 and the six months ended December 31, 2023, the PRC operating entities were required by certain media partners (or their authorized agencies) to place deposits as performance security, and they may elect to make deposits associated with committed advertising spend on behalf of the selected advertisers as required by certain media partners before the beginning of the advertising campaign. Upon receiving payments from the PRC operating entities, these agents charge the ads accounts and assign a portion of their rebates received from the media platforms to the PRC operating entities, which is then shared with the clients of the PRC operating entities. The exact portion of sharing varies case-by-case with no specific rules. These agents typically issue invoices of traffic acquisition costs to the PRC operating entities based on ad performance data on a monthly basis.

Below are the lists of our top five suppliers in the fiscal years ended June 30, 2022 and 2023, and during the six months ended December 31, 2023.

•        Six months ended December 31, 2023

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms	Supplier Identity
Chongqing Shuangyuzuo Information Technology Co. (“Chongqing Shuangyuzuo”)	RMB119,432,131 (approximately $16.63million); 15.4%	Chongqing Shuangyuzuo provided online content promotion service to Xiamen Qingxiangxing. The contract term was from August 8, 2023 to August 8, 2024.	Agent of Platform Agent
Xiamen Xindijia Network Technology Co. (“Xiamen Xindijia”)	RMB 91,128,595 (approximately $12.73 million); 11.7%	Xiamen Xindijia provided online content promotion service to Xiamen Qingxiangxing. The contract term was from January 1, 2023 to December 31, 2023.	Agent of Platform Agent
Guangdong Yinxing Technology Co. (“Guangdong Yinxing”)	RMB58,691,066 (approximately $8.20 million); 7.5%	Guangdong Yinxing provided online content promotion service to Xiamen Qingxiangxing. The contract term was from January 1, 2023 to December 31, 2023.	Agent of Platform Agent
Xiamen Boshengxue Network Technology Co., Ltd. (“Xiamen Boshengxue”)	RMB70,212,622 (approximately $9.80 million); 9.0%	Xiamen Boshengxue provided online content promotion service to Xiamen Xinqianhui. The contract term was from January 1, 2023 to December 31, 2025.	Agent of Platform Agent

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms	Supplier Identity
Shanghai Jingdong Daojia Information Technology Co. (“Shanghai Jingdong”)	RMB32,858,491 (approximately $4.59 million); 4.2%	Shanghai Jingdong provided online content promotion service to Xiamen Qingxiangxing. The contract term was from September 1, 2023 to May 31, 2024.	Agent of Platform Agent

•        Fiscal year ended June 30, 2023

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms	Supplier Identity
Xiamen Jiuzhou Yuanqi Communications Co., Ltd. (“Xiamen Jiuzhou”)	RMB15,243,766 (approximately $2,109,630); 10.3%	Xiamen Jiuzhou provided social media traffic promotion platform and services to Xiamen Xinqianhui. The contract term was from July 19, 2022 to July 18, 2023.	Agent of Platform Agent
Shenzhen Donson Information Technology Co., Ltd. (“Donson”)	RMB13,126,419 (approximately $1,816,604); 8.8%

Donson provided ads marketing services and a marketing product called MarketingDesk to Xiamen Xinqianhui. MarketingDesk provides marketing insights analysis and cross-platform promotion management services. The contract term was from April 1, 2022 to December 31, 2022, and was extended for one year to December 31, 2023.

Platform Agent
Taisi Information Technology (Shanghai) Co., Ltd. (“Taisi Information”)	RMB8,092,260 (approximately $1,119,912); 5.4%	Taisi Information provided ads placement services to Xiamen Kuangshi. The contract term was from January 13, 2022 to December 12, 2022.	Agent of Platform Agent
Guangdong Xuanrun Shuzi Information Technology Co., Ltd. (“Guangdong Xuanrun”)	RMB7,011,892 (approximately $970,397); 4.7%	Guangdong Xuanrun provided online traffic promotion services to Xiamen Xinqianhui. The contract term was from July 1, 2022 to June 30, 2023.	Platform Agent
Xiamen Boshengxue	RMB6,803,612 (approximately $941,572); 4.6%

Service Agreement:

Xiamen Boshengxue provided social media traffic promotion platform and services to Xiamen Xinqianhui. The contract term was from April 15, 2022 to December 14, 2022.

Information Promotion Agreement:

Xiamen Boshengxue provided online content promotion service to Xiamen Xinqianhui. The contract term was from January 1, 2023 to December 31, 2025.

Agent of Platform Agent

•        Fiscal year ended June 30, 2022

Supplier	Purchase Amount (RMB); Percentage	Major Contract Terms	Supplier Identity
Shenzhen Jiuxing Interactives Co., Ltd. (“Shenzhen Jiuxing”)	RMB6,528,467 (approximately $972,743); 18.4%	Shenzhen Jiuxing provided ad promotion service to Xiamen Xinqianhui. The contract term was from April 1, 2022 to December 31, 2022.	Platform Agent
Jiangmen Yinxing Robotics Co., Ltd. (“Jiangmen Yinxing”)	RMB5,039,413 (approximately $750,874); 14.3%

Data Analysis and Promotion Service Framework Contract:

Jiangmen Yinxing provided data analysis and promotion service to Xiamen Kuangshi. The contract term was from September 6, 2021 to September 5, 2022. The term was extended from September 6, 2022 to December 31, 2023.

Data Analysis and Promotion Service Framework Contract:

Jiangmen Yinxing provided data analysis and promotion service to Xiamen Qingxiangxing. The contract term was from January 1, 2023 to December 31, 2023.

Agent of Platform Agent
Taisi Information	RMB4,153,002 (approximately $618,798); 11.6%	Taisi Information provided ads placement services to Xiamen Kuangshi. The contract term was from January 13, 2022 to December 12, 2022.	Agent of Platform Agent
Guangzhou Xunguo Communications Co., Ltd. (“Guangzhou Xunguo”)	RMB1,972,379 (approximately $293,885); 5.6%	Guangzhou Xunguo provided social media traffic promotion platform and services to Xiamen Kuangshi. The contract term was from May 28, 2021 to May 27, 2022.	Agent of Platform Agent
Guangzhou Jiuxing Interactive Co., Ltd. (“Guangzhou Jiuxing”)	RMB1,734,434 (approximately $258,431); 4.9%	Guangzhou Jiuxing provided social media traffic promotion platform and services to Xiamen Kuangshi. The contract term was from August 13, 2021 to August 12, 2022.	Platform Agent

The major factors that the PRC operating entities evaluate when selecting suppliers are their industry experience, fee quotes, ease of communication, and payment terms. The PRC operating entities maintain a long-term partnership with their suppliers and rarely change them.

Customers, Sales, and Marketing

The PRC operating entities recognize advertisers and advertising agencies as their customers. Many advertisers proactively seek to cooperate with the PRC operating entities. In addition, as the PRC operating entities accumulate their professional experience and develop their industry network, media platforms and their authorized agents frequently recommend advertisers to collaborate with the PRC operating entities. The PRC operating entities also maintain sales and marketing teams, comprised of an aggregate of thirty-nine persons, who actively seek to expand their advertisement client base.

Typically, the PRC operating entities establish partnerships with advertising clients via framework agreements. These agreements are meant for advertising clients aiming to secure ad inventory over an extended timeframe, generally a year. These framework agreements that the PRC operating entities enter into with their clients are largely short-term agreements, and advertisers may cease purchasing their mobile advertising service at any time with no prior notice. These framework agreements typically set the cooperation relationship between the PRC operating entities and their clients, list contract terms such as scope of work, term of agreement, representations and warranties, rights and obligations, confidentiality terms, payment method and term, and other customary clauses. The framework agreements usually do not involve a specific contract amount, and the invoiced amount would depend on the actual result of the advertising campaign, which is contained in the settlement statement and invoice periodically issued by the PRC operating entities. Specifically, for shorter-term ad campaigns, especially those tailored for social media marketing, the PRC operating entities might enter into one-time service agreements with the advertisement client, instead of a framework agreement. The contracts between the PRC operating entities and their advertising clients usually lack exclusivity clauses, which means advertising clients have the flexibility to engage with other advertising service providers, or even to collaborate with several service providers for a single advertising campaign.

During the fiscal years ended June 30, 2022 and 2023, and the six months ended December 31, 2023, we had 238, 64, and 120 advertisers, respectively. Below are the lists of our top five advertisers during the six months ended December 31, 2023, and the two fiscal years ended December 31, 2022 and 2023:

•        Six Months ended December 31, 2023

Advertising Customer	Sales Amount (RMB); Percentage	Major Contract Terms	Customer Identity
Shengmao Data Technology Development Co. (“Shengmao”)	RMB228,343,823 (approximately $31.90 million); 28.4%	Xiamen Qingxiangxing provided online traffic promotion service to Shengmao. The contract term was from January 1, 2023 to December 31, 2023.	Advertiser
Jinyun Shunqing Technology Co. (“Jinyun Shunqing”)	RMB73,589,623 (approximately $10.28 million); 9.2%	Xiamen Qingxiangxing provided online traffic promotion service to Jinyun Shunqing. The contract term was from July 1, 2023 to December 31, 2023.	Advertiser
Guangzhou Maiwang Information Technology Co. (“Guangzhou Maiwang”)	RMB60,817,018 (approximately $8.50 million); 7.6%	Xiamen Qingxiangxing provided online traffic promotion service to Guangzhou Maiwang. The contract term was from August 1, 2023 to July 1, 2024.	Advertiser
Shenzhen Qianhai Gaoxin International Medical Management Co., Ltd. (“Qianhai Gaoxin”)	RMB40,397,541 (approximately $5.64 million); 5.0%	Xiamen Henhaowan provided online traffic promotion service to Qianhai Gaoxin. The contract term was from January 1, 2022 to December 31, 2023.	Advertiser
Chongqing Zongzhengxin Network Technology Co. (“Chongqing Zongzhengxin”)	RMB26,037,736 (approximately $3.64 million); 3.2%	Xiamen Qingxiangxing provided online traffic promotion service to Chongqing Zongzhengxin. The contract term was from August 23, 2023 to August 22, 2024.	Advertiser

____________

1        QuestMobile, https://www.questmobile.com.cn/research/report/1640626113196691458 (last visited October 17, 2023)

•        Fiscal year ended June 30, 2023

Advertising Customer	Sales Amount (RMB); Percentage	Major Contract Terms	Customer Identity
Xuancai Hudong Network Technology Co., Ltd. (“Xuancai Hudong”)	RMB14,530,154 (approximately $2,010,871); 9.24%	Xiamen Kuangshi provided online traffic promotion service to Xuancai Hudong. The contract term was from May 13, 2022 to December 31, 2023.	Advertiser
Qianhai Gaoxin	RMB11,921,879 (approximately $1,649,904); 7.58%	Xiamen Henhaowan provided online traffic promotion service to Qianhai Gaoxin. The contract term was from January 1, 2022 to December 31, 2023.	Advertiser
Fanya Information Technology (Jiangsu) Co., Ltd. (“Fanya”)	RMB 5,283,256 (approximately $731,165); 3.36%	Xiamen Xinqianhui provided online traffic promotion service to Fanya. The contract term was from July 1, 2022 to July 1, 2023.	Ad Agency
Hongshi Yangguang (Shenzhen) Technology Co., Ltd. (“Hongshi Yangguang”)	RMB 4,524,072 (approximately $626,099); 2.88%	Xiamen Kuangshi provided online traffic promotion service to Hongshi Yangguang. The contract term was from April 6, 2022 to April 5, 2023.	Advertiser
Zhongpinyuan (Beijing) Technology Co., Ltd. (“Zhongpinyuan”)	RMB3,683,071 (approximately $509,711); 2.34%	Xiamen Xinqianhui provided social media traffic promotion platform and services to Zhongpinyuan. The contract term was from May 1. 2022 to April 30, 2023.	Ad Agency

•        Fiscal year ended June 30, 2022

Advertising Customer	Sales Amount (RMB); Percentage	Major Contract Terms	Customer Identity
Beijing International Advertising & Communication Group (“BIAC Group”)	RMB 7,658,901 (approximately $1,141,177); 20.7%	Xiamen Kuangshi provided online traffic promotion service to BIAC Group. The contract term was from May 28, 2021 to May 27, 2022.	Ad Agency
Huzhou Hongli Technology Development Co., Ltd. (“Huzhou Hongli”)	RMB 4,876,015 (approximately $726,527); 13.2%	Xiamen Kuangshi provided online traffic promotion service to Huzhou Hongli. The contract term was from May 28, 2021 to May 27, 2022.	Ad Agency
Shenzhen Yisou Tianxia Technology Co., Ltd. (“Shenzhen Yisou”)	RMB 3,136,936 (approximately $467,404); 8.41%	Xiamen Kuangshi provided online traffic promotion service to Shenzhen Yisou. The contract term was from October 1, 2021 to September 30, 2022.	Advertiser
Beijing Yisou Tianxia Technology Co., Ltd. (“Beijing Yisou”)	RMB2,468,065 approximately $367,742); 6.62%	Xiamen Kuangshi provided online traffic promotion service to Beijing Yisou. The contract term was from May 28, 2021 to May 27, 2022.	Advertiser

____________

2        Yiguan Analysis, https://www.analysys.cn/article/detail/20021033 (last visited October 17, 2023)

Advertising Customer	Sales Amount (RMB); Percentage	Major Contract Terms	Customer Identity
Qianhai Gaoxin	RMB1,969,457 (approximately $293,449); 5.3%	Xiamen Henhaowan provided online traffic promotion service to Qianhai Gaoxin. The contract term was from January 1, 2022 to December 31, 2023.	Advertiser

Industry

The PRC operating entities operate in the mobile advertising industry in China. Since the majority of the ads that the PRC operating entities place are in the form of online short videos, the PRC operating entities primarily operate in the mobile advertising industry in China, within the scope of the overall marketing industry in China. According to the 2022 China Mobile Advertising Industry Insight Report published by QuestMobile1 (the “QuestMobile Report”), the market size of China’s mobile advertising industry reached RMB663.9 billion (approximately $90.7 billion) in 2022. It is expected to reach RMB714.6 billion (approximately $97.6 billion) and RMB788.4 billion (approximately $107.7 billion) in 2023 and 2024, respectively. Additionally, within the overall mobile advertising industry in China, the mobile advertising market accounted for 88.3% of the total market size in 2022, reached RMB586.2 billion (approximately $80.1 billion), and is expected to increase to RMB635.3 billion (approximately $86.8 billion) and RMB700.0 billion (approximately $95.6 billion) in 2023 and 2024, respectively. The proportion of mobile advertising market size in the overall mobile advertising industry is expected to be 88.9% and 88.8% in 2023 and 2024, respectively, remaining largely unchanged from 2022. The growing trend of the mobile advertising industry in China has played an important role in the business of the PRC operating entities, as mobile ads and short video ads serve as an important medium for the PRC operating entities’ ads placement operation.

As the popularity of short video social media platforms has risen in past years, ads placement and marketing content on short video social media platforms are playing an increasingly important role in the mobile advertising industry. According to the 2023 China Mobile Advertising Market Annual Analysis published by Yiguan Analysis2 (the “Yiguan Analysis”), the user base and stickiness of short videos reached new heights, with the penetration rate increasing steadily in 2022. By occupying a significant portion of Internet users’ mobile internet browsing time and utilizing decentralized intelligent recommendation mechanisms, short videos have become an important medium for efficiently reaching and virally expanding the user base. As of December 2022, the monthly active users (“MAU”) of short video platforms reached 936 million, a year-on-year increase of 10.5% compared to December 2021. On average, Internet users spent 196 minutes per day on short video platforms, representing a year-on-year increase of 12.2% compared to December 2021.

The rapidly growing trend of the marketing industry, especially mobile advertising industry, and the increased popularity of short video social media platforms have contributed to the increasing need for tailored and effective mobile advertising service for advertising clients in China, which catalyzes the growing need for the PRC operating entities’ services.

Competition

The mobile advertising industry in China is both highly fragmented and intensely competitive. Companies with a robust combination of media resources and unique service offerings are likely to succeed in the long run. Competing in this space demands several core competencies: connections to media resources, advertisement clientele base, management and service teams, financial resources, service quality, brand presence, and placement and marketing optimization strategies.

As the PRC operating entities serve advertising clients from different sectors, they contend not only with generalist competitors but also with niche specialists who cater exclusively to specific sectors or industries. This multifaceted competition underscores the complexities inherent in the mobile advertising industry in China.

The PRC operating entities’ competitive position is strengthened by its tailored service approach. The PRC operating entities can effectively compete with their competitors with their service quality and management team’s experience. Furthermore, the PRC operating entities’ business network with their suppliers amplifies their competitive advantage. The abovementioned factors give the PRC operating entities their competitive edge in this highly fragmented industry.

Employees

The PRC operating entities had 93, 93, 77, and 17 full-time employees as of December 31, 2023, June 30, 2023, 2022 and 2021, respectively. The following tables set forth the detailed number of their full-time employees as of the end of the past three fiscal years:

Number of Employees as of December 31, 2023

	Function
Entity	Administration and Management	Sales and Marketing	Technical and Operations	Finance and Accounting	Total
Xiamen Kuangshi	2	1	15	3	21
Xiamen Ganqilai	0	2	24	0	26
Xiamen Henhaowan	0	7	1	1	9
Xiamen Gongjuren	0	0	0	0	0
Xiamen Xinqianhui	0	9	0	1	10
Xiamen Qingxiangxing	0	6	3	0	9
Xiamen Weisuli	0	0	3	0	3
Shenzhen Miaojuhuiliang	0	14	1	0	15
Total	2	39	47	5	93

Number of Employees as of June 30, 2023

	Function
Entity	Administration and Management	Sales and Marketing	Technical and Operations	Finance and Accounting	Total
Xiamen Kuangshi	2	21	22	3	48
Xiamen Ganqilai	0	2	16	0	18
Xiamen Henhaowan	0	9	0	1	10
Xiamen Gongjuren	0	0	0	0	0
Xiamen Xinqianhui	0	0	9	1	10
Xiamen Qingxiangxing	0	7	0	0	7
Xiamen Weisuli	0	0	0	0	0
Shenzhen Miaojuhuiliang	0	0	0	0	0
Total	2	39	47	5	93

Number of Employees as of June 30, 2022

	Function
Entity	Administration and Management	Sales and Marketing	Technical and Operations	Finance and Accounting	Total
Xiamen Kuangshi	2	33	37	5	77
Xiamen Ganqilai	0	0	0	0	0
Xiamen Henhaowan	0	0	0	0	0
Xiamen Gongjuren	0	0	0	0	0
Xiamen Xinqianhui	0	0	0	0	0
Xiamen Qingxiangxing	0	0	0	0	0
Xiamen Weisuli	0	0	0	0	0
Shenzhen Miaojuhuiliang	0	0	0	0	0
Total	2	33	37	5	77

Number of Employees as of June 30, 2021

	Function
Entity	Administration and Management	Sales and Marketing	Technical and Operations	Finance and Accounting	Total
Xiamen Kuangshi	1	0	11	1	13
Xiamen Ganqilai	1	0	2	1	4
Xiamen Henhaowan	0	0	0	0	0
Xiamen Gongjuren	0	0	0	0	0
Xiamen Xinqianhui	0	0	0	0	0
Xiamen Qingxiangxing	0	0	0	0	0
Xiamen Weisuli	0	0	0	0	0
Shenzhen Miaojuhuiliang	0	0	0	0	0
Total	2	0	13	2	17

The PRC operating entities typically enter into standard employment contracts with their full-time employees. As required under China’s regulations, the PRC operating entities participate in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, maternity, and unemployment benefit plans. The PRC operating entities do not have contractor workers.

We believe that the PRC operating entities maintain a good working relationship with their employees, and they have not experienced material labor disputes in the past. None of their employees are represented by labor unions.

Insurance

We maintain certain insurance policies to safeguard against risks and unexpected events. As required by PRC regulations, our PRC operating entities participate in various government statutory employee benefit plans, including social insurance, namely pension insurance, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, and housing funds. Our PRC operating entities are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government regulations from time to time. The Company maintains a director and officer liability insurance policy.

We cannot assure you that the insurance policies we have taken out are always able to cover all losses we sustain. In the case of an uninsured loss or a loss in excess of insured limits, including those caused by natural disasters and other events beyond our control, we may be required to pay for losses, damages, and liabilities out of our own funds. For details regarding such risks, refer to “Risk Factors — Risks Relating to Our Business and Industry — The PRC operating entities may not have sufficient insurance coverage to cover their potential liability or losses and, as a result, our business, financial condition, results of operations and prospects may be materially and adversely affected should any such liability or losses arise.”.

Property

As of the date of this prospectus, the PRC operating entities own one property and lease one office in China with an aggregate gross floor area of approximately 5,839.6 square feet. The owned property is being used as office space for the PRC operating entities, including Xiamen Fun, Xiamen Ganqilai, Xiamen Weisuli, Xiamen

Zhousha, Xiamen Wannianfeng, Xiamen Kenini, and Xiamen Qiqian. The areas of owned and leased premises are based on the figures specified in the land use certificates or the corresponding lease agreements. The following table shows notable information for the properties the PRC operating entities own or lease as of the date of this prospectus:

Location	Size (Square Feet)	Current Use	Term of Use	Annual Rent	Rent/ Owned By	Rent from
6th Floor, Unit 602, Building 1, No. 1888 Hongxiang West Road, Jinhai Street, Xiang’an District, Xiamen City, Fujian Province, China	1,354.93	Office	April 1, 2024 – March 31, 2025	RMB 52,272 (approximately $7,330)	Xiamen Qingxiangxing	Xiamen Xiangfa Real Estate Co., Ltd.
Unit 602, Building 2, Plot F17, Phase 3 of Xiamen Software Park, Jimei District, Xiamen City, Fujian Province, China	4,484.67	Office	June 30, 2022 – Present	Owned Property	Xiamen Kuangshi	/

We believe that the facilities that the PRC operating entities currently lease are generally adequate to meet their needs for the foreseeable future.

Intellectual Property

Patent Information

As of the date of this prospectus, the PRC operating entities have two registered patents as follows:

Title	Type	Application Number	Date of Publication	Date of Expiration	Patent Holder
A recommendation method based on big data and a recommendation system based on big data	Invention Patent	ZL 202211164888.3	September 23, 2022	September 22, 2042	Xiamen Ganqilai
A distributed channel allocation control method for mobile ad hoc networks	Invention Patent	ZL 201910289311.7	April 11, 2019	April 10, 2039	Xiamen Kuangshi

Software Copyright Information

As of the date of this prospectus, the PRC operating entities have 47 registered computer software copyrights as follows:

Registration Number	Full Name of Software	Date of Completion	Date of Publication	Date of Expiration	Software Copyright Holder
2016SR229763	Merchant Financing System V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2016SR229769	Document Conversion Assistant V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2016SR228348	Online Word Document Conversion Expert V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2016SR228368	CLOUD-P Online Printing System V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2016SR228358	CLOUD-M Online Image Creation System V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi

Registration Number	Full Name of Software	Date of Completion	Date of Publication	Date of Expiration	Software Copyright Holder
2016SR208779	Cloud Traffic Management Platform System V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2016SR208774	PDF Reader Manager Software V1.0	May 1, 2016	June 1, 2016	December 31, 2066	Xiamen Kuangshi
2017SR479019	“I Want to be a Governor” Game Software V1.0	January 29, 2017	July 29, 2017	December 31, 2067	Xiamen Kuangshi
2020SR0307711	Original Music Copyright Trading Platform V1.0	March 20, 2019	April 5, 2019	December 31, 2069	Xiamen Kuangshi
2019SR1057475	Xiaoran Heartbeat Software V1.0	March 25, 2019	Unpublished	—	Xiamen Kuangshi
2021SR0365446	Chaotic World Emperor Game Software V1.0	March 3, 2021	Unpublished	—	Xiamen Kuangshi
2022SR0484217	Wealth Creation Epoch Mobile Game Software V1.0	December 31, 2020	January 25, 2021	December 31, 2071	Xiamen Kuangshi
2022SR0484219	Crazy Hospital Mobile Game Software V1.0	April 30, 2021	June 1, 2021	December 31, 2071	Xiamen Kuangshi
2022SR0484133	Alliance Cloud Computing Platform V1.0	December 31, 2020	January 10, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0484131	Fantasy Zoo Game Software V1.0	December 30, 2020	January 11, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0484532	Passionate Tea Restaurant Game Software V1.0	August 31, 2021	September 18, 2021	December 31, 2071	Xiamen Kuangshi
2022SR0484527	World Treasure Hunt King Game Software V1.0	December 31, 2021	January 22, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0823274	Boredom Home Mini-Game Software (Apple Version) V1.0	March 11, 2022	March 11, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0823493	Boredom Home Software (Android Version) V1.0	March 24, 2022	March 24, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0823494	Boredom Home Software (Apple Version) V1.0	April 8, 2022	April 8, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0826119	Boredom Home Mini-Game Software (Android Version) V1.0	March 3, 2022	March 3, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0826299	Strongest Bored Beauty Software (Apple Version) V1.0	May 4, 2022	May 4, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0826300	Digital Auction Assistant Software V1.0	May 18, 2022	May 18, 2022	December 31, 2072	Xiamen Kuangshi
2022SR0819182	Strongest Bored Beauty Software (Android Version) V1.0	April 19, 2022	April 19, 2022	December 31, 2072	Xiamen Kuangshi
2023SR0449874	Scenario-Interactive AI Dialogue Robot Marketing System	December 7, 2022	December 21, 2022	December 31, 2072	Xiamen Kuangshi
2019SR1058930	Wealth Creation Epoch Software V1.0	July 20, 2019	Unpublished	—	Xiamen Kuangshi
2023SR1422193	Parallel Universe Development Mobile Game Software V1.0	January 18, 2023	February 2, 2023	December 31, 2073	Xiamen Kuangshi

Registration Number	Full Name of Software	Date of Completion	Date of Publication	Date of Expiration	Software Copyright Holder
2023SR1420769	Big Shopkeeper Mobile Game Software V1.0	January 6, 2023	January 26, 2023	December 31, 2073	Xiamen Kuangshi
2023SR1279204	National Money-Saving News Recommendation System V1.0	August 2, 2023	August 2, 2023	December 31, 2073	Xiamen Fun
2023SR0624902	OFD Format Conversion Backup Management Platform V1.0	May 9, 2022	May 24, 2022	December 31, 2072	Xiamen Fun
2023SR0624901	Computer Screen Recording Monitoring Analysis Software V1.0	August 14, 2022	August 28, 2022	December 31, 2072	Xiamen Fun
2023SR1235239	All-Purpose Image Toolbox Software V1.0	November 9, 2022	November 16, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1235240	Universal CAD Drawing Software V1.0	November 23, 2022	November 30, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1116771	Tornado Data Recovery Software V1.0	November 21, 2022	November 23, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1117333	Quick Recycle Bin Data Retrieval Software V1.0	December 6, 2022	December 8, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1117557	Powerful Document Repair Software V1.0	December 28, 2022	December 30, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1116554	Convenient Text Recognition Software V1.0	December 20, 2022	December 22, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1117354	Powerful USB Data Recovery Software V1.0	November 28, 2022	November 30, 2022	December 31, 2072	Xiamen Ganqilai
2023SR0945117	Convenient CAD Viewer Software V1.0	November 15, 2022	November 22, 2022	December 31, 2072	Xiamen Ganqilai
2023SR0945112	Convenient Image Lossless Enlargement Software V1.0	November 25, 2022	December 2, 2022	December 31, 2072	Xiamen Ganqilai
2023SR0938345	Powerful Image Watermark Removal Software V1.0	December 1, 2022	December 8, 2022	December 31, 2072	Xiamen Ganqilai
2023SR0929778	Video Editing Watermark Software V1.0	December 13, 2022	December 20, 2022	December 31, 2072	Xiamen Ganqilai
2021SR1641067	Merchant Empire Mobile Game Software V1.0	August 3, 2021	August 18, 2021	December 31, 2071	Xiamen Ganqilai
2023SR1399587	UG Data Management System V1.0	December 8, 2022	December 15, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1399607	Whirlwind PDF Converter Software V1.0	November 10, 2022	November 17, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1399605	Convenient CAD File Format Converter Software V1.0	December 6, 2022	December 13, 2022	December 31, 2072	Xiamen Ganqilai
2023SR1399606	Copyrighted Digital Collectibles Snatch Assistant Software V1.0	December 20, 2022	December 28, 2022	December 31, 2072	Xiamen Ganqilai

Domain Name

As of the date of this prospectus, the PRC operating entities have one registered domain name as follows:

Domain Name	Date of Registration	Date of Expiration	Domain Holder
kuangshilianmeng.com	September 23, 2019	September 23, 2024	Xiamen Kuangshi

Trademark Information

As of the date of this prospectus, the PRC operating entities have five registered trademarks as follows:

No.	Trademark	International Category	Registration Number	Application Date	Valid Until	Trademark Holder
1		9	20888061	August 5, 2016	September 27, 2027	Xiamen Kuangshi
2		35	21118007	August 26, 2016	October 27, 2027	Xiamen Kuangshi
3		42	70683581	April 4, 2023	October 6, 2033	Xiamen Kuangshi
4		35	70683509	April 4, 2023	October 6, 2033	Xiamen Kuangshi
5		41	70693846	April 4, 2023	October 13, 2033	Xiamen Kuangshi

The PRC operating entities implement a set of comprehensive measures to protect their intellectual properties, in addition to making trademark and patent registration applications. Key measures include: (i) timely registration, filing, and application for ownership of their intellectual properties, (ii) actively tracking the registration and authorization status of intellectual properties and taking action in a timely manner if any potential conflicts with their intellectual properties are identified, and (iii) clearly stating all rights and obligations regarding the ownership and protection of intellectual properties in all employment contracts and commercial contracts they enter into.

From time to time, the PRC operating entities may become parties to various legal or administrative proceedings arising in the ordinary course of business with respect to intellectual property infringement and violation of third-party licenses or other rights. For details on the PRC operating entities’ recent legal proceeding, see “Business — Legal Proceedings.”

Research and Development

The PRC operating entities’ research and development efforts are focused on improving the effectiveness of their mobile advertising service and developing platforms and tools to facilitate their mobile advertising service. Specifically, the PRC operating entities’ research and development staffs are currently developing two projects: an ad placement order data management platform and an artificial intelligence precise placement system. The development of an ad placement order data management platform intends to improve the PRC operating entities’ data management efficiency by providing data searching, analyzing and chart making functions with regards to order placement data. The data-driven approach will also enhance the PRC operating entities’ ability to optimize their ad placement strategies. The development of artificial intelligence precise placement system intends to automate the process of placement of information flow ads.

As of the date of this prospectus, the PRC operating entities have a total of 47 staff members in technical and operations department who are responsible for research and development.

Seasonality

The PRC operating entities’ business is not subject to significant seasonal fluctuations.

Legal Proceedings

From time to time, the PRC operating entities may become parties to various legal or administrative proceedings arising in the ordinary course of business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims.

Below is a summary of the PRC operating entities’ recent legal proceeding:

In the matter concerning infringement of copyright adaptation rights and unfair competition, Shanghai Yishijie Information Technology Group Co., Ltd., and Guangzhou Yiwan Network Technology Co., Ltd. (collectively referred to as the “Plaintiffs”) initiated legal proceedings against Yuanli Interactive (Beijing) Technology Co., Ltd., Xi’an Maiyou Network Technology Co., Ltd., Xi’an Youhai Network Technology Co., Ltd., Shanghai Jianwan, Beijing Lehuo Times Technology Co., Ltd., and Xiamen Kuangshi (collectively referred to as the “Defendants”). The Plaintiffs allege that the game “Anonymous Letter: The Lost Hearted,” developed by Xiamen Kuangshi and commissioned to the other Defendants for operation, bears significant resemblance to the game “Business Master” which was developed and operated by the Plaintiffs. The Plaintiffs argue that this constitutes an infringement of their copyrights and represents unfair competition. As a result, they have filed a lawsuit demanding that the Defendants compensate for economic losses and reasonable costs in the amount of RMB 8,000,000 (approximately $1,092,896). The Plaintiffs and Defendants have had court hearings on December 12, 2022, February 16, 2023, and September 8, 2023. As of the date of this prospectus, this case is still under judicial review, and a verdict has not yet been rendered by the court.

In accordance with a Letter Agreement between Xiamen Kuangshi and Shanghai Jianwan, an independent third-party which is also a co-defendant of the Proceeding, Shanghai Jianwan has agreed to indemnify Xiamen Kuangshi from and against all economic expenses and losses actually incurred by Xiamen Kuangshi in connection with the Proceeding, including but not limited to the amount of any damages awarded by the court, settlement amount, court expenses, attorney fees, and other reasonably related expenses. We, however, recognize that there are risks involved in this arrangement. See “Risk Factors — Risks Relating to Our Business and Industry — Our financial condition and liquidity position may be subject to the credit risks of Shanghai Jianwan, with whom we have an indemnification agreement regarding certain legal proceeding to which we are a party.”

REGULATIONS

The PRC operating entities are engaged in services for direct advertisers and advertising agencies representing their clientele, who aim to engage end consumers via mobile marketing campaigns in the PRC. This section sets forth a summary of the applicable PRC laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operations and business in the PRC. This summary does not purport to be a complete description of all the laws and regulations that apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Regulation on Foreign Investment

The Company Law of the PRC (the “Company Law”) was promulgated by the SCNPC on December 29, 1993 and was last amended on October 26, 2018. According to the Company Law, companies established in the PRC are either limited liability companies or joint stock limited companies. A company is an enterprise legal person with independent legal person property status, and is entitled to legal person property rights. The company shall bear liabilities for its debts with all its assets. The shareholders of a limited liability company shall bear liabilities for the company to the extent of their respective subscribed capital contribution. The shareholders of a joint stock limited company shall bear liabilities for the company to the extent of their respective subscribed shares. The Company Law shall be applicable to foreign-invested limited liability companies and joint stock limited companies. The provisions otherwise prescribed by the laws on foreign investment shall prevail.

Pursuant to the PRC Foreign Investment Law (“FIL”) promulgated by the National People’s Congress on March 15, 2019, which came into effect on January 1, 2020, the existing foreign-invested enterprises established prior to the effectiveness of the PRC Foreign Investment Law may keep their corporate forms for five years. The implementing rules of the PRC Foreign Investment Law have been stipulated separately by State Council. Pursuant to the PRC Foreign Investment Law, “foreign investors” means a natural person, enterprise, or other organization of a foreign country, “foreign-invested enterprises” means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in the PRC.

Investment activities in China by foreign investors are principally governed by the Negative List and the Catalogue of Industries for Encouraging Foreign Investment (the “Encouraging Catalogue”), which were promulgated and are amended from time to time by the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce (“MOFCOM”). The Negative List and the Encouraging Catalogue classify industries into three categories with regard to foreign investment: (i) “encouraged,” (ii) “restricted,” and (iii) “prohibited.”

The currently effective Negative List is the 2021 Negative List, which was published by the MOFCOM and NDRC on December 27, 2021 and became effective on January 1, 2022. In addition, in December 2020, the MOFCOM and the NDRC also jointly promulgated the Encouraged Foreign Investment Industry Catalogue (2020), which became effective in January 2021. Industries that are not listed in the 2021 Negative List are permitted areas for foreign investments and are generally open to foreign investment unless specifically restricted by other PRC regulations. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold majority interests in such joint ventures. In addition, projects in the restricted category may be subject to higher-level government approval requirements. Foreign investors are not allowed to invest in industries in the prohibited category. We and our PRC operating entities do not engage in any restricted or prohibited industries.

In addition, an FIE in the PRC is required to comply with other regulations on its incorporation, operation and changes. On March 15, 2019, the PRC National People’s Congress adopted the PRC Foreign Investment Law, which became effective on January 1, 2020. Pursuant to the PRC Foreign Investment Law, the PRC will grant national treatment to FIEs, except for those FIEs that operate in industries that fall within “restricted” or “prohibited” categories as prescribed in the 2021 Negative List to be released or approved by the State Council.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize a foreign investment environment, and advances a higher-level opening. On December 30, 2019, the MOFCOM and the SAMR jointly promulgated the Measures for Information Reporting on

Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in PRC, directly or indirectly, the foreign investor or the FIE shall submit the investment information to the competent commerce department.

As confirmed by our PRC counsel, AllBright, as of the date of this prospectus, neither we nor any of our PRC operating entities has been subject to any investigation, or received any notice, warning, or sanction from relevant government authorities related to non-compliance with the PRC Company Law or foreign investment laws.

Regulations on Advertisements

Pursuant to the Advertising Law promulgated by the SCNPC on October 27, 1994 which came into effect on February 1, 1995 and which was last amended on April 29, 2021, the Advertising Law applies to the commercial advertising activities where product or service providers, through certain media or mediums, directly or indirectly introduce the products or services they are marketing in the PRC.

The advertisers refer to the natural persons, legal persons or other organizations that, for the purpose of marketing products or services, design, produce and publish advertisements either by themselves or by commissioning others to do so. The advertising agents refer to the natural persons, legal persons or other organizations that on a commission basis provide advertisement design, production and agent service. The advertisement publishers refer to the natural persons, legal persons or other organizations that publish advertisements for advertisers or advertising agents commissioned by advertisers.

An advertisement shall not contain any information that is false or causing misunderstanding and shall not deceive or mislead consumers. Advertisers shall be responsible for the authenticity of the content of their advertisements. Advertisers, advertising agents and advertisement publishers shall, when engaged in advertising activities, abide by laws and regulations, and comply with the requirements of honesty, credibility and fair competition.

The administration for market regulation of the State Council shall be in charge of the supervisory and administrative work for advertisements nationwide and relevant departments of the State Council shall be responsible for the work relating to the administration of advertisements within their respective scope of duties. The local administrations for market regulation at or above the county level shall be in charge of the supervisory and administrative work for advertisements within their respective administration regions and the relevant departments of the local people’s governments at or above the county level shall be responsible for the work relating to the administration of advertisements within their respective scope of duties.

An advertisement shall not involve any of the following: (1) using or using in a disguised manner the national flag, the national anthem, the national emblem, the army flag, the military song or army emblem of the PRC; (2) using or using in a disguised manner the names or images of the State organs or their functionaries; (3) using words such as the State-level, the highest-grade or the best; (4) impairing the dignity or interests of the State or disclosing the secrets of the State; (5) hindering social stability or harming public interests; (6) endangering the safety of the person or property, or disclosing personal privacy; (7) hindering the public order or violating the sound social morals; (8) having information suggesting pornography, eroticism, gamble, superstition, terror or violence; (9) carrying information of ethnic, racial, religious or sexual discrimination; (10) hindering the protection of environment, natural resources or cultural heritage; or (11) other circumstances prohibited by laws or administrative rules and regulations.

In accordance with the Advertising Law, an advertisement shall be readily identifiable. Where any law or regulation requires any content to be indicated expressly in an advertisement, such content shall be prominently and clearly indicated. In any advertisement, where there are expressions on the performance, function, place of origin, purpose, quality, ingredients, price, producer, validity period and undertaking of the product, or the content, provider, form, quality, price and undertaking of the service, such expressions shall be accurate, clear and explicit. In any content, where there are statements on additional presentation of gifts for the purpose of promoting the sale of goods or providing services, the type, specification, quantity, validity period and form of such gifts shall be expressly indicated. Any data, statistics, research result, abstract, quotation and other quoted information used in an advertisement shall be authentic and accurate, with the source indicated. If the quoted information is subject to a scope of application or validity period, the scope of application or validity period shall be clearly indicated. Where any advertisement involves any patented product or patented process, the patent number and patent category shall be indicated. Patent applications which have not been granted, patent rights and patents which are terminated, revoked, or void shall not be advertised.

An advertising agent or an advertisement publisher shall, in accordance with relevant provisions of the State, establish and perfect a system of acceptance registration, examination and verification, and record management for advertising business. An advertising agent or an advertisement publisher shall check relevant supporting documents and verify the content of advertisements in accordance with laws and administrative rules and regulations. For an advertisement with untrue information or incomplete supporting documents, the advertising agent shall not provide design, production or agent service, and the advertisement publisher shall not publish such advertisement.

The advertising activities conducted through the Internet shall be subject to the provisions of the Advertising Law. The publication or delivery of advertisements through the Internet shall not impair the normal use of the network by users. The advertisements published in pop-up form on the webpage of the Internet and other forms shall be clearly marked with a “close” sign and ensure one-key close.

With respect to publishing advertisements for medical treatment, pharmaceuticals, medical devices, agricultural pesticides, veterinary drugs or health food, or other advertisements subject to examination as provided by laws or administrative rules and regulations, the relevant departments (hereinafter referred to as the “advertisement examination organ”) shall, prior to the publishing, examine the content of such advertisements; in the absence of such examination, such advertisements shall not be published. For those who violate the Advertising Law, they may be subject to punishment, including but not limited to fine, confiscating advertising fees, suspension of advertisement publishing business, revocation of business license, or revocation of registration certificates for advertisement publishing.

The Regulations on Administration of Advertisement was promulgated by the State Council on October 26, 1987 and became effective on December 1, 1987. The Regulations on Administration of Advertisement provide for, among other things, the form of advertisements, the content of advertisements, the examination and approval procedures required for the entities that operate advertising business, the types of advertisements that need to be applied for publication/displaying/posting, the displaying/posting of outdoor advertisements, the standard of advertisements charges, the standard of advertising agency fees, legal liability, and punishment.

Regulations on Internet Advertisement

Measures for the Administration of Internet Advertising was promulgated by the State Administration for Market Regulation on Feb 25, 2023 and became effective on May 1, 2023.

Advertising activities through the Internet shall be governed by the Advertising Law and the Measures for the Administration of Internet Advertising.

Internet advertising means the commercial advertising for directly or indirectly marketing goods or services in the form of text, image, audio, video or others forms through website, webpage, Internet application or other Internet media.

Internet advertising shall be distinguishable, marked with “advertisement,” to enable consumers to identify it as an advertisement. Paid search advertising shall be clearly distinguished from natural search results.

The publication or delivery of advertisements through the Internet shall not impair the normal use of the network by users. The advertisements published in pop-up form on the webpage of the Internet and other forms shall be clearly marked with a “close” sign and ensure one-key close. Nobody may induce users to click on the advertising content in a deceptive manner. No advertisement or advertisement link shall be attached to the emails sent to users without permission.

As for Internet advertisements published in the form of programmatic buying of advertisements, the operator of an advertising demand side platform shall clearly indicate the source of advertisements.

None of the following acts may occur in Internet advertising activities: (1) provide or use applications, hardware etc. to intercept, filter, cover, fast forward or take other restrictive measures against the advertisements under the normal operation of others; (2) use the network access, network equipment and applications to destroy the normal advertising data transmission, tamper or block the advertisements under the normal operation of others, or load advertisements without permission; (3) use false statistical data, dissemination results or Internet media value to induce a false offer and seek illegitimate interests or harm the interests of others.

Internet advertising publishers and advertising operators shall, in accordance with the relevant provisions of the State, establish and improve the acceptance registration, examination and verification and file management systems of Internet advertising activities, examine, review, verify and register the name, address, valid contact information and other identity information of advertisers, and establish the registration archives and verify and update the same on a regular basis. Internet advertising publishers and advertising operators shall verify the relevant certification documents and review the advertising content, and shall not design, produce, act as agents for or publish an advertisement if the content of advertising does not match or the documentary supportive evidence therefor is not complete. Internet advertising publishers and advertising operators shall be equipped with an advertising review staff who are familiar with advertising regulations; and shall establish a specialized agency responsible for the review of Internet advertising if relevant conditions are met.

As confirmed by our PRC counsel, AllBright, as of the date of this prospectus, our PRC operating entities have acted in compliance with these regulations and have not received any administrative penalties for any violation of these regulations.

Regulations on Information Security and Privacy Protection

Pursuant to the Decision Regarding the Safeguarding of Internet Security, promulgated by the SCNPC on December 28, 2000, and amended with immediate effect on August 27, 2009, unlawful actions include but are not limited to: (i) gaining improper entry into a computer information system of national affairs, national defense or cutting-edge science and technology; (ii) disseminating politically disruptive information; (iii) leaking state secrets; (iv) spreading false commercial information; or (v) infringing intellectual property rights.

Pursuant to the Several Provisions on Regulating the Market Order of Internet Information Services promulgated by the Ministry of Industry and Information Technology (“MIIT”) on December 29, 2011, which came into effect on March 15, 2012, an Internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the users, unless otherwise stipulated by laws and administrative regulations. The Internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information as is necessary for the provision of its services. The Internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the Internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority and cooperate with relevant departments in investigation and providing a solution.

Pursuant to the Decision on Strengthening the Protection of Online Information promulgated by the SCNPC on December 28, 2012, which came into effect on the same date, and the Provisions on Protecting the Personal Information of Telecommunication and Internet Users promulgated by the MIIT on July 16, 2013, which came into effect on September 1, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An Internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or illegally providing such information to other parties. An Internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss.

The PRC Cybersecurity Law, promulgated by the SCNPC on November 7, 2016, which became effective on June 1, 2017, aims to maintain network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations. This law requires that a network operator, which includes, among others, Internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of networks.

Furthermore, on November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the MIIT, the Ministry of Public Security and the SAMR, jointly issued the Notice on the Measures for the Determination of the Collection and Use of Personal Information by Apps in Violation of Laws and Regulations, which aims to provide reference for the supervision and administration departments and provide guidance for the mobile applications operators’ self-examination and self-correction and social supervision by Internet users, and further elaborates on the forms of behavior constituting illegal collection and use of personal information through mobile applications, including: (i) failing to publish the rules on the collection and use of personal information; (ii) failing to explicitly explain the purposes, methods and scope of the collection and use of personal information; (iii) collecting and using personal information without the users’ consent; (iv) collecting personal information unrelated to the services provided and beyond necessity; (v) providing personal information to others without the users’ consent; and (vi) failing to provide the ability to delete or correct personal information according to the laws or failing to publish information such as how to file complaints or reports.

Pursuant to the Cybersecurity Review Measures promulgated by the CAC on April 13, 2020 and amended on December 28, 2021, which came into effect on February 15, 2022, if a critical information infrastructure operator (“CIIO”) purchases Internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of what constitutes a CIIO remains unclear. In addition, the Cybersecurity Review Measures stipulate that an online platform operator holding more than one million users’ personal information shall be subject to cybersecurity review before listing abroad. As advised by our PRC counsel, AllBright, we have not received any notice from any authorities identifying us or any of our PRC operating entities as a CIIO or “data processor,” as mentioned above, and, therefore, we are not subject to cybersecurity review.

The PRC Data Security Law promulgated by the SCNPC on June 10, 2021, which took effect in September 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

Pursuant to the Regulations on the Security Protection of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, which became effective on September 1, 2021, critical information infrastructure shall mean any important network facilities or information systems of the important industry or field such as public communication and information service, energy, communications, water conservation, finance, public services, e- government affairs and national defense science, which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, competent departments and administration departments of each important industry and field shall be responsible to formulate determination rules and determine the critical information infrastructure operator in the respective important industry or field. The result of the determination of critical information infrastructure operator shall be communicated to the operator.

Pursuant to the Personal Information Protection Law promulgated by the SCNPC on August 20, 2021, which became effective on November 1, 2021, sensitive personal information, once leaked or illegally used, may easily cause harm to the dignity of natural persons or grave harm to personal or property security, including information on biometric characteristics, financial accounts, individual location tracking, etc., as well as the personal information of minors under the age of 14. Personal information handlers shall bear responsibility for their personal information handling activities and adopt necessary measures to safeguard the security of the personal information they handle. Otherwise, the personal information handlers will be ordered to correct or suspend or terminate the provision of services, have illegal income confiscated, and be subject to fines or other penalties.

Pursuant to the Measures for Security Assessment of Cross-border Data Transfer (Draft for Comment) circulated by the CAC on October 29, 2021, any data processor which processes or exports personal information exceeding a certain volume threshold under such draft measures shall apply for security assessment by the CAC before transferring any personal information abroad. The security assessment requirement also applies to any transfer of important data outside of China.

Pursuant to the Regulations on Network Data Security Management (Draft for Comment) circulated by the CAC on November 14, 2021, data processors shall, in accordance with relevant state provisions, apply for cybersecurity review when carrying out the following activities: (1) the merger, reorganization or separation of Internet platform operators which have acquired a large number of data resources related to national security, economic development or public interests, which affect or may affect national security; (2) data processors which handle personal information of more than one million people contemplating to list its securities on a foreign stock exchange; (3) data processors contemplating to list its securities on a stock exchange in Hong Kong, which affects or may affect national security; or (4) other data processing activities that affect or may affect national security. If we fail to apply for or pass the cybersecurity review in accordance with the relevant laws and regulations, we will be required to take remedial measures, and at the same time be subject to disciplinary warnings and/or administrative penalties of an amount ranging from RMB50,000 (approximately $7,000) to RMB500,000 (approximately $70,000) for a single violation incident. Furthermore, if such violation results in a material impact, we may be subject to more severe penalties, such as revocation of relevant practicing licenses and permits.

Pursuant to the Administrative Provisions on Internet Information Service Algorithm Recommendation promulgated jointly by the CAC, the MIIT, the Ministry of Public Security and the SAMR on December 31, 2021, which came into effect on March 1, 2022, algorithm recommendation service providers shall inform users of their provision of algorithm recommendation services in a conspicuous manner, and publicize the basic principles, purpose intentions, and main operating mechanisms of algorithm recommendation services in an appropriate manner. Algorithm recommendation service providers selling goods or providing services to consumers shall protect consumers’ rights of fair trade and are prohibited from carrying out illegal conduct such as unreasonable differential treatment on transaction conditions based on consumers’ preferences, purchasing habits, and other such characteristics.

As of the date of this prospectus, the Company currently possesses little personal information of users in its business operations and it is not likely to own more than one million users’ personal information in the future. Neither the Company nor any of its PRC operating entities have received any notice from any authorities identifying the Company or any of its PRC operating entities as a CIIO or requiring the Company or any of its PRC operating entities to undertake a cybersecurity review or otherwise subjecting them to any investigations on cybersecurity review initiated by the CAC.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China (the “Copyright Law”) effective on June 1, 1991 and amended on October 27, 2001 and February 26, 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known of a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

As of the date of this prospectus, the Company currently owns 47 software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued revised Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

As of the date of this prospectus, the Company owns 5 trademarks.

Patent

According to the Patent Law of the People’s Republic of China (the “Patent Law”) promulgated by the SCNPC on March 12, 1984, latest amended on October 17, 2020 which came into effect on June 1, 2021, and the Implementation Rules of the Patent Law of the People’s Republic of China (the “Implementation Rules of the Patent Law”) promulgated by the State Council on June 15, 2001, as revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models” and “designs”. Invention patents are valid for twenty years, utility model patents are valid for ten years, and design patents are valid for fifteen years, in each category measured from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Consent or a proper license from the patent owner must be obtained by a non-patent holder to use patented material. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

As of the date of this prospectus, the Company owns 2 patents.

Domain Names

On August 24, 2017, the Ministry of Industry and Information Technology promulgated the Administrative Measures for Internet Domain Names (the “Domain Name Measures”) which took effect on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The China Internet Network Information Center (the “CNNIC”) issued the Implementation Rules for Country Code Top-Level Domain Name Registration, which sets forth detailed rules for registration of domain names, and Country Code Top-Level Dispute Resolutions Rules on June 18, 2019, pursuant to which domain name disputes shall be accepted and resolved by the dispute resolution service providers as accredited by the CNNIC.

As of the date of this prospectus, the Company owns 1 domain name.

Regulations Relating to Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China (the “Foreign Exchange Administrative Regulation”) which were promulgated by the State Council on January 29, 1996, which took effect on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the People’s Bank of China (the “PBOC”) on June 20, 1996 and took effect on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Foreign Exchange Administration of the People’s Republic of China (the “SAFE”) by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency-denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. Foreign-invested enterprises (the “FIEs”) are permitted to convert their after-tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, the SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “SAFE Circular 19”), which took effect on June 1, 2015. According to the SAFE Circular 19, the foreign currency capital contribution to a FIE in its capital account may be converted into RMB on a discretionary basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts (the “SAFE Circular 16”). The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of the SAFE Circular 19 or the SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, the SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank’s principal-secured products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to non-affiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, for most capital account items, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. If the foreign exchange control system prevents the Company from obtaining sufficient foreign currency to satisfy our currency demands, the Company may not be able to pay dividends in foreign currencies to its shareholders, including holders of our Ordinary Shares.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

The SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents (“Circular 21”) on May 10, 2013, which took effect on May 13, 2013 and was partially revised on December 30, 2019. Circular 21 specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

The SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (the “SAFE Circular 37”) on July 4, 2014, which requires PRC residents or entities to register with the SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. The SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

The SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment (the “SAFE Circular 13”), which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of the SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfil the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, the SAFE issued the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review (the “SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to the SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment. As of the date of this prospectus, all PRC residents known to us who currently hold direct or indirect ownership interests in our company have completed the registration with SAFE as required by SAFE Circular 37.

Regulations on Foreign Debt

A loan made by a foreign entity as direct or indirect shareholder in a foreign-invested enterprise is considered to be foreign debt in China and is regulated by various laws and regulations, including the Regulation of the People’s Republic of China on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt, and the Administrative Measures for Registration of Foreign Debts. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branches within 15 business days after entering into the foreign debt contract. Pursuant to these rules and regulations, the maximum amount of the aggregate of (1) the outstanding balance of foreign debts with a term not longer than one year, and (2) the accumulated amount of foreign debts with a term longer than one year, of a foreign-invested enterprise shall not exceed the difference between its registered total investment and its registered capital, or Total Investment and Registered Capital Balance.

On January 12, 2017, the People’s Bank of China, or the PBOC, promulgated the Notice of the People’s Bank of China on Full-coverage Macro-prudent Management of Cross-border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including foreign-invested enterprises and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the limit of foreign debts for enterprises shall be calculated based on the following formula: the limit of foreign debt, or the Net Assets Limit = net assets * cross-border financing leverage ratio * macro-prudent regulation parameter. “Net assets” is calculated as the net assets value stated in the relevant entity’s latest audited financial statement. The cross-border financing leverage ratio for enterprises is two. The macro-prudent regulation parameter is one. PBOC Circular 9 does not supersede the Interim Provisions on the Management of Foreign Debts, but rather serves as a supplement to it. PBOC Circular 9 has provided for a one-year transitional period, or the Transitional Period, from its promulgation date for foreign-invested enterprises, during which period foreign-invested enterprises could choose to calculate their maximum amount of foreign debt based on either (1) the Total Investment and Registered Capital Balance, or (2) the Net Assets Limit. After the Transition Period, the maximum amount applicable to foreign-invested enterprises is to be determined by the PBOC and the SAFE separately. However, although the Transitional Period ended on January 10, 2018, as of the date of this prospectus, neither the PBOC nor the SAFE has issued any new regulations regarding the appropriate means of calculating the maximum amount of foreign debt for foreign-invested enterprises. In addition, according to PBOC Circular 9, a foreign loan must be filed with the SAFE through the online filing system of the SAFE after the loan agreement is signed and at least three business days prior to the borrower withdraws any amount from such foreign loan.

As a result, any loans to WFOE, as a foreign-invested enterprise, in the PRC cannot exceed statutory limits on the difference between the amount of its investments and registered capital, and shall be registered with SAFE or its local counterparts.

Regulations on Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by foreign-invested enterprises in the PRC include the PRC Company Law, as amended in 1999, 2004, 2005, 2013 and 2018, the Wholly Foreign-owned Enterprise Law promulgated in 1986 and amended in 2000 and 2016 and its implementation regulations promulgated in 1990 and subsequently amended in 2001 and 2014, the PRC Equity Joint Venture Law promulgated in 1979 and subsequently amended in 1990, 2001 and 2016 and its implementation regulations promulgated in 1983 and subsequently amended in 1986, 1987, 2001, 2011, 2014 and 2019, and the PRC Cooperative Joint Venture Law promulgated in 1988 and amended in 2000, 2016 and 2017 and its implementation regulations promulgated in 1995 and amended in 2014 and 2017. Under the current regulatory regime in the PRC, foreign-invested enterprises in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Labor Protection in the PRC

Labor Contract Law

The PRC Labor Contract Law (the “Labor Contract Law”), which became effective on January 1, 2008 and was amended on December 28, 2012, and then amended on December 28, 2012 and became effective on July 1, 2013, is primarily aimed at regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limits and employers must pay employees for overtime work in accordance with national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and must be paid to employees in a timely manner.

Social insurance and housing fund

As required under the Regulation of Insurance for Labor Injury implemented on January 1, 2004 and amended in 2010, the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, the Decisions of the State Council on the Establishment of a Unified Program for Old-Aged Pension Insurance issued on July 16, 1997, the Decisions of the State Council on the Establishment of the Medical Insurance Program for Urban Workers promulgated on December 14, 1998, the Unemployment Insurance Measures promulgated on January 22, 1999 and the PRC Social Insurance Law implemented on July 1, 2011, employers are required to provide their employees in the PRC with welfare benefits covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance and medical insurance. These payments are made to local administrative authorities. Any employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a prescribed time limit and be subject to a late fee. If the employer still fails to rectify the failure to make the relevant contributions within the prescribed time, it may be subject to a fine ranging from one to three times the amount overdue.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

According to our PRC counsel, AllBright, as of the date of this prospectus, our PRC operating entities have entered into employment contracts with all of their employees. However, our PRC operating entities did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. According to the Social Insurance Law and Interim Regulation on the Collection and Payment of Social Insurance Premiums, an employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and relevant management in charge or other directly responsible personnel may be fined from RMB1,000 (approximately $137) to RMB10,000 (approximately $1,370) for the non-compliance. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; if the enterprise fails to rectify the non-compliance with the stipulated deadline, it may be subject to a fine ranging from RMB10,000 (approximately $1,370) or RMB50,000 (approximately $7,000) and an application may be made to a local court for compulsory enforcement. As of the date of this prospectus, no administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by our PRC operating entities to settle the outstanding amount of social insurance contributions and housing provident fund contributions.

Regulation Related to Tax

Enterprise Income Tax

On March 16, 2007, the SCNPC promulgated the Enterprise Income Tax Law of the PRC, which was amended on December 29, 2018, February 24, 2017 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Enterprise Income Tax Law (collectively, the “EIT Law”). The EIT Law came into effect on January 1, 2008 and was amended on April 23, 2019. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

Value-added Tax

The Provisional Regulations of the PRC on Value-added Tax was promulgated by the State Council on December 13, 1993 and was subsequently amended from time to time. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) was promulgated by the MOF on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011 (collectively, the “VAT Law”). On November 19, 2017, the State Council promulgated the Decisions on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of the PRC on Value-added Tax (the “Order 691”). According to the VAT Law and the Order 691, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT tax rates generally applicable are simplified as 13%, 9%, 6% and 0%, and the VAT tax rate applicable to small-scale taxpayers is 3%.

Dividends Withholding Tax

According to the EIT Law and the EITIR, dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income promulgated on 21 August 2006, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such tax arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law and the EITIR. However, based on the Notice of the State Administration of Taxation on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated by the SAT and effective on 20 February 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Furthermore, in October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treaty Treatments (the “Circular 35”), which became effective on 1 January 2020 and superseded the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties promulgated in 2015. The Circular 35 abolished the record-filing procedure for justifying the tax treaty eligibility of taxpayers and stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism.

Non-resident taxpayers can claim tax treaty benefits after self-assessment provided that relevant supporting documents shall be collected and retained for post-filing inspection by the tax authorities. Based on the Notice of the State Administration of Taxation on the Recognition of Beneficial Owners in Tax Treaties, which was promulgated by SAT on 3 February 2018 and came into effect on 1 April 2018, a comprehensive analysis will be used to determine beneficial ownership based on the actual factual situation of a specific case and application of relevant tax principles, and if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management and other activities, the applicant was unlikely to be recognized as a beneficial owner to enjoy tax treaty benefits.

Enterprise Income Tax on Indirect Transfer of Non-Resident Enterprises

On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax on Equity Transfers of Non-resident Enterprises (the “Circular 698”). By promulgating and implementing the Circular 698, the PRC tax authorities have enhanced their scrutiny over the indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The SAT further issued the Public Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises (the “Circular 7”) on 3 February 2015, which replaces certain provisions in the Circular 698. The Circular 7 introduces a new tax regime that is significantly different from that under the Circular 698. The Circular 7 extends its tax jurisdiction to capture not only indirect transfer as set forth under the Circular 698 but also transactions involving transfer of immovable property in China and assets held by and placed in China by a foreign company, through the offshore transfer of a foreign intermediate holding company. Under Circular 7, the PRC tax authorities are entitled to reclassify the nature of an indirect transfer of PRC taxable assets, when a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets. In such instances, the PRC tax authorities are entitled to disregard the existence of such overseas holding company and instead consider the transaction to be a direct transfer of PRC enterprise income taxes and without any other reasonable commercial purpose. When determining reasonable business purposes, all arrangements related to the indirect transfer of Chinese taxable property transactions should be considered as a whole, and the following relevant factors should be comprehensively analyzed in light of the actual situation:(1) Whether the main value of the equity of the overseas enterprise is directly or indirectly sourced from the taxable assets in China; (2) Whether the assets of the overseas enterprise mainly comprise direct or indirect investments in China, or whether the income derived is mainly sourced directly or indirectly from China; (3) Whether the functions actually performed and risks borne by the overseas enterprise and its subsidiaries and branches which directly and indirectly hold taxable assets in China are able to prove that the enterprise structure has economic substance; (4) The period of existence of shareholders, business model and the relevant organization structure of the overseas enterprise; (5) Income tax payable overseas for the transaction of indirect transfer of taxable assets in China; (6) The replaceability of indirect investment and indirect transfer of taxable assets in China with direct investment and direct transfer of taxable assets in China by the transferor of equity; (7) Tax treaty or arrangement applicable in China for income derived from indirect transfer of taxable assets in China.

However, SAT Circular 7 contains certain exemptions, including (i) where a non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed holding company which holds such PRC taxable assets on a public market (the “public securities market safe harbor”); and (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from enterprise income tax in the PRC under an applicable tax treaty or arrangement. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

On October 17, 2017, the SAT promulgated the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source (the “SAT Circular 37”), which came into force and replace the Circular 698 and certain provisions in the Circular 7 on 1 December 2017 and was partly amended on 15 June 2018. The SAT Circular 37, among other things, simplifies the procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to SAT Circular 37, where the party responsible for withholding such income tax did not, or was unable to, withhold the taxes that should have been withheld to the relevant tax authority, the party may be subject to penalties. Where the non-resident enterprise receiving such income failed to declare and pay taxes that should have been withheld to the relevant tax authority, the party may be ordered to rectify within a specific time limit.

Our Company may be subject to filing obligations or taxed if our Company is a transferor in such transactions, and may be subject to withholding obligations if our Company is a transferee in such transactions, under SAT Circular 7 and/or SAT Circular 37. For transfer of shares in our Company that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, the PRC operating entities may be requested to assist in the filing under SAT Circular 7 and/or SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Circular 7 and/or SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these Circulars, or to establish that our Company should not be taxed under these Circulars.

Regulation Related to M&A Rules and Overseas Listing

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the SAT, the SAIC, the CSRC and the SAFE, issued the Regulations on Merger with and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which took into effect on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

Our PRC counsel has advised us that, based on its understanding of the current PRC laws and regulations, the M&A Rules do not apply to us because (1) the WFOE was established by foreign direct investment, rather than through a merger or acquisition of a domestic company as defined under the M&A Rules, and (2) Xiamen Kuangshi had become a sino-foreign equity joint venture, instead of a domestic enterprise, before the acquisition by WFOE.

Since the FIL and its implementation regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the FIL and its implementation regulations. According to the Anti-Monopoly Law which took effect as of August 1, 2008, where the concentration of business operators reaches the filing thresholds stipulated by the State Council, business operators shall file a declaration with the SAMR, and no concentration shall be implemented until the SAMR clears the anti-monopoly filing.

Pursuant to the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and the Security Review Rules issued by the General Office of the State Council on February 3, 2011 and became effective on March 3, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns, and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns, are subject to strict review by the PRC government authorities. On August 25, 2011, the MOFCOM issued the Provisions of the Ministry of Commerce for the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which provides that if a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review specified in the Notice of the General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, the foreign investor shall file an application with MOFCOM for security review. Whether a foreign investor’s merger or acquisition of a domestic enterprise falls within the scope of security review or not shall be determined based on the substance and actual impact of the merger or acquisition transaction. No foreign investor is allowed to substantially avoid the security review in any way, including but not limited to, holding shares on behalf of others, trust arrangements, multi-level reinvestment, leasing, loans, contractual control, or overseas transactions.

On December 24, 2021, the CSRC and relevant departments of the State Council issued the Draft Rules Regarding Overseas Listings, which aim to regulate overseas securities offerings and listings by China-based companies, for public consultation. The Draft Rules Regarding Overseas Listing aim to lay out the filing regulation arrangement for both direct and indirect overseas listing and clarify the determination criteria for indirect overseas listing in overseas markets. Where an enterprise whose principal business activities are conducted in the PRC seeks to issue and list its shares in the name of an overseas enterprise based on equity, assets, income, or other similar rights and interests of the relevant PRC domestic enterprise, such activities are deemed an indirect overseas issuance and listing. According to the Draft Rules Regarding Overseas Listings, among other things, after making initial applications with overseas stock markets for initial public offerings or listings, or after the completion of issuance of overseas listed securities by the overseas listed issuer, all China-based companies shall file with the CSRC within three working days.

For the initial public offerings or listings applicants, the required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings, (ii) compliance certificates, filing, or approval documents from the primary regulators of the applicants’ businesses (if applicable), (iii) security assessment opinions issued by related departments (if applicable), (iv) PRC legal opinions, and (v) the prospectus; while for subsequent securities offerings by overseas listed issuers, the required filing materials with the CSRC include (without limitation): (i) record-filing reports and related undertakings and (ii) PRC legal opinions. In addition, overseas offerings and listings may be prohibited for such China-based companies when any of the following applies: (i) if the intended securities offerings and listings are specifically prohibited by the laws or regulations of the PRC; (ii) if the intended securities offerings and listings may constitute a threat to, or endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (iii) if there are material ownership disputes over applicants’ equity interests, major assets, core technologies or other interests; (iv) if, in the past three years, applicants’ domestic enterprises, controlling shareholders, or de facto controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (v) if, in the past three years, any directors, supervisors, or senior executives of applicants have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; or (vi) other circumstances as prescribed by the State Council. The Draft Administrative Provisions further stipulate that a fine between RMB1 million (approximately $137,000) and RMB10 million (approximately $1,370,000) may be imposed if an applicant fails to fulfill the filing requirements with the CSRC or conducts an overseas offering or listing in violation of the Draft Rules Regarding Overseas Listings, and in cases of severe violations, a parallel order to suspend relevant businesses or halt operations for rectification may be issued, and relevant business permits or operational license revoked. The period for public comment of the Draft Rules Regarding Overseas Listings expired on January 23, 2022.

On February 17, 2023, the CSRC issued the Trial Administrative Measures, which has become effective on March 31, 2023. On the same date of the issuance of the Trial Administrative Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Administrative Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Administrative Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Rules Regarding Overseas Listing by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Rules Regarding Overseas Listing: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offerings and listings. Under the Trial Administrative Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Administrative Measures within three working days following its submission of initial public offering filing or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing, and that will complete their overseas offering and listing prior to September 30, 2023, are not required to make immediate filings for their listing, but need to make filings for subsequent offerings in accordance with the Trial Administrative Measures. The companies that have already applied for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Administrative Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

Under the Trial Administrative Measures, the CSRC will complete its review of the filing and publish the filing results on its website within 20 working days after receiving complete filing documents that comply with the stipulated requirements. However, during the filing process, the CSRC may request additional documents from the Company or may need to consult with competent authorities, in which case the time spent will not be counted towards the 20 working days. According to the Trial Administrative Measures, if a domestic company fails to fulfill the filing procedures, or offers and lists securities on an overseas market in violation of these measures, the CSRC will order rectification, issue warnings, and impose a fine ranging from RMB1,000,000 (approximately $137,000) to RMB10,000,000 (approximately $1,370,000). Persons directly in charge and other individuals directly responsible will be warned and fined between RMB500,000 (approximately $70,000) and RMB5,000,000 (approximately $700,000). Controlling shareholders and actual controllers of the domestic company that organize or instruct these violations will be fined between RMB1,000,000 (approximately $137,000) and RMB10,000,000 (approximately $1,370,000).

According to our PRC counsel, AllBright, since the PRC operating entities accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended June 30, 2023 and 2022, and the key components of our operations are carried out in China, this offering is considered an indirect offering by China-based companies. Therefore, we are required to complete the filing procedures pursuant to the requirements of the Trial Administrative Measures within three working days following our first submission of an initial public offering or listing application. We initially filed the required documents with the CSRC on December 19, 2023. To date, we have obtained the notice of filing for overseas issuance and listing from the CSRC on February 7, 2024, which was also posted on the official website of the CSRC on February 19, 2024. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering. If any of these risks materialize, there could be a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies seeking overseas offerings and listings, either directly or indirectly, and the securities firms and securities service providers (either PRC or overseas) involved in relevant businesses, must establish a sound confidentiality and archives administration system. They must take necessary measures to fulfill confidentiality and archives administration obligations, and must not leak any state secrets or working secrets of government agencies, or harm national security or public interests. A domestic company intending to publicly disclose or provide documents and materials containing state secrets or working secrets of government agencies to relevant individuals or entities, including securities firms, securities service providers, and overseas regulators, either directly or through its overseas listed entity, must first obtain approval from competent authorities according to laws and file with the secrecy administrative department at the same level. If such documents or materials are leaked, it could be detrimental to national security or public interests. Therefore, the domestic company must strictly comply with relevant procedures stipulated by applicable regulations. Furthermore, the Confidentiality and Archives Administration Provisions stipulate that a domestic company providing accounting archives or copies of such archives to any entities, including securities firms, securities service providers, overseas regulators, and individuals, must fulfill the required procedures in compliance with applicable regulations. Working papers generated in mainland China by securities companies and securities service providers while undertaking businesses related to overseas offering and listing by domestic companies must be retained in mainland China. If such documents need to be transferred or transmitted outside of mainland China, relevant approval procedures stipulated by regulations must be followed. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or the harming of national security or public interests. However, we may be required to perform additional procedures in connection with the provision of accounting archives.

MANAGEMENT

Set forth below is information concerning our directors, director nominees, and executive officers.

Name	Age	Position(s)
Mingjie Huang	36	Chief Executive Officer, Director and Chairman of the Board
Caixia Zeng	36	Chief Financial Officer and Director
Jilin Yang	32	Chief Sales Officer
Lulu Pan	31	Chief Technology Officer
Lam Kit Lam	49	Independent Director Nominee*
Hongming Dai	47	Independent Director Nominee*
Joanne Yan	66	Independent Director Nominee*

____________

*        The appointment of each director nominee will be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers, directors, and director nominees:

Mingjie Huang has served as our Chief Executive Officer and chairman of the board since 2023. Mr. Huang has served as Chief Executive Officer of Xiamen Kuangshi since November 2017, and is responsible for the management of day-to-day operations, strategizing and business planning. From May 2016 to June 2017, Mr. Huang served as Deputy General Manager at Xiamen Jichang Big Data Technology Co., Ltd. Mr. Huang obtained his bachelor’s degree in Computer Sciences from Xiamen City University in 2006.

Caixia Zeng has served as our Chief Financial Officer and our director since 2023. Ms. Zeng has served as Chief Financial Officer of Xiamen Kuangshi since July 2023, and is responsible for the day-to-day management of the Finance Department, monitoring major economic activities and policy implementation that may have an impact on the company. Ms. Zeng obtained her bachelor’s degree in Accounting from Xiamen University in 2019.

Jilin Yang has served as our Chief Sales Officer since 2023. Mr. Yang has served as Chief Operating Officer of Xiamen Kuangshi since July 2023, and is responsible for the new media advertising business, introducing media resources, building the operating team and participating in decision-making. From February 2022 to July 2023, Mr. Yang served as Deputy General Manager at Shenzhen Xinyuhui Network Science and Tech Limited Company. From May 2018 to February 2022, Mr. Yang served as Chief Operating Officer at Shenzhen Jiuxing Interactive Technology Co., Ltd. From May 2017 to May 2018, Mr. Yang served as Deputy Operating Officer at Beijing Aspiration Interconnection Technology Co. From October 2015 to May 2017, Mr. Yang served as Operational Manager at Adsage LLC. Mr. Yang obtained his bachelor’s degree in Communications Engineering from Shenzhen University in 2014.

Lulu Pan has served as our Chief Technology Officer since 2023. Ms. Pan has served as Chief Technology Officer of Xiamen Kuangshi since February 2018, and is responsible for the formation, training and daily management of the technical team to ensure the team works stably and efficiently, and the optimization of performance related to information promotion software to improve system stability and user experience. From June 2016 to February 2018, Ms. Pan served as Technology Manager at Xiamen Jichang Big Data Technology Co., Ltd. Ms. Pan obtained her associate’s degree in Interior Design from Xiamen Nanyang University in 2013.

Lam Kit Lam will serve as our independent director upon the effectiveness of our registration statement of which this prospectus is a part. Mr. Lam has served as Chairman of Debon Corporation Ltd. since September 2022, independent director of Meiwu Technology Company Limited (NASDAQ: WNW) since July 2021, the Chairman of Yuwin Group Limited/ Yuyin Holdings (China) Co., Ltd/ Xiamen Yuyin Supply Chain Operation Co., Ltd/ Yuyin International Commercial Factoring (China) Co., Ltd since May 2018, and the non-executive director of Differ Group Auto Limited (HK: 06878) since June 2017. Mr. Lam obtained his Bachelor’s degree in Accountancy from University of Northern Iowa in 1993, Bachelor’s degree in International Business Management from University of Victoria in 1997, Master’s degree in International Economics from Peking University in 2005, and Master’s degree in International Real Estate from The Hong Kong Polytechnic University in 2011.

Hongming Dai will serve as our independent director upon the effectiveness of our registration statement of which this prospectus is a part. Mr. Dai has served as the CFO and Board Secretary of Fujian Weixiang Technology Corporation Limited since April 2022. He served as a product director at Xiamen Shuihe Tax Consultant Limited Liability Company

from September 2020 to April 2022, and the CFO of Xiamen Youdong Technology Co. Ltd. from August 2017 to September 2020. Mr. Dai obtained his Associate’s degree in Finance from Jimei University School of Finance and Economics in 1998, and an MBA from Zhongnan University School of Business in 2022.

Joanne Yan will serve as our independent director upon the effectiveness of our registration statement of which this prospectus is a part. Ms. Yan has served as the President and director of Joyco Consulting Services Inc. since September 1994. She has extensive experience providing business consulting services to clients. Ms. Yan obtained her three-year certificate diploma in Violin from Xian Conservatory in 1975, three-year certificate diploma in English from Shaanxi Business Commerce College in 1983, and a one-year certificate diploma in English from Malaspina University in 1988.

For additional information, see “Description of Share Capital — Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon the effectiveness of our registration statement to which this prospectus forms a part, three of whom will be “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association as may be amended from time to time. Our Company has the right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of the company and mortgaging the property of the company;

•        declaring dividends and distributions; and

•        convening shareholders’ general meetings and reporting its work to shareholders at such meetings.

Board Oversight of Cybersecurity Risks

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Cayman Companies Act are subject to both statutory duties under the Cayman Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties including the duty to act in good faith and in the best interests of the company as well as a duty to act with care, skill and diligence under English common law principles. Maintaining sufficient protection against the increasing risks associated with cybercrime is clearly one of the key challenges to the commercial world and in our view, it is one of the duties of the Company’s board of directors to oversee cybersecurity risks.

Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. The board has delegated the responsibility of overseeing cybersecurity risks to the management of the Company and requires prompt reporting by the management to the board if any cybersecurity risks are detected. The Company has a team of 2 employees responsible for cyber security issues and they report to the management. The board receives regular reports from our management, including our technical director, on material cybersecurity risks and the degree of our exposure to those risks, including in connection with our supply chain, suppliers and other service providers. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Terms of Directors and Executive Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated articles of association which we intend to adopt, effective upon the effectiveness of the registration statement, of which this prospectus is a part.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association which we intend to adopt, effective upon the effectiveness of the registration statement, of which this prospectus is a part.

The office of our director shall also be automatically vacated, if they: (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) is found to be or becomes of unsound mind; (c) resigns his office by notice in writing to the Company; (d) is removed from office by Ordinary Resolution; (e) is convicted of an arrestable offence; or (f) dies.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which will be filed as Exhibit 10.1 to this Registration Statement, we agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one month’s prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended June 30, 2024, we paid an aggregate of $161,542 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers other than social insurances. The PRC operating entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Insider Participation Concerning Executive Compensation

Our Chairman of the Board of Directors, Mr. Mingjie Huang, has been making all determinations regarding executive officer compensation from the inception of our Company. When our Compensation Committee is set up, it will be making all determinations regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. The appointment to the committees will be effective immediately upon the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Hongming Dai, Lam Kit Lam, and Joanne Yan. Lam Kit Lam will be the chairperson of our audit committee. We have determined that Hongming Dai, Lam Kit Lam, and Joanne Yan will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Lam Kit Lam qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Hongming Dai, Lam Kit Lam, and Joanne Yan. Joanne Yan will be the chairperson of our compensation committee. We have determined that Hongming Dai, Lam Kit Lam, and Joanne Yan will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers. Our chief executive officer will not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving the total compensation package for all of our executive officers;

•        reviewing and recommending to the board the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Hongming Dai, Lam Kit Lam, and Joanne Yan. Hongming Dai will be the chairperson of our nominating and corporate governance committee. We have determined that Hongming Dai, Lam Kit Lam, and Joanne Yan will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics, which is to be filed as Exhibit 99.1 to the registration statement of which this prospectus forms a part and will be applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

In addition, our board of directors will adopt an executive compensation recovery policy that applies to our officers, prior to the effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

•        each of our directors and executive officers who beneficially own our Ordinary Shares; and

•        each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 12,500,000 Ordinary Shares outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Percentage of beneficial ownership of each listed person after this offering includes Ordinary Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. As of the date of the prospectus, we have 8 shareholders of record, none of whom are located in the United States. We will be required to have at least 300 unrestricted round lot shareholders (shareholders who own 100 or more freely-tradable securities, and at least 50% of such round lot holders hold unrestricted securities with a market value of at least $2,500) at closing in order to satisfy the Nasdaq listing rules.

Upon the completion of this offering, our controlling shareholder, Mingjie Huang, through Cdwaas Group Ltd, will own 50.48% of our total issued and outstanding Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option, or 49.46% of our total issued and outstanding Ordinary Shares, assuming that the over-allotment option is exercised in full. As a result, we may be deemed a “controlled company” as defined under Nasdaq Listing Rule 5615(c) if our controlling shareholder, Mr. Huang, holds more than 50% of the voting power, and have the ability to control the outcome of matters submitted to stockholders for approval, including the election of directors. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering*		Percentage of Votes Held After this Offering*
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers(1):
Mingjie Huang(2)	29,280	58.56%	7,320,000	50.48	50.48
Caixia Zeng	0	0	0	0	0
Jilin Yang	0	0	0	0	0
Lulu Pan	0	0	0	0	0
Hongming Dai	0	0	0	0	0
Lam Kit Lam	0	0	0	0	0
Joanne Yan	0	0	0	0	0
All directors and executive officers as a group (7 individuals):	29,280	58.56%	7,320,000	50.48	50.48
5% Shareholders:
Cdwaas Group Ltd(2)	29,280	58.56%	7,320,000	50.48	50.48
Accel Partners Group Ltd(3)	9,020	18.04%	2,255,000	15.55	15.55

____________

Notes:

*        Assuming that the underwriters do not exercise their over-allotment option.

(1)      Unless otherwise indicated, the business address of each of the individuals is Unit 602, No. 1126, Jimei Beidadao, Software Park Phase III, Xiamen Torch High-tech Industrial Development Zone, Xiamen, Fujian, the People’s Republic of China.

(2)      These shares represent 29,280 Ordinary Shares held through Cdwaas Group Ltd, of which Mr. Mingjie Huang, our principal shareholder, CEO and chairman of the board, is the sole member and sole director. Cdwaas Group Ltd is incorporated in the British Virgin Islands, and its registered address is Tricor Services (BVI) Limited 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands.

(3)      Represents 9,020 Ordinary Shares held by Accel Partners Group Ltd, of which Mr. Zhaopeng Ci is the sole member and director. Accel Partners Group Ltd is incorporated in the British Virgin Islands, and its registered address is Tricor Services (BVI) Limited 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, the British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to Us
Mingjie Huang	Principal shareholder of the company, the CEO and Chairman of the Board
	As of the date of this prospectus	As of June 30, 2024	As of June 30, 2023	As of June 30, 2022
	(USD in thousands)
Amounts due to a related party
Mingjie Huang	$—	$—	$4,056	$198
	$—	$—	$4,056	$198

As of the date of this prospectus, we have fully repaid the amount due to Mingjie Huang. The purpose of this loan was to fund the working capital requirements of our PRC operating entities’ business operations. Apart from this transaction, we did not engage in any related party transactions during the fiscal years ended June 30, 2024, 2023 and 2022, and from July 1, 2024 through the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which we intend to adopt, effective upon the effectiveness of the registration statement of which this prospectus is a part, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Cayman Companies Act. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

As of the date of this prospectus, our Company’s authorized share capital is $58,000 divided into 14,500,000 shares of a par value $0.004 per share. As of the date of this prospectus, there are 12,500,000 Ordinary Shares issued and outstanding. All of our Ordinary Shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our Ordinary Shares to be issued in the offering will be issued as fully paid.

The following description of our share capital and provisions of our memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Our authorized share capital is $58,000 divided into 14,500,000 shares of a nominal or par value $0.004 per share. Subject to the provisions of the Cayman Companies Act and our articles of association regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 14,500,000 Ordinary Shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners (at least 50% of such round lot holders hold unrestricted securities with a market value of at least $2,500) which is the minimum requirement by Nasdaq. Shares sold in this offering will be delivered against payment from the Underwriters upon the closing of the offering in New York, New York, on or about [•].

Listing

We have applied to list the Ordinary Shares on Nasdaq under the symbol “OCP.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation with offices located at 2849 Executive Drive, Suite 200, Clearwater, FL 33762.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)     the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)    our shareholders may, by ordinary resolution, declare final dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied or abrogated either with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or by the redemption or purchase of shares of any class by our Company.

Alteration of Share Capital

Subject to the Cayman Companies Act and the articles, our shareholders may, by ordinary resolution do any of the following and amend the memorandum for that purpose:

(a)     increase our authorized share capital;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our existing shares or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce our Company’s share capital in any way.

Calls on Shares

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom the sum is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors shall be at liberty to waive payment of the interest wholly or in part.

Lien

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

•        either alone or jointly with any other person, whether or not that other person is a shareholder; and

•        whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 days’ notice requiring payment of so much of the call or installment as is unpaid and specifying the amount unpaid including any interest and expenses accrued by the reason of such non-payment. The notice shall also contain a warning that in the event of non-payment at or before the time appointed the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share in respect of which the notice has been given be forfeited and such forfeiture shall extend to all dividends declared in respect of the share so forfeited but not actually paid before such forfeiture.

A forfeited share may be sold, cancelled or otherwise disposed of on such terms and in such manner as the directors in their absolute discretion think fit, and at any time before a sale, cancellation or disposition the forfeiture may be cancelled on such terms as the directors in their absolute discretion think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration in writing that the declarant is a director of our Company, and that a share in our Company has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the option of the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine and agree with the shareholders.

We may make a payment in respect of the redemption or purchase of our own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in-kind if so authorized by the terms of the issue of the shares being redeemed or purchased or with the agreement of the holder of such shares.

Transfer of Shares

Subject to any applicable requirements set forth in the articles of association of our Company and provided that a transfer of shares complies with applicable rules of Nasdaq and the SEC, a shareholder may transfer all or any of his shares to another person by an instrument in writing in any usual or common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

•        where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

•        where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the Ordinary Shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of Ordinary Shares;

•        the instrument of transfer is properly stamped, if required;

•        the Ordinary Share transferred is fully paid and free of any lien in favor of us;

•        any fee related to the transfer has been paid to us; and

•        the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they shall, within three months after the date on which the transfer was lodged with the Company, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting.

The directors may convene general meetings whenever they consider necessary or desirable. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the paid-up voting share capital of our Company in respect to the matter for which the meeting is requested, deposited at the registered office of the Company. The written requisition shall specify the objects of the meeting for a date no later than 21 days from the date of the deposit of requisition signed by the requisitionists. If the directors do not convene such meeting for a date not later than 30 days’ after the date of such deposit, those shareholders who requested the meeting may convene the general meeting themselves in the same manner, as nearly as possible, as that in which meetings may be convened by the directors, in which case all reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least fourteen clear days’ notice of an extraordinary general meeting and twenty-one clear days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of all shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other days and at such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 days or more, notice of the adjourned meeting shall be given as in the case of a original meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

A director may be removed by ordinary resolution.

A director may at any time resign from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)     he becomes bankrupt or makes any arrangement or composition with his creditors;

(b)    he is found to be or becomes of unsound mind;

(c)     he resigns his office by notice in writing to us;

(d)    he is removed from office by ordinary resolutions;

(e)     he is convicted of an arrestable offence; or

(f)     he dies

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent resolutions of shareholders. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney-in-fact for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all powers of our Company to borrow money and to mortgage or charge our undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)     the giving of any security, guarantee or indemnity in respect of:

(i)     money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)    a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)    an offering of our or our subsidiaries’ securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)     any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)    any act or thing done or to be done in respect of any arrangement for the benefit of our employees of those of our any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)     any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

•        any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

•        any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass an ordinary resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees upon such trusts for the benefit of the contributors as the liquidators shall think fit, but in such manner so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a shareholder; and

•        the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be promptly updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our Company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association
Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders and not in their own self-interest. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried

	Delaware	Cayman Islands

the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of Officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) against all costs, expenses, losses, or liabilities reasonably incurred by the existing or former director (including alternate director), secretary or officer in connection with any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

	Delaware	Cayman Islands

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Interested Directors

Under Delaware law, a transaction in which a director who has an interest would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Interested director transactions are governed by the terms of a company’s memorandum and articles of association.

Under the Articles, a Director shall not, as a Director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in Shares or debentures or other securities of, or otherwise in or through, the Company) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned therein) none of these prohibitions shall apply to:

(a) the giving of any security, guarantee or indemnity in respect of:

(i)     money lent or obligations incurred by him or by any other person for the benefit of the Company or any of its subsidiaries; or

(ii)    a debt or obligation of the Company or any of its subsidiaries for which the Director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b) where the Company or any of its subsidiaries is offering securities in which offer the Director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the Director is to or may participate;

	Delaware	Cayman Islands

(c) any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one per cent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purposes of this Articles to be a material interest in all circumstances);

(d) any act or thing done or to be done in respect of any arrangement for the benefit of the employees of the Company or any of its subsidiaries under which he is not accorded as a Director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e) any matter connected with the purchase or maintenance for any Director of insurance against any liability or (to the extent permitted by the Act) indemnities in favour of Directors, the funding of expenditure by one or more Directors in defending proceedings against him or them or the doing of anything to enable such Director or Directors to avoid incurring such expenditure.

A Director may, as a Director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or which falls within the Articles.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

The Cayman Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Cayman Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.

	Delaware	Cayman Islands
Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Director election is governed by the terms of the memorandum and articles of association.

A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.	There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles of association do not provide for cumulative voting
Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association.

Without prejudice to the Company’s power to appoint a person to be a Director pursuant to the Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with the Articles.

Any Director so appointed shall, if still a Director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a Director at such meeting.

A Director may be removed by Ordinary Resolution.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware	Cayman Islands

Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.

Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Cayman Companies Act, the directors of each constituent company that proposes to participate in a merger or consolidation shall on behalf of the constituent company of which they are directors approve a written plan of merger or consolidation. A plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

	Delaware	Cayman Islands

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•   the statutory provisions as to the required majority vote have been met;

•   the shareholders have been fairly represented at the meeting in question;

•   the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•   the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.

In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•   a company acts or proposes to act illegally or ultra vires;

•   the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•   those who control the company are perpetrating a “fraud on the minority.

	Delaware	Cayman Islands
Inspection of Corporate Records

Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records of the Company (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders). However, these rights may be provided in the company’s memorandum and articles of association.

No shareholder (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Act or as authorized by the Directors or by Ordinary Resolution.

Shareholder Proposals

Under Delaware law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the corporation’s governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the corporation’s governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association.

Our post-offering articles of association allow any one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders unless otherwise provided in the corporation’s certificate of incorporation. A corporation must send prompt notice of the taking of the corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders who have not consented in writing and who would have otherwise been entitled to notice of the meeting at which such action would have been taken.

The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

The Cayman Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

The Directors may call a general meeting at any time.

The Directors must also call a general meeting if requisitioned by one or more shareholders who together hold at least 10 percent of the rights to vote at such general meeting.

Anti-money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)     the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)    the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)     the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

History of Share Issuances

The following is a summary of our share capital since incorporation.

Share Allotment in July 2023

On July 21, 2023 our board of directors approved the following allotment of Ordinary Shares:

Allottee	Number of Ordinary Shares	Consideration
Cdwaas Group Ltd	29,280	$0
Accel Partners Group Ltd	9,020	$0
Ocp Group Ltd	2,400	$0
The Carlyle INT Group Ltd	2,300	$0
KPCB Group Ltd	2,300	$0
Kaya Group Ltd	2,200	$0
International Data Group Ltd	2,000	$0
WaterWood INT Investment Ltd	500	$0

Share Transfer in 2023

There were no transfers of our Ordinary Shares in 2023.

Share Capital Increase and Forward Split in 2024

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each. As of the date of this prospectus, 12,500,000 shares are issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we intend to apply to list our Ordinary Shares on Nasdaq, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding Ordinary Shares held by public shareholders representing approximately 13.79% of our Ordinary Shares in issue, if the underwriters do not exercise their over-allotment option, and approximately 15.54% of our Ordinary Shares in issue if the underwriters exercise their over-allotment option in full. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who (i) is not deemed to have been our affiliate at any time during the three months preceding a sale and (ii) has beneficially owned restricted securities within the meaning of Rule 144 for more than six months, would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who Is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

•        1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 145,000 shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to applicable lock-up arrangements and would only become eligible for sale when such lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act. Regulation S also provides for certain restrictions on the resale of securities sold in transactions exempt from registration under Regulation S.

Lock-Up Agreements

See “Underwriting — Lock-up Agreements.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was then last amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, and last amended on April 23, 2018, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from the PRC operating entities. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Huge Amount does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Huge Amount and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Huge Amount, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Huge Amount and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. AllBright, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, AllBright is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, AllBright believes that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income. An opinion on PRC tax matters by AllBright, our PRC counsel, is filed as Exhibit 8.1 to the registration statement of which this prospectus forms a part.

See “Risk Factors — Risks Relating to Doing Business in the PRC — We may be deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, and be subject to PRC taxation on our worldwide income, which may significantly increase our income tax expenses and materially decrease our profitability.”

Currently, as resident enterprises in the PRC, WFOE is subject to the enterprise income tax at the rate of 25% and the PRC operating entities are subject to the enterprise income tax at the rate of 15%. Under particular circumstances, such as an enterprise being identified as a small-scale minimal profit enterprise or as a new high-tech enterprise, or its domicile authority having a preferential tax policy, the EIT rate is by various degrees. Pursuant to such regulations and policies, as resident enterprises in the PRC, WFOE is subject to the enterprise income tax at the rate of 25% and the PRC operating entities are subject to the enterprise income tax at the rate of 15%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Huge Amount is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how a tax treaty between the PRC and other countries may impact non-resident enterprises.

As for the value-added tax, or the “VAT,” pursuant to the current laws and regulations of the PRC, our PRC operating entities mainly apply to two different VAT arrangements as of the date of this prospectus: (a) As a small-scale taxpayer without essential business operation, WFOE is only subject to the VAT tax rate of 3%, and; (b) As a general tax payers who is eligible for preferential tax policies and engaged with various businesses, the VAT tax rate of the PRC operating entities is 6%.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands.

The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (Revised) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        regulated investment companies;

•        broker-dealers;

•        persons that elect to mark their securities to market;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities;

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders who hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable years, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (PFIC) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

UNDERWRITING

We expect to enter into an underwriting agreement with Univest Securities, LLC (the “Representative”), as the underwriter named therein, with respect to the Ordinary Shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of Ordinary Shares as indicated below.

Underwriter	Number of Ordinary Shares
Univest Securities, LLC	2,000,000
Total	2,000,000

The Representative is offering the Ordinary Shares subject to its acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Representative to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The Representative is obligated to take and pay for all the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the Representative is not required to take or pay for the Ordinary Shares covered by the underwriters’ over-allotment option to purchase additional Ordinary Shares described below.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the Representative to purchase a maximum of fifteen percent (15%) additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering.

Underwriting Discounts and Expenses

The Representative has advised us that it proposes to offer the Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The Representative may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The Ordinary Shares are offered by the Representative as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Representative has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price(1)	$5	$10,000,000	$11,500,000
Underwriters’ discounts(2)	$0.35	$700,000	$805,000
Proceeds to our Company before expenses	$4.64	$9,300,000	$10,695,000

____________

(1)      The midpoint of the price range set forth on the cover page of this prospectus.

(2)      Represents an underwriting discount equal to seven percent (7%) per share. The fees do not include the Representative’s warrants or expense reimbursement provisions described below.

We have agreed to pay all expenses relating to the offering, including, without limitation: (a) all filing fees and expenses relating to the registration of the securities of the Company with the SEC; (b) all fees and expenses relating to the listing of the Ordinary Shares on Nasdaq; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the representative, including the reasonable fees and expenses of the Representative’s blue sky counsel; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities of the Company under the securities laws of such foreign jurisdictions; (f) the costs of mailing and printing the offering materials; (g) transfer and/or stamp taxes, if any, payable upon our transfer of the securities to the representative; (h) the fees and expenses of our accountants; (i) up to $300,000 of the Representative’s accountable out-of-pocket expenses for the offering (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on the Company’s principals) regardless of whether the offering occurs, provided that any expense over $5,000 shall require prior written or email approval of the Company.

We paid an expense deposit of $50,000 to the Representative upon the execution of letter of intent between us and the Representative. We paid another $50,000 after the Representative’s on-site due diligence. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In addition, we agreed to pay the Representative one percent (1.0%) of the gross proceeds of the offering for non-accountable expenses.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and Representative’s non-accountable expenses, will be approximately $[•], including a maximum aggregate reimbursement of $300,000 of Representative’s accountable expenses.

Representative’s Warrants

We have also agreed to issue to the Representative and its affiliates or employees warrants, for a nominal consideration of $0.01 per warrant, to purchase a number of Ordinary Shares equal to five percent (5%) of the total number of Ordinary Shares sold in this offering, including any shares issued upon exercise of the underwriters’ over-allotment option.

The Representative’s warrants will have an exercise price per share equal to 110% of the public offering price per share in this offering and may be exercised on a cashless basis. The Representative’s warrants are exercisable commencing following the date of commencement of sales of the public offering, and will be exercisable until such warrants expire two years after such date. The Representative’s warrants and the Ordinary Shares underlying the warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative and its affiliates or employees (or permitted assignees under FINRA Rule 5110(e)(1)) may not sell, transfer, assign, pledge, or hypothecate the Representative’s warrants or the Ordinary Shares underlying the Representative’s warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representative’s warrants or the underlying shares for a period of 180 days following the date of commencement of sales of the public offering except as permitted by FINRA Rule 5110(e)(2), except that (i) they may be transferred, in whole or in part, to any member participating in the offering and its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction for the remainder of the 180-day lock-up period pursuant to FINRA Rule 5110(e)(2)(B)(i), (ii) they may be exercised or converted, in whole or in part, if all securities received remain subject to the lock-up restriction for the for the remainder of the 180-day lock-up period, (iii) they may be transferred back to the issuer in a transaction exempt from registration with the SEC, or other exceptions as provided under FIRNA Rule 5110(e)(2). The Representative and its affiliates or employees will also be entitled to one demand registration of the sale of the shares underlying the Representative’s warrants at our expense, one additional demand registration at the Representative’s warrants’ holders’ expense, and unlimited “piggyback” registration rights. The Representative’s warrants will provide for adjustment in the number and price of such warrants and the shares underlying such warrants in the event of recapitalization, merger, or other structural transaction to prevent mechanical dilution. The piggyback registration right provided will not be greater than seven years from the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(D).

Right of First Refusal

We have granted the Representative a right of first refusal, for a period of 18 months from the closing of the offering, to act as lead or joint-lead investment banker, lead or joint book-runner, and/or lead or joint placement agent, and initial purchaser in connection with any private offering of securities of the Company, at the Representative’s sole discretion, during such 18 month period, on terms and conditions as mutually agreed by the Company and the Representative.

Listing

We have applied to list our Ordinary Shares on Nasdaq under the symbol “OCP.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Indemnification; Indemnification Escrow

We have agreed to indemnify the Representative against certain liabilities, including liabilities arising in any manner out of or in connection with the retention of the Representative, or to contribute to payments that the Representative may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership of our capital shares), directly or indirectly, any of our Ordinary Shares or any securities that are convertible into or exercisable or exchangeable for our Ordinary Shares, (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, or (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank, without the prior written consent of the Representative for a period ending 180 days after the commencement of sales of the offering, except issuances pursuant to the exercise of employee share options outstanding on the date hereof and certain other exceptions.

Each of our directors, officers, and shareholders owning 5% or more of our Ordinary Shares as of the date of the prospectus, and all of the pre-offering shareholders has agreed, for a period of 180 days from the date of this prospectus, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any of our Ordinary Shares and securities convertible into or exercisable or exchangeable for our Ordinary Shares, without the prior written consent of the Representative.

Pricing of the Offering

Prior to this offering, there was no public market for our Ordinary Shares. The initial public offering price for the Ordinary Shares will be determined through negotiations between us and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the Ordinary Shares sold in the offering. The values of such Ordinary Shares are subject to change as a result of market conditions and other factors. We offer no assurances that the offering price will correspond to the price at which our Ordinary Shares will trade in the public market subsequent to this offering or that an active trading market for our Ordinary Shares will develop and continue after this offering.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the Representative may engage in transactions that stabilize, maintain, or otherwise affect the price of our Ordinary Shares. Specifically, the Representative may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Ordinary Shares available for purchase by the Representative under the option to purchase additional Ordinary Shares. The Representative can close out a covered short sale by exercising the option to purchase additional Ordinary Shares or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the Representative will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option to purchase additional Ordinary Shares. The Representative may also sell Ordinary Shares in excess of the option to purchase additional Ordinary Shares, creating a naked short position. The Representative must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The Representative may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Ordinary Shares in this offering because such underwriter repurchases those Ordinary Shares in stabilizing or short covering transactions.

Finally, the Representative may bid for, and purchase, our Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Representative is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the Representative may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Representative and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Representative and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The Representative and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The Representative and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Representative and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia.    This prospectus is not a product disclosure statement, prospectus, or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus, or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material, or advertisement in relation to the offer of the Ordinary Shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Ordinary Shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Ordinary Shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Ordinary Shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada.    The Ordinary Shares may not be offered, sold, or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands.    No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our Ordinary Shares. This prospectus does not constitute a public offer of Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares to any member of the public in the Cayman Islands.

European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Ordinary Shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Ordinary Shares to the public in that Relevant Member State at any time,

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•        to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

•        in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of Ordinary Shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of Ordinary Shares to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong.    The Ordinary Shares may not be offered or sold in Hong Kong by means of this prospectus or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Malaysia.    The shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Japan.    The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and Ordinary Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC, and the Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Ordinary Shares may not be circulated or distributed, nor may our Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Taiwan.    The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing, or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell Ordinary Shares in Taiwan.

United Kingdom.    An offer of the Ordinary Shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the Ordinary Shares must be complied with in, from or otherwise involving the United Kingdom.

Israel.    This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks; portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts. With the exception of the SEC registration fee, the FINRA filing fee, and Nasdaq listing fee, all amounts are estimates.

U.S. Securities and Exchange Commission Registration Fee	$4,111
Nasdaq Capital Market Listing Fee	$5,000
FINRA Filing Fee	$2,320
Legal Fees and Expenses	$664,978
Accounting Fees and Expenses	$715,150
Printing and Engraving Expenses	$50,000
Transfer Agent Expenses	$2,400
Miscellaneous Expenses	$294,000
Total Expenses	$1,737,959

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by AllBright. Legal matters as to Hong Kong law will be passed upon for us by Bird & Bird LLP. Ortoli Rosenstadt LLP is acting as counsel to the Representative with respect to certain legal matters of U.S. federal securities and New York state law in connection with this offering. Legal matters as to PRC law will be passed upon for the Representative by Beijing Jingtian Gongcheng Law Firm, Shenzhen Office.

EXPERTS

The consolidated financial statements for the years ended June 30, 2023 and 2022, included in this prospectus have been so included in reliance on the report of Onestop Assurance PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of Onestop Assurance PAC is located at 10 Anson Road #06-15 International Plaza, 079903, Singapore.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, of which this prospectus is a part, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents which are filed as exhibits to our form F-1 and to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

HUGE AMOUNT GROUP LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of
Huge Amount Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Huge Amount Group Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows, for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Onestop Assurance PAC
We have served as the Company’s auditor since 2023.
Singapore
December 15, 2023, except for Note 10, Note 21 and Note 23, as to which the date is August 6, 2024
PCAOB ID Number 6783

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(Amount in thousands, except for share and per share data)

	Note	As of June 30,
		2022	2023
		USD	USD
ASSETS
Current assets
Cash and cash equivalents		319	284
Accounts receivable	3	3,210	3,537
Advances to suppliers (net of allowance of USD252 thousand and USD234 thousand as of June 30, 2022 and 2023, respectively)	4	9,297	46,913
Other current assets	5	501	1,526
Total current assets		13,327	52,260
Property and equipment, net	6	1,872	1,485
Intangible assets	7	4	3
Deferred tax assets		300	248
Total assets		15,503	53,996

LIABILITIES
Current liabilities
Short-term loan	8	—	692
Accounts payable		6,756	15,434
Advances from customers		6,410	24,585
Amount due to related parties		198	4,056
Current portion of long-term loans	8	166	465
Other payables and accrued liabilities	9	292	1,523
Total current liabilities		13,822	46,755
Long-term loans	8	243	329
Total liabilities		14,065	47,084

Commitments and Contingencies (Note 22)

SHAREHOLDERS’ EQUITY

Ordinary shares, $0.004 par value; 14,500,000 shares authorized; 12,500,000 shares issued as of June 30, 2022 and 2023, respectively*	10	50	50
Additional paid-in capital		414	1,734
Statutory reserves		204	675
Retained earnings		853	4,837
Accumulated other comprehensive loss		(83)	(384)
Total shareholders’ equity		1,438	6,912
Total liabilities and shareholders’ equity		15,503	53,996

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in thousands, except for share and per share data)

	Note	For the year ended June 30,
		2022	2023
		USD	USD
Revenue	13	36,960	157,215
Cost of revenue		(35,115)	(148,628)
Gross profit		1,845	8,587

Operating expenses
Selling and marketing expenses	14	(32)	(3,968)
General and administrative expenses	15	(260)	(704)
Research and development expenses	16	(616)	(1,639)
Total operating expenses		(908)	(6,311)

Income from operations		937	2,276

Other income (expenses)
Interest expenses		(41)	(106)
Other income, net	17	532	3,369
Total other income (expenses)		491	3,263
Income before income tax expenses		1,428	5,539

Income tax expenses	18	(169)	(1,084)
Net income		1,259	4,455

Net income		1,259	4,455
Other comprehensive loss, net of tax
Foreign currency translation adjustment		(57)	(301)
Total comprehensive income		1,202	4,154

Earnings per share attributable to ordinary shareholders of the Company
Earnings per share
Basic and diluted		0.10	0.36
Weighted average number of ordinary shares used in computation*
Basic and diluted		12,500,000	12,500,000

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amount in thousands, except for share data)

	Ordinary shares*		Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
	Number of Shares	Amount
		USD	USD	USD	USD	USD	USD
As of July 1, 2021	12,500,000	50	414	17	(219)	(26)	236
Net income	—	—	—	—	1,259	—	1,259
Appropriation to statutory reserve	—	—	—	187	(187)	—	—
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(57)	(57)
Balance at June 30, 2022	12,500,000	50	414	204	853	(83)	1,438
Net income	—	—	—	—	4,455	—	4,455
Capital contribution		—	1,320	—	—	—	1,320
Appropriation to statutory reserve	—	—	—	471	(471)	—	—
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(301)	(301)
Balance at June 30, 2023	12,500,000	50	1,734	675	4,837	(384)	6,912

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands)

	For the year ended June 30,
	2022	2023
	USD	USD
Cash flows from operating activities
Net income	1,259	4,455
Adjustments for:
Depreciation and amortization	133	598
Interest expenses	41	106

Changes in operating assets and liabilities:
Accounts receivable	(2,998)	(327)
Advance to suppliers	(3,928)	(37,616)
Other current assets	1,165	(1,024)
Deferred income tax	161	83
Accounts payable	4,897	8,678
Advances from customers	1,408	18,175
Other payables and accrued liabilities	257	1,230
Net cash generated from (used in) operating activities	2,395	(5,642)

Cash flows from investing activities
Purchase of property and equipment	(1,906)	(210)
Net cash used in investing activities	(1,906)	(210)

Cash flows from financing activities
Proceeds from capital contribution	—	1,320
Proceeds from bank loans	—	1,547
Repayment of bank loans	(275)	(470)
Increase in amounts due to related parties	193	3,859
Bank interest paid	(41)	(106)
Net cash (used in) generated from financing activities	(123)	6,150

Effect of exchange rate changes on cash, and cash equivalents	(57)	(333)

Net increase (decrease) in cash and cash equivalents	309	(35)
Cash and cash equivalents at beginning of the year	10	319
Cash and cash equivalents at end of the year	319	284

Cash and cash equivalents at end of the year	319	284

Supplemental disclosure
Interest paid	(41)	(106)
Income tax paid	(3)	(12)

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    GENERAL INFORMATION, ORGANIZATION AND PRINCIPAL ACTIVITIES

Huge Amount Group Limited conducts its business through its subsidiaries and is principally engaged in the mobile advertising service business in mainland China. Huge Amount Group Limited was incorporated in the Cayman Islands on July 21, 2023. In September 2023, Huge Amount Group Limited acquired Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”), through its wholly owned subsidiaries KSLM International Group Limited. and Xiamen Jiujiuzi Technology Co, Ltd. Xiamen KSLM was in common control with Huge Amount Group Limited. Huge Amount Group Limited and its consolidated subsidiaries are collectively referred to herein as the “Company” or the “Group”, unless specific reference is made to an entity. As of June 30, 2023 the Company’s principal subsidiaries are as follows:

Subsidiaries	Date of Incorporation/ Establishment	Place of Incorporation/ Establishment	Percentage of Direct/Indirect Economic Interest	Principal Activities
KSLM International Group Limited (“KSLM”)	August 11, 2023	Hong Kong, PRC	100%	Equity holding
Xiamen Jiujiuzi Technology Co, Ltd.	Augus 25, 2023	Xiamen, PRC	100%	Equity holding
Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”)	December 28, 2015	Xiamen, PRC	100%	Online advertising services
Xiamen Ganqilai Technology Co., Ltd. (“Xiamen Ganqilai”)	December 29, 2020	Xiamen, PRC	100%	Online advertising services
Xiamen Fun Network Technology Co., Ltd. (“Xiamen Fun”)	April 30, 2021	Xiamen, PRC	100%	Online advertising services
Hainan Gongjuren Network Technology Co., Ltd. (“Xiamen Gongjuren”)	June 11, 2021	Hainan, PRC	100%	Online advertising services
Xiamen Xinqianhui Network Technology Co., Ltd. (“Xiamen Xinqianhui”)	March 30, 2022	Xiamen, PRC	100%	Online advertising services
Xiamen Qingxiangxing Network Technology Co., Ltd. (“Xiamen Qingxiangxing”)	November 17, 2022	Xiamen, PRC	100%	Online advertising services
Xiamen Weisuli Network Technology Co., Ltd. (“Xiamen Weisuli”)	May 11, 2023	Xiamen, PRC	100%	Online advertising services
Shenzhen Miaojuhuiliang Network Technology Co., Ltd. (“Shenzhen Miaojuhuiliang”)	May 11, 2023	Shenzhen, PRC	100%	Online advertising services

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principle of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. In September 2023, Huge Amount Group Limited acquired Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”) through its wholly owned subsidiaries KSLM International Group Limited. and Xiamen Jiujiuzi Technology Co, Ltd. Xiamen KSLM was in common control with Huge Amount Group Limited, immediately before and after the reorganization. According to ASC 805-50, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. The historical cost of KSLM International Group Limited is carried forward. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported revenues, costs and expenses during the reported period in the consolidated financial statements and accompanying notes. These accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, current expected credit losses, useful lives of intangible assets and property and equipment, provision of income tax and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Foreign Currency Translation

The functional currency is Renminbi (“RMB”) for entities based in mainland China, and Hong Kong Dollar (“HKD” or “HK$”) for entities in Hong Kong PRC. Assets and liabilities of the entities denominated in currencies other than the reporting currency USD are translated into USD at the rates of exchange prevailing at the balance sheet date. Equity accounts are translated at historical exchange rates when transactions occurred. Revenues, expenses, gains and losses are translated using the average exchange rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income (loss) in the consolidated statements of operations and comprehensive income. For the years presented, OCI included foreign currency translation adjustments only.

Current Expected Credit Losses

The Group adopted ASC Topic 326, “Financial Instruments — Credit Losses”, for credit loss assessment using the modified retrospective approach for all in-scope assets. The Group’s in-scope assets are primarily accounts receivable and advances to suppliers. To estimate expected credit losses, the Group has identified the relevant risk factors which include clients’ or suppliers’ credits and accounts aging. Accounts with similar risk factors have been grouped into pools. For each pool, the Group considers the collection experience, current economic conditions and future economic conditions. In consideration of short aging and the Group’s collection experience, no current expected credit loss expenses are recognized in general and administrative expenses for the two years ended June 30, 2022 and 2023.

Cash and Cash Equivalents

Cash and cash equivalents represent cash at bank and on hand, on-demand deposits, term deposits and highly liquid investments placed with banks which are readily convertible to known amounts of cash, unrestricted as to withdrawal or use and have original maturities of three months or less when purchased.

Accounts receivable

Accounts receivable are recognized and carried at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advances to Suppliers

Advances to suppliers represent the pre-payments to authorized agents of media platforms before their services are provided. It is recognized at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Leases

The Company determines if an arrangement is a lease at inception. The Group primarily enters into operating leases, as the lessee, for office space. Right-of-use (“ROU”) assets and lease liabilities are recognized based at the present value of the future minimum lease payments over the lease term at the commencement date. The Group determines the present value of the lease payments using an incremental borrowing rate based on information available at the inception date. An operating lease ROU asset is initially measured at the value of the lease liability minus any lease incentives. Leases may include options to extend or terminate the lease which are included in the ROU assets and liabilities when they are reasonably certain of exercise.

Operating lease expense associated with minimum lease payments is recognized on a straight-line basis over the lease term. When additional payments are based on usage or vary based on other factors, they are expensed when incurred as variable lease expense. Minimum lease payments for leases with an initial term of 12 months or less are not recorded on the Consolidated balance sheet. The Group recognizes lease expense for these leases on a straight-line basis over the lease term. For the years ended June 30, 2022 and 2023, there are no leases with an initial term of more than 12 months.

Property and Equipment, net

Property and equipment, is stated at historical cost less accumulated depreciation and impairment, if any, and is depreciated using straight-line method over the following useful lives. The residual rate is determined based on the economic value of the asset at the end of the estimated useful lives as a percentage of the original cost. Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property, plant and equipment should be assessed, including, among others, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present and a recoverability test is performed, we estimate the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment charge. The impairment charge recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We may use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models. These appraisals and models include assumptions we believe are consistent with those a market participant would use.

Category	Estimated useful lives
Electronic equipment	3 – 5 years
Property	20 years

Intangible Assets

Intangible assets mainly consist of software purchased for operating purposes with definite life. We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any agreement

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

related to the asset and the historical performance of the asset. Definite-lived intangible assets are tested for impairment if impairment indicators arise. Amortization of finite-lived intangible assets is computed by straight-line method over the estimated useful life, which is as follows:

Category	Estimated useful lives
Software	10 years

When events or circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, management performs a recoverability test of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment charge. The impairment charge recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We may use a variety of methodologies to determine the fair value of these assets, including discounted cash flow models, which include assumptions we believe are consistent with those a market participant would use.

Accounts payable

Accounts payable represent the amounts due to authorized agents of media platforms, for access to advertising spaces through short-video platforms, social media platforms, news streams, and search engines.

Advance from customers

Advance from customers represent the amounts that the Group has received from customers to which it has not yet delivered mobile advertising services.

Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid for transferring a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows.

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which the inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair value is therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of cash and cash equivalents, accounts receivable, advances to suppliers, accounts payable and advances from customers approximates fair value because of their short-term nature. Short-term loans and long-term loans are carried at amortized cost, which approximates their respective fair value as the interest rates applied reflect the current quoted market yield for comparable financial instruments.

The Group’s non-financial assets, such as property and equipment and intangible assets, would be measured at fair value only when they were determined to be impaired.

Revenue Recognition

Revenue is recognized following ASC 606 “Revenue from contracts with customers”. A contract is identified when a client places an order, which indicates the performance obligation as the promised service, such as online ads placement, and the consideration as a fixed amount or a pre-determined portion of the order amount for each service. A performance obligation is satisfied when the customer obtains control of our service at a point in time. When the Group satisfies its performance obligations by transferring the promised services to the client, revenue is recognized at the amount expected to be received in exchange for such services.

1)      Media placement

Sometimes, the Group makes preparations before the ad placement to make the ad more attractive or improve the ad efficiency, such as developing campaign plans and creatives concepts. Although these preparations are stated in the framework, the client can benefit from these preparations only in combination with the Group’s ad placement activity. Hence, the preparations are identified as part of the ad placement obligation, not a standalone obligation.

After the ad placement, the Group continuously monitors the effects for ad optimization in the future. The monitoring results and optimization plans are applied to preparation for future services, from which the client can benefit only in combination with next ad placement activity. Hence, monitoring and optimization are not standalone obligations.

The Group purchases media resources, such as access to online advertising spaces through short-video platforms, social media platforms, news streams, and search engines, from authorized agents of media platforms. The Group determines the price with the authorized agents of the platforms, and when and for which client to use the resources prior to transferring the placement and monitoring service to the client. In consideration of the Group’s control over the purchased media resources, the Group believes it acts as a principal. Revenue is recognized in gross amount at a point of time when the ad posted is viewed, and priced based on number of views. Costs paid to media platforms are recognized as advances to suppliers upon payment, and as cost of revenue when revenue is recognized.

Staff expenses occurs when the Group forms marketing strategy, comprehensive analysis, ad contents, monitoring results and optimization plans. As the expenses are immaterial, they are recognized as cost of revenue when incurred.

2)      Agent service

When advertising clients designate the media resources or advertising spaces, and determine the price and usage directly with other agents of media platforms, the Group only provides placement and monitoring services on these designated media resources. The clients pay the Group for 1) the designated media resources and the Group transfers this payment to the client-determined agent of media platforms, and 2) the placement and monitoring services the Group provides. In consideration of the client’s control over the purchased media resources throughout the Group’s provision of placement and monitoring services, the Group acts as an agent. Revenue is recognized in net amount (net of costs paid to media platforms) at a point of time when the ad posted is viewed, and priced based on number of views. The costs paid to media platforms are excluded from cost of revenue.

Cost of Revenue

Cost of revenue primarily presents staff expenses and the costs incurred with media platforms or production costs for online advertising services when the Group acts as a principal.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of payroll, advertising and promotion expenses for marketing and business development. They are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist of payroll, rental, expenses for employees involved in general corporate functions, including finance, legal and human resources, costs associated with use of facilities and equipment, such as depreciation and amortization, professional fees and other general corporate related expenses.

Research and Development Expenses

Research and development expenses are attributable to developing mobile games. The expenses include payroll and welfare and other related expenses for personnel engaged in research and development activities.

Other Income, net

Other income, net, mainly consists of non-operating income and expenses and government subsidies.

Government subsidies are income-related, and recognized as other income when received.

Taxation

1)      Income tax

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The tax basis of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all of the deferred tax assets will not be realized.

2)      Uncertain tax positions

The Group did not recognize any interest and penalties associated with uncertain tax positions for the two years ended June 30, 2022 and 2023. As of June 30, 2022 and 2023, the Group did not have any significant unrecognized uncertain tax positions.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Common share equivalents are excluded from the computation of the diluted earnings per share in years when their effect would be anti-dilutive. The Company has not issued any equity instruments that have potential dilutive effects.

Segment Reporting

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the CEO

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

and Chairman of the Board, who reviews consolidated results at a consolidated level when making decisions about allocating resources and assessing performance of the Group. The Group believes it has only one operating segment and reportable segment, which is online advertising service.

The Group generates revenues solely from mainland China, and does not distinguish revenues, costs or expenses between markets in its internal reporting, and reports costs and expenses by nature as a whole. Hence, the Group has only one reportable segment. Because substantially all of the Group’s long-lived assets and revenues are located in and generated from mainland China, geographical segments are not presented.

Significant Risks and Uncertainties

1)      Currency risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the financial instruments. The Group is not exposed to significant transactional foreign currency risk since it usually recognizes revenues and purchases in RMB. At the same time, the Group is exposed to translational foreign currency risk since most operating subsidiaries are located in mainland China, which has RMB as the functional currency. Therefore, RMB depreciation against the USD could have a material adverse impact on operating results.

2)      Concentrations of Credit Risk

Financial instruments that potentially expose the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and advances to suppliers. As of June 30, 2022 and 2023, a majority of the Company’s cash and cash equivalents were deposited in banks located in mainland China. The Company routinely assesses the financial strength and credits of its clients and suppliers.

There are two clients that individually represent 20.7% and 13.2% of total revenue for the year ended June 30, 2022. There is no client that individually represents 10% or more of total revenue for the year ended June 30, 2023.

There are three suppliers that individually represent 18.4%, 14.3% and 11.6% of total cost of revenue for the year ended June 30, 2022. There is one supplier that individually represents 10.3% of total cost of revenue for the year ended June 30, 2023.

Newly adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income taxes (Topic 740) — Simplifying the accounting for income taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Group adopted the ASU on July 1, 2021, which did not have a material impact on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on July 1, 2023 and the Company does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

Except for the above-mentioned pronouncements, there are no other recently issued accounting standards that are expected to have a material impact on the Group’s consolidated financial position, statements of operations and cash flows.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    ACCOUNTS RECEIVABLE, NET

	As of June 30,
	2022	2023
	(USD in thousands)
Accounts receivable	3,210	3,537
Less: allowance of credit loss	—	—
Accounts receivable, net	3,210	3,537

4.    ADVANCE TO SUPPLIERS, NET

	As of June 30,
	2022	2023
	(USD in thousands)
Advance to suppliers	9,549	47,147
Less: allowance of credit loss	(252)	(234)
Advance to suppliers, net	9,297	46,913

5.    OTHER CURRENT ASSETS

	As of June 30,
	2022	2023
	(USD in thousands)
Refundable deposits at suppliers	212	—
VAT-in deductible	275	1,509
Others	14	17
Other current assets	501	1,526

6.    PROPERTY AND EQUIPMENT, NET

	As of June 30,
	2022	2023
	(USD in thousands)
Gross carrying amount
Electronic equipment	2,034	2,036
Property	—	209
Total of gross carrying amount	2,034	2,245

Less: accumulated depreciation	(162)	(760)
Property and equipment, net	1,872	1,485

Depreciation expenses on property and equipment included in general and administrative and research and development expenses for the years ended June 30, 2022 and 2023 were USD 0.1 million and USD 0.6 million, respectively.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    INTANGIBLE ASSETS, NET

Amortization expenses on intangible assets included in general and administrative expenses for the years ended June 30, 2022 and 2023 were USD 0.01 million and USD 0.01 million, respectively.

8.    LOANS

	As of June 30,
	2022	2023
	(USD in thousands)
Short-term loan(1)	—	692
Current portion of long-term loans(2)(3)(4)(5)(6)(7)	166	465
Long-term loans(7)	243	329
Total	409	1,486

____________

(1)      Xiamen KSLM obtained a loan of USD 0.7 million (RMB 5 million) on May 10, 2023 for 1 year, with annual interest rate of 4.5%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(2)      Xiamen KSLM obtained a loan of USD 0.3 million (RMB 2.0 million) on April 12, 2021, from Shenzhen Qianhai Weizhong Bank, with annual interest rate of 10.8%. USD 0.2 million and USD 0.1 million was repaid in the year ended June 30, 2022 and 2023, respectively. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(3)      Xiamen KSLM obtained a loan of USD 0.3 million (RMB 1.8 million) on December 28, 2022 for 2 years, from Shenzhen Qianhai Weizhong Bank, with annual interest rate of 17.1%. USD 0.05 million was repaid in the year ended June 30, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(4)      Xiamen KSLM obtained a loan of USD 0.1 million (RMB 1 million) on July 8, 2022 for 2 years, with annual interest rate of 17.1%, from Huarunshenguo Investment Trust Co. Ltd. USD 0.06 million was repaid in the year ended June 30, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(5)      Xiamen KSLM obtained a loan of USD 0.4 million (RMB 3 million) on July 8, 2022 for 2 years, with annual interest rate of 14.4%, from Tianjin Jincheng Bank. USD 0.2 million was repaid in the year ended June 30, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(6)      Xiamen KSLM obtained a loan of USD 0.1 million (RMB 0.6 million) on March 3, 2023 for 2 years, with annual interest rate of 17.8%, from Shenzhen Qianhai Weizhong Bank. USD 0.01 million was repaid in the year ended June 30, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(7)    Xiamen KSLM obtained a loan of USD 0.3 million (RMB 1.9 million) on June 4, 2021 for 10 years, from Construction Bank of China, with annual interest rate of 4.6%. USD 0.02 million and USD 0.02 million was repaid in the year ended June 30, 2022 and 2023, respectively. Repayment of the loan was guaranteed by the Company’s property.

The loans from banks bear weighted average interest rates of 6.7% and 6.8% as of June 30, 2022 and 2023, respectively.

Maturities of loans are as follows as of June 30, 2023.

Year ended June 30,	(USD in thousands)
2024	1,157
2025	149
2026	23
2027	23
2028 and afterwards	134
Total	1,486

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    OTHER PAYABLES AND ACCRUED LIABILITIES

	As of June 30,
	2022	2023
	(USD in thousands)
Deposits from clients	215	—
Accrued professional fee	—	297
Accrued payroll and welfare expenses	61	85
Tax payables	16	1,014
Others	—	127
Total	292	1,523

10.    ORDINARY SHARES

The Company’s Memorandum and Articles of Association authorizes the Company to issue 50,000 ordinary shares with a par value of US$1.00 per share. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. On July 21, 2023, the Company issued 29,280 ordinary shares to Cdwaas Group Ltd, 9,020 ordinary shares to Accel Partners Group Ltd, 2,400 ordinary shares to Ocp Group Ltd, 2,300 ordinary shares to The Carlyle INT Group Ltd, 2,300 ordinary shares to KPCB Group Ltd, 2,200 ordinary shares to Kaya Group Ltd, 2,000 shares to International Data Group Ltd, and 500 ordinary shares to WaterWood INT Investment Ltd.

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each. As of the date of this prospectus, 12,500,000 shares are issued and outstanding.

11.    RESTRICTED NET ASSETS

Pursuant to the relevant laws and regulations in the PRC applicable to foreign-investment corporations, the Group is required to maintain a statutory reserve (“PRC statutory reserve”), which is a non-distributable reserve fund. The Group’s PRC subsidiaries are required to allocate 10% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of its registered capital. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase capital. PRC regulations currently permit payment of dividends only out of the Group’s PRC subsidiaries’ accumulated profits as determined in accordance with PRC accounting standards and regulations. The statutory reserve fund amounted to 0.2 million and USD0.7 million as of June 30, 2022 and 2023, respectively.

In addition, the paid-in capital of the Company’s PRC subsidiaries is considered restricted due to restrictions on the distribution of share capital. It was USD 0.5 million and USD 1.7 million as of June 30, 2022 and 2023, respectively.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including statutory reserve and paid-in capital, either in the form of dividends, loans, or advances. Such restricted portion amounted to USD 0.7 million and USD 2.4 million as of June 30, 2022 and 2023, respectively.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.    EARNINGS PER SHARE

For the purpose of calculating earnings per share, the number of shares used in this calculation reflects the outstanding shares of the Company as if the acquisition in September 2023 as described in Note 1 took place at the earliest period presented. As we have no equity instruments with potential dilutive effects, diluted earnings per share (EPS) is the same as basic EPS. Basic and diluted EPS for the two years ended June 30, 2022 and 2023 are calculated as follows:

	For the year ended June 30,
	2022	2023
	(USD in thousands, except for share and per share data)
Basic and diluted earnings per share calculation:
Numerator:
Earnings attributable to ordinary shareholders of the Company	1,259	4,455
Denominator:
Weighted average number of ordinary shares outstanding – basic and diluted	50,000	50,000
Earnings per share attributable to ordinary shareholders of the Company – basic and diluted	25	89

13.    REVENUES

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Media placement	36,881	155,967
Agent service	79	1,248
Revenues	36,960	157,215

14.    SELLING AND MARKETING EXPENSES

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	32	71
Advertising for the Company	—	3,897
Selling and marketing expenses	32	3,968

15.    GENERAL AND ADMINISTRATIVE EXPENSES

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	147	172
Depreciation and amortization	2	27
Professional expenses	1	421
Lease expenses	28	4
Others	82	80
General and administrative expenses	260	704

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    RESEARCH AND DEVELOPMENT EXPENSES

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	455	900
Development expenses(1)	161	739
Total	616	1,639

____________

(1)      The Company purchase development services to improve the efficiency, and incur expenses for this.

17.    OTHER INCOME, NET

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Government subsidies(1)	511	3,405
Others	21	(36)
Total	532	3,369

____________

(1)     Value-added tax is a tax excluded in price, and Chinese entities collect this on behalf of the government, leading to a liability due to the government upon collection. But the government releases the entities in ad industry from part of the liability without any condition or future obligations. This unconditional release from the liability is recognized as government subsidy when the entities pay to the government monthly.

18.    TAXATION

Income Tax

1)      Cayman Islands

The Company is incorporated as an exempted Company in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

2)      Hong Kong, PRC

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary, KSLM, is subject to a progressive income tax rate, 8.25% for assessable profits not exceeding HK$ 2 million and 16.5% for assessable profits in excess of HK$ 2 million on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

3)      Mainland China

The Company’s subsidiaries established in mainland China are subject to statutory income tax at a rate of 25%, unless preferential tax rates were applicable. Dividends paid by our wholly foreign-owned subsidiary in mainland China, Xiamen Jiujiuzi Technology Co, Ltd, to our intermediary holding company in Hong Kong PRC, KSLM, will be subject to a withholding tax rate of 10%. If KSLM satisfies all the requirements under preferential tax arrangements and receives approval from the relevant tax authority, then the dividends paid to KSLM would be subject to withholding tax at the standard rate of 5%.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. If the holding company in the Cayman Islands or any of the Group’s subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, the Group’s worldwide income would be subject to enterprise income tax rate of 25%.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    TAXATION (cont.)

Income before income tax expenses consists of the following, of which pre-tax income (loss) in Cayman and Hong Kong PRC is immaterial and combined.

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Income from entities in mainland China	1,428	5,539
Income (loss) from entities in Hong Kong China and Cayman	—	—
Income before income tax expenses	1,428	5,539

Composition of income tax expenses

The following table sets forth current and deferred portion of income tax expenses:

	For the year ended June 30,
	2022	2023
	(USD in thousands)
Current income tax expenses	19	1,053
Deferred income tax expense	150	31
Income tax expenses	169	1,084

Tax Reconciliation

Reconciliation between the income tax expenses computed by applying the mainland China enterprise tax rate to income before income taxes and actual provision were as follows:

	For the year ended June 30,
	2022	2023
Income tax rate in Mainland China	25%	25%
Permanent difference	(13.1)	(5.4)
Loss carryforwards	(0.9)	(0.2)
Timing difference	0.8	0.2
Effective income tax rate	11.8%	19.6%

Deferred Tax Assets and Liabilities

Deferred income tax expenses reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax assets and liabilities are as follows:

	As of June 30,
	2022	2023
	(USD in thousands)
Net operating loss carry forwards	237	189
Timing difference	63	59
Total deferred tax assets	300	248

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgement, and forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    TAXATION (cont.)

As of June 30, 2022 and 2023, the Group had net operating loss carry forwards of approximately USD 0.9 million and USD 0.8 million, respectively, which arose from the subsidiaries established in mainland PRC. As of June 30, 2022 and 2023, all of the net operating loss carry forwards are expected to be utilized prior to expiration, considering future taxable income for the respective entities.

Uncertain Tax Position

The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2022 and 2023, the Group did not have any significant unrecognized uncertain tax positions.

19.    DEFINED CONTRIBUTION PLAN

Full-time employees of the Group in mainland PRC are entitled to social welfare benefits through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits, calculated as a regulated percent of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions.

For the employees in Hong Kong, PRC, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

20.    RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related party of the Group and their relationships with the Group:

Entity or individual name	Relationship with the Group
Mingjie Huang	Principal shareholder

(a) Amounts Due to Related Parties

	As of June 30,
	2022	2023
	(USD in thousands)
Mingjie Huang	198	4,056
Total	198	4,056

21.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date on which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of June 30, 2023 have been incorporated into these consolidated financial statements.

On March 1, 2024, Xiamen Xinqianhui Network Technology Co., Ltd., was dissolved and deregistered, amount was $2.1 million.

On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.    COMMITMENT AND CONTINGENCIES

From time to time, we may become involved in claims, investigations and proceedings in the ordinary course of business. As of the date that the consolidated financial statements are issued, the Group reviews its regulatory inquiries and other legal proceedings on an ongoing basis, evaluates whether potential regulatory fines or losses from proceedings are probable and make estimates of the loss if probable. As of June 30, 2023, the Group believes that none of these matters, individually or in combination had a material effect on its business, assets or operations and there was no accrual for such matters.

23.    PARENT FINANCIAL STATEMENTS

Condensed balance sheets of the parent company
(Amount in thousands, except for share and per share data)

	As of June 30,
	2022	2023
	USD	USD
ASSETS
Total current assets	—	—
Investment in subsidiaries	1,438	6,912
Total assets	1,438	6,912

LIABILITIES
Total liabilities	—	—

SHAREHOLDERS’ EQUITY

Ordinary shares: US$1.00 par value; 14,500,000 shares authorized, 12,500,000 shares issued and outstanding*	50	50
Additional paid-in capital	414	1,734
Statutory reserves	204	675
Retained earnings	853	4,837
Accumulated other comprehensive income	(83)	(384)
Total shareholders’ equity	1,438	6,912
Total liabilities and shareholders’ equity	1,438	6,912

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

Condensed statements of operations and comprehensive income of parent company
(Amount in thousands, except for share and per share data)

	For the year ended June 30,
	2022	2023
	USD	USD
Gain from investment in subsidiaries	1,259	4,455
Net income	1,259	4,455

Net income	1,259	4,455
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(57)	(301)
Total comprehensive income	1,202	4,154

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23.    PARENT FINANCIAL STATEMENTS (cont.)

Basis of presentation

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries” and the subsidiaries profit as “Gain from investment in subsidiaries” on the Condensed Statements of Operations and Comprehensive Loss.

The subsidiaries did not pay any dividends to the Company for the periods presented.

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED BALANCE SHEETS
(Amount in thousands, except for share and per share data) (Unaudited)

	Note	As of June 30, 2023	As of December 31, 2023
		USD	USD
ASSETS
Current assets
Cash and cash equivalents		284	1,247
Accounts receivable	3	3,537	15,820
Advances to suppliers (net of allowance of USD234 thousand and USD239 thousand as of June 30, 2023 and as of December 31 2023, respectively)	4	46,913	28,271
Other current assets	5	1,526	809
Total current assets		52,260	46,147
Property and equipment, net	6	1,485	1,257
Intangible assets	7	3	45
Deferred tax assets		248	1,061
Deferred offering cost		—	419
Total assets		53,996	48,929

LIABILITIES
Current liabilities
Short-term loan	8	692	1,130
Accounts payable		15,434	8,187
Advances from customers		24,585	22,655
Amount due to related parties		4,056	2,350
Current portion of long-term loans	8	465	475
Other payables and accrued liabilities	9	1,523	2,136
Total current liabilities		46,755	36,933
Long-term loans	8	329	3,670
Total liabilities		47,084	40,603

Commitments and Contingencies (Note 22)

SHAREHOLDERS’ EQUITY

Ordinary shares, $0.004 par value; 14,500,000 shares authorized; 12,500,000 shares issued as of June 30, 2023 and December 31, 2023, respectively*	10	50	50
Additional paid-in capital		1,734	1,734
Statutory reserves		675	1,123
Retained earnings		4,837	5,651
Accumulated other comprehensive loss		(384)	(232)
Total shareholders’ equity		6,912	8,326
Total liabilities and shareholders’ equity		53,996	48,929

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

          On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in thousands, except for share and per share data) (Unaudited)

	Note	For the six months ended December 31,
		2022	2023
		USD	USD
Revenue	13	115,115	112,254
Cost of revenue		(112,691)	(108,666)
Gross profit		2,424	3,588

Operating expenses
Selling and marketing expenses	14	(1,924)	(1,525)
General and administrative expenses	15	(150)	(337)
Research and development expenses	16	(818)	(610)
Total operating expenses		(2,892)	(2,472)

(Loss) Income from operations		(468)	1,116

Other income (expenses)
Interest expenses		(45)	(86)
Other income, net	17	1,480	293
Total other income		1,435	207
Income before income tax expenses		967	1,323

Income tax expenses	18	(240)	(61)
Net income		727	1,262

Net income		727	1,262
Other comprehensive loss, net of tax
Foreign currency translation adjustment		(53)	152
Total comprehensive income		674	1,414

Earnings per share attributable to ordinary shareholders of the Company
Earnings per share
Basic and diluted		0.06	0.10
Weighted average number of ordinary shares used in computation*
Basic and diluted		12,500,000	12,500,000

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

          On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amount in thousands, except for share data) (Unaudited)

	Ordinary shares*		Additional paid-in capital	Statutory reserve	Retained earnings	Accumulated other comprehensive (loss) income	Total equity
	Number of Shares	Amount
		USD	USD	USD	USD	USD	USD
As of July 1, 2022	12,500,000	50	414	204	853	(83)	1,438
Net income	—	—	—	—	727	—	727
Appropriation to statutory reserve	—	—	—	471	(471)	—	—
Foreign currency translation adjustment, net of tax	—	—	—	—	—	(53)	(53)
Balance at December 31, 2022	12,500,000	50	414	675	1,109	(136)	2,112

Balance at July 1, 2023	12,500,000	50	1,734	675	4,837	(384)	6,912
Net income	—	—	—	—	1,262	—	1,262
Appropriation to statutory reserve	—	—	—	448	(448)	—	—
Foreign currency translation adjustment, net of tax	—	—	—	—	—	152	152
Balance at December 31, 2023	12,500,000	50	1,734	1,123	5,651	(232)	8,326

____________

*        On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

          On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

HUGE AMOUNT GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in thousands) (Unaudited)

	For the six months ended December 31,
	2022	2023
	USD	USD
Cash flows from operating activities
Net income	727	1,262
Adjustments for:
Depreciation and amortization	308	333
Interest expenses	45	86

Changes in operating assets and liabilities:
Accounts receivable	(5,799)	(12,284)
Advance to suppliers	(26,605)	18,642
Other current assets	(1,379)	718
Deferred income tax	(46)	(844)
Accounts payable	8,700	(7,247)
Advances from customers	14,510	(1,931)
Other payables and accrued liabilities	7,347	613
Net cash used in operating activities	(2,192)	(652)

Cash flows from investing activities
Purchase of property and equipment	(194)	(147)
Net cash used in investing activities	(194)	(147)

Cash flows from financing activities
Share issue expenses	—	(419)
Proceeds from bank loans	545	4,569
Repayment of bank loans	(83)	(780)
Increase (Decrease) in amounts due to related parties	1,867	(1,706)
Bank interest paid	(45)	(86)
Net cash generated from financing activities	2,284	1,578

Effect of exchange rate changes on cash, and cash equivalents	(53)	184

Net (decrease) increase in cash and cash equivalents	(155)	963
Cash and cash equivalents at beginning of the year	319	284
Cash and cash equivalents at end of the year	164	1,247

Cash and cash equivalents at end of the year	164	1,247

Supplemental disclosure
Interest paid	(45)	(86)
Income tax paid	—	—

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.    GENERAL INFORMATION, ORGANIZATION AND PRINCIPAL ACTIVITIES

Huge Amount Group Limited conducts its business through its subsidiaries and is principally engaged in the mobile advertising service business in mainland China. Huge Amount Group Limited was incorporated in the Cayman Islands on July 21, 2023. In September 2023, Huge Amount Group Limited acquired Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”), through its wholly-owned subsidiaries KSLM International Group Limited and Xiamen Jiujiuzi Technology Co, Ltd. Xiamen KSLM was in common control under Huge Amount Group Limited. Huge Amount Group Limited and its consolidated subsidiaries are collectively referred to herein as the “Company” or the “Group”, unless specific reference is made to an entity. As of December 31, 2023 the Company’s principal subsidiaries are as follows:

Subsidiaries	Date of Incorporation/ Establishment	Place of Incorporation/ Establishment	Percentage of Direct/Indirect Economic Interest	Principal Activities
KSLM International Group Limited (“KSLM”)	August 11, 2023	Hong Kong, PRC	100%	Equity holding
Xiamen Jiujiuzi Technology Co, Ltd.	Augus 25, 2023	Xiamen, PRC	100%	Equity holding
Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”)	December 28, 2015	Xiamen, PRC	100%	Online advertising services
Xiamen Ganqilai Technology Co., Ltd. (“Xiamen Ganqilai”)	December 29, 2020	Xiamen, PRC	100%	Online advertising services
Xiamen Fun Network Technology Co., Ltd. (“Xiamen Fun”)	April 30, 2021	Xiamen, PRC	100%	Online advertising services
Hainan Gongjuren Network Technology Co., Ltd. (“Xiamen Gongjuren”)	June 11, 2021	Hainan, PRC	100%	Online advertising services
Xiamen Xinqianhui Network Technology Co., Ltd. (“Xiamen Xinqianhui”)	March 30, 2022	Xiamen, PRC	100%	Online advertising services
Xiamen Qingxiangxing Network Technology Co., Ltd. (“Xiamen Qingxiangxing”)	November 17, 2022	Xiamen, PRC	100%	Online advertising services
Xiamen Weisuli Network Technology Co., Ltd. (“Xiamen Weisuli”)	May 11, 2023	Xiamen, PRC	100%	Online advertising services
Shenzhen Miaojuhuiliang Network Technology Co., Ltd. (“Shenzhen Miaojuhuiliang”)	May 11, 2023	Shenzhen, PRC	100%	Online advertising services
Xiamen Kenini Network Technology Co., Ltd. (“Xiamen Kenini”)	October 20, 2023	Xiamen, PRC	100%	Online advertising services

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Principle of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. In September 2023, Huge Amount Group Limited acquired Xiamen Kuangshi Alliance Network Technology Co., Ltd. (“Xiamen KSLM”) through its wholly owned subsidiaries KSLM International Group Limited. and Xiamen Jiujiuzi Technology Co, Ltd. Xiamen KSLM was in common control with Huge Amount Group Limited, immediately before and after the reorganization. According to ASC 805-50, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented. The historical cost of KSLM International Group Limited is carried forward. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported revenues, costs and expenses during the reported period in the consolidated financial statements and accompanying notes. These accounting estimates reflected in the Group’s consolidated financial statements mainly include, but are not limited to, current expected credit losses, useful lives of intangible assets and property and equipment, provision of income tax and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Foreign Currency Translation

The functional currency is Renminbi (“RMB”) for entities based in mainland China, and Hong Kong Dollar (“HKD” or “HK$”) for entities in Hong Kong PRC. Assets and liabilities of the entities denominated in currencies other than the reporting currency USD are translated into USD at the rates of exchange prevailing at the balance sheet date. Equity accounts are translated at historical exchange rates when transactions occurred. Revenues, expenses, gains and losses are translated using the average exchange rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income (loss) in the consolidated statements of operations and comprehensive income. For the years presented, OCI included foreign currency translation adjustments only.

Current Expected Credit Losses

The Group adopted ASC Topic 326, “Financial Instruments — Credit Losses”, for credit loss assessment using the modified retrospective approach for all in-scope assets. The Group’s in-scope assets are primarily accounts receivable and advances to suppliers. To estimate expected credit losses, the Group has identified the relevant risk factors which include clients’ or suppliers’ credits and accounts aging. Accounts with similar risk factors have been grouped into pools. For each pool, the Group considers the collection experience, current economic conditions and future economic conditions. In consideration of short aging and the Group’s collection experience, no current expected credit loss expenses are recognized in general and administrative expenses for the six months ended December 31, 2022 and 2023.

Cash and Cash Equivalents

Cash and cash equivalents represent cash at bank and on hand, on-demand deposits, term deposits and highly liquid investments placed with banks which are readily convertible to known amounts of cash, unrestricted as to withdrawal or use and have original maturities of three months or less when purchased.

Accounts receivable

Accounts receivable are recognized and carried at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advances to Suppliers

Advances to suppliers represent the pre-payments to authorized agents of media platforms before their services are provided. It is recognized at the cost amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed above in “Current Expected Credit Losses”.

Leases

The Company determines if an arrangement is a lease at inception. The Group primarily enters into operating leases, as the lessee, for office space. Right-of-use (“ROU”) assets and lease liabilities are recognized based at the present value of the future minimum lease payments over the lease term at the commencement date. The Group determines the present value of the lease payments using an incremental borrowing rate based on information available at the inception date. An operating lease ROU asset is initially measured at the value of the lease liability minus any lease incentives. Leases may include options to extend or terminate the lease which are included in the ROU assets and liabilities when they are reasonably certain of exercise.

Operating lease expense associated with minimum lease payments is recognized on a straight-line basis over the lease term. When additional payments are based on usage or vary based on other factors, they are expensed when incurred as variable lease expense. Minimum lease payments for leases with an initial term of 12 months or less are not recorded on the Consolidated balance sheet. The Group recognizes lease expense for these leases on a straight-line basis over the lease term. For the six months ended December 31, 2022 and 2023, there are no leases with an initial term of more than 12 months.

Property and Equipment, net

Property and equipment, is stated at historical cost less accumulated depreciation and impairment, if any, and is depreciated using straight-line method over the following useful lives. The residual rate is determined based on the economic value of the asset at the end of the estimated useful lives as a percentage of the original cost. Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property, plant and equipment should be assessed, including, among others, a significant decrease in market value, a significant change in the business climate in a particular market, or a current period operating or cash flow loss combined with historical losses or projected future losses. When such events or changes in circumstances are present and a recoverability test is performed, we estimate the future cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment charge. The impairment charge recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We may use a variety of methodologies to determine the fair value of property, plant and equipment, including appraisals and discounted cash flow models. These appraisals and models include assumptions we believe are consistent with those a market participant would use.

Category	Estimated useful lives
Electronic equipment	3 – 5 years
Property	20 years

Intangible Assets

Intangible assets mainly consist of software purchased for operating purposes with definite life. We determine the useful lives of our identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors we consider when determining useful lives include the contractual term of any agreement

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

related to the asset and the historical performance of the asset. Definite-lived intangible assets are tested for impairment if impairment indicators arise. Amortization of finite-lived intangible assets is computed by straight-line method over the estimated useful life, which is as follows:

Category	Estimated useful lives
Software	10 years

When events or circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, management performs a recoverability test of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows expected to result from the use of the asset or asset group and its eventual disposition. These estimated future cash flows are consistent with those we use in our internal planning. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment charge. The impairment charge recognized is the amount by which the carrying amount of the asset or asset group exceeds the fair value. We may use a variety of methodologies to determine the fair value of these assets, including discounted cash flow models, which include assumptions we believe are consistent with those a market participant would use.

Accounts payable

Accounts payable represent the amounts due to authorized agents of media platforms, for access to advertising spaces through short-video platforms, social media platforms, news streams, and search engines.

Advance from customers

Advance from customers represent the amounts that the Group has received from customers to which it has not yet delivered mobile advertising services.

Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid for transferring a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows.

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which the inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair value is therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amount of cash and cash equivalents, accounts receivable, advances to suppliers, accounts payable and advances from customers approximates fair value because of their short-term nature. Short-term loans and long-term loans are carried at amortized cost, which approximates their respective fair value as the interest rates applied reflect the current quoted market yield for comparable financial instruments.

The Group’s non-financial assets, such as property and equipment and intangible assets, would be measured at fair value only when they were determined to be impaired.

Revenue Recognition

Revenue is recognized following ASC 606 “Revenue from contracts with customers”. A contract is identified when a client places an order, which indicates the performance obligation as the promised service, such as online ads placement, and the consideration as a fixed amount or a pre-determined portion of the order amount for each service. A performance obligation is satisfied when the customer obtains control of our service at a point in time. When the Group satisfies its performance obligations by transferring the promised services to the client, revenue is recognized at the amount expected to be received in exchange for such services.

1)      Media placement

Sometimes, the Group makes preparations before the ad placement to make the ad more attractive or improve the ad efficiency, such as developing campaign plans and creatives concepts. Although these preparations are stated in the framework, the client can benefit from these preparations only in combination with the Group’s ad placement activity. Hence, the preparations are identified as part of the ad placement obligation, not a standalone obligation.

After the ad placement, the Group continuously monitors the effects for ad optimization in the future. The monitoring results and optimization plans are applied to preparation for future services, from which the client can benefit only in combination with next ad placement activity. Hence, monitoring and optimization are not standalone obligations.

The Group purchases media resources, such as access to online advertising spaces through short-video platforms, social media platforms, news streams, and search engines, from authorized agents of media platforms. The Group determines the price with the authorized agents of the platforms, and when and for which client to use the resources prior to transferring the placement and monitoring service to the client. In consideration of the Group’s control over the purchased media resources, the Group believes it acts as a principal. Revenue is recognized in gross amount at a point of time when the ad posted is viewed, and priced based on number of views. Costs paid to media platforms are recognized as advances to suppliers upon payment, and as cost of revenue when revenue is recognized.

Staff expenses occurs when the Group forms marketing strategy, comprehensive analysis, ad contents, monitoring results and optimization plans. As the expenses are immaterial, they are recognized as cost of revenue when incurred.

2)      Agent service

When advertising clients designate the media resources or advertising spaces, and determine the price and usage directly with other agents of media platforms, the Group only provides placement and monitoring services on these designated media resources. The clients pay the Group for 1) the designated media resources and the Group transfers this payment to the client-determined agent of media platforms, and 2) the placement and monitoring services the Group provides. In consideration of the client’s control over the purchased media resources throughout the Group’s provision of placement and monitoring services, the Group acts as an agent. Revenue is recognized in net amount (net of costs paid to media platforms) at a point of time when the ad posted is viewed, and priced based on number of views. The costs paid to media platforms are excluded from cost of revenue.

Cost of Revenue

Cost of revenue primarily presents staff expenses and the costs incurred with media platforms or production costs for online advertising services when the Group acts as a principal.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of payroll, advertising and promotion expenses for marketing and business development. They are expensed as incurred.

General and Administrative Expenses

General and administrative expenses consist of payroll, rental, expenses for employees involved in general corporate functions, including finance, legal and human resources, costs associated with use of facilities and equipment, such as depreciation and amortization, professional fees and other general corporate related expenses.

Research and Development Expenses

Research and development expenses are attributable to developing mobile games. The expenses include payroll and welfare and other related expenses for personnel engaged in research and development activities.

Other Income, net

Other income, net, mainly consists of non-operating income and expenses and government subsidies.

Government subsidies are income-related, and recognized as other income when received.

Taxation

1)      Income tax

Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The tax basis of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all of the deferred tax assets will not be realized.

2)      Uncertain tax positions

The Group did not recognize any interest and penalties associated with uncertain tax positions for the six months ended December 31, 2022 and 2023. As of June 30, 2023 and December 31, 2023, the Group did not have any significant unrecognized uncertain tax positions.

Earnings per share

Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Common share equivalents are excluded from the computation of the diluted earnings per share in years when their effect would be anti-dilutive. The Company has not issued any equity instruments that have potential dilutive effects.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Group’s CODM has been identified as the CEO and Chairman of the Board, who reviews consolidated results at a consolidated level when making decisions about allocating resources and assessing performance of the Group. The Group believes it has only one operating segment and reportable segment, which is online advertising service.

The Group generates revenues solely from mainland China, and does not distinguish revenues, costs or expenses between markets in its internal reporting, and reports costs and expenses by nature as a whole. Hence, the Group has only one reportable segment. Because substantially all of the Group’s long-lived assets and revenues are located in and generated from mainland China, geographical segments are not presented.

Significant Risks and Uncertainties

1)      Currency risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the financial instruments. The Group is not exposed to significant transactional foreign currency risk since it usually recognizes revenues and purchases in RMB. At the same time, the Group is exposed to translational foreign currency risk since most operating subsidiaries are located in mainland China, which has RMB as the functional currency. Therefore, RMB depreciation against the USD could have a material adverse impact on operating results.

2)      Concentrations of Credit Risk

Financial instruments that potentially expose the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and advances to suppliers. As of June 30, 2023 and December 31, 2023, a majority of the Company’s cash and cash equivalents were deposited in banks located in mainland China. The Company routinely assesses the financial strength and credits of its clients and suppliers.

There is no client that individually represent 10% or more of total revenue for the six months ended December 31, 2022. There is one client that individually represents 28.4% of total revenue for the six months ended December 31, 2023.

There are two suppliers that individually represent 13.0% and 11.4% of total cost of revenue for the six months ended December 31, 2022. There are suppliers that individually represents 15.4% and 11.7% of total cost of revenue for the six months ended December 31, 2023.

Newly adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income taxes (Topic 740) — Simplifying the accounting for income taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Group adopted the ASU on July 1, 2021, which did not have a material impact on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The update will generally result in an entity recognizing contract assets and contract liabilities at amounts consistent with those recorded by the acquiree immediately before the acquisition

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

2.    SIGNIFICANT ACCOUNTING POLICIES (cont.)

date rather than at fair value. The new standard is effective on a prospective basis for fiscal years beginning after December 15, 2022, with early adoption permitted. This standard is effective for the Company on July 1, 2023 and the Company does not expect a significant impact to the consolidated financial statements upon adoption. However, the ultimate impact is dependent upon the size and frequency of future acquisitions.

Except for the above-mentioned pronouncements, there are no other recently issued accounting standards that are expected to have a material impact on the Group’s consolidated financial position, statements of operations and cash flows.

3.    ACCOUNTS RECEIVABLE, NET

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Accounts receivable	3,537	15,820
Less: allowance of credit loss	—	—
Accounts receivable, net	3,537	15,820

4.    ADVANCE TO SUPPLIERS, NET

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Advance to suppliers	47,147	28,510
Less: allowance of credit loss	(234)	(239)
Advance to suppliers, net	46,913	28,271

5.    OTHER CURRENT ASSETS

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Refundable deposits at suppliers	—
VAT-in deductible	1,509	797
Others	17	12
Other current assets	1,526	809

6.    PROPERTY AND EQUIPMENT, NET

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Gross carrying amount
Electronic equipment	2,036	2,077
Property	209	268
Total of gross carrying amount	2,245	2,345

Less: accumulated depreciation	(760)	(1,088)
Property and equipment, net	1,485	1,257

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

6.    PROPERTY AND EQUIPMENT, NET (cont.)

Depreciation expenses on property and equipment included in general and administrative and research and development expenses for the six months ended December 31, 2022 and 2023 were USD 0.3 million and USD 0.3 million, respectively.

7.    INTANGIBLE ASSETS, NET

Amortization expenses on intangible assets included in general and administrative expenses for the six months ended December 31, 2022 and 2023 were USD 0.0003 million and USD 0.01 million, respectively.

8.    LOANS

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Short-term loan(1)	692	1,130
Current portion of long-term loans(2)(3)(4)(5)(6)	465	475
Long-term loans(1)(6)	329	3,670
Total	1,486	5,275

____________

(1)      Xiamen KSLM obtained a loan of USD 0.7 million (RMB 5 million) on May 10, 2023 for 1 year, with annual interest rate of 4.5%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder. As of December 31, 2023, the expiration date extended to November 3, 2026.

Xiamen KSLM obtained a loan of USD 1.1 million (RMB8.0 million) on September 1, 2023 for 1 year, with annual interest rate of 3.8%, from Construction Bank of China. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(2)      Xiamen KSLM obtained a loan of USD 0.3 million (RMB0.8 million) on December 28, 2022 for 2 years, from Shenzhen Qianhai Weizhong Bank, with annual interest rate of 17.1%. USD 0.05 million and USD0.25 million was repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(3)      Xiamen KSLM obtained a loan of USD 0.1 million (RMB 1 million) on July 8, 2022 for 2 years, with annual interest rate of 17.1%, from Huarunshenguo Investment Trust Co. Ltd. USD 0.06 million and USD0.04 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(4)      Xiamen KSLM obtained a loan of USD 0.4 million (RMB 3 million) on July 8, 2022 for 2 years, with annual interest rate of 14.4%, from Tianjin Jincheng Bank. USD 0.2 million and USD0.2 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

Xiamen KSLM obtained a loan of USD 0.4 million (RMB 3 million) on September 14, 2023 for 2 years, with annual interest rate of 14.4%, from Tianjin Jincheng Bank. USD 0.05 million were repaid in the six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(5)      Xiamen KSLM obtained a loan of USD 0.1 million (RMB 0.6 million) on March 3, 2023 for 2 years, with annual interest rate of 17.8%, from Shenzhen Qianhai Weizhong Bank. USD 0.01 million and USD0.09 million were repaid in the year ended June 30, 2023 and six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

Xiamen KSLM obtained a loan of USD 0.4 million (RMB 3.0 million) on October 11, 2023 for 2 years, with annual interest rate of 12.3%, from Shenzhen Qianhai Weizhong Bank. USD 0.04 million was repaid in the six months ended December 31, 2023. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

(6)      Xiamen KSLM obtained a loan of USD 0.3 million (RMB 1.9 million) on June 4, 2021 for 10 years, from Construction Bank of China, with annual interest rate of 4.6%. USD 0.02 million, USD 0.02 million and USD1.86 million were repaid in the year ended June 30, 2022, 2023 and six months ended December 31, 2023, respectively. Repayment of the loan was guaranteed by the Company’s property.

Xiamen Xinqianhui obtained a loan of USD 1.4 million (RMB10.0 million) on November 3, 2023 for 3 years, with annual interest rate of 4.0%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, Zhihui Zhuang, Xiaohua Lin and Xiamen KSLM.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

8.    LOANS (cont.)

Xiamen Qingxiangxing obtained a loan of USD 0.6 million (RMB4.0 million) on August 11, 2023 for 3 years, with annual interest rate of 3.8%, from Construction Bank of China. Repayment of the loan was guaranteed by Mingjie Huang, the principal shareholder.

Xiamen Qingxiangxing obtained a loan of USD 0.7 million (RMB5 million) on November 4, 2023 for 3 years, with annual interest rate of 4.0%, from Xiamen International Bank. Repayment of the loan was guaranteed by Mingjie Huang, Zhihui Zhuang, Xiaohua Lin and Xiamen KSLM.

The loans from banks bear weighted average interest rates of 6.8% and 6.7% as of June 30, 2023 and December 31, 2023, respectively.

Maturities of loans are as follows as of December 31, 2023

Six months ended December 31,	(USD in thousands)
2024	1,605
2025	2,400
2026	1,270
Total	5,275

9.    OTHER PAYABLES AND ACCRUED LIABILITIES

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Accrued professional fee	297	140
Accrued payroll and welfare expenses	85	76
Tax payables	1,014	1,896
Others	127	24
Total	1,523	2,136

10.    ORDINARY SHARES

The Company’s Memorandum and Articles of Association authorizes the Company to issue 50,000 ordinary shares with a par value of $1.00 per share. Each ordinary share is entitled to one vote. The holders of ordinary shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. On July 21, 2023, the Company issued 29,280 ordinary shares to Cdwaas Group Ltd, 9,020 ordinary shares to Accel Partners Group Ltd, 2,400 ordinary shares to Ocp Group Ltd, 2,300 ordinary shares to The Carlyle INT Group Ltd, 2,300 ordinary shares to KPCB Group Ltd, 2,200 ordinary shares to Kaya Group Ltd, 2,000 shares to International Data Group Ltd, and 500 ordinary shares to Water Wood INT Investment Ltd.

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each. As of the date of this prospectus, 12,500,000 shares are issued and outstanding.

11.    RESTRICTED NET ASSETS

Pursuant to the relevant laws and regulations in the PRC applicable to foreign-investment corporations, the Group is required to maintain a statutory reserve (“PRC statutory reserve”), which is a non-distributable reserve fund. The Group’s PRC subsidiaries are required to allocate 10% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of its registered capital. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.    RESTRICTED NET ASSETS (cont.)

capital. PRC regulations currently permit payment of dividends only out of the Group’s PRC subsidiaries’ accumulated profits as determined in accordance with PRC accounting standards and regulations. The statutory reserve fund amounted to USD 0.7 million and USD0.4 million as of June 30, 2023 and December 31, 2023, respectively.

In addition, the paid-in capital of the Company’s PRC subsidiaries is considered restricted due to restrictions on the distribution of share capital. It was USD 1.7 million and USD 1.7 million as of June 30, 2023 and December 31, 2023, respectively.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets, including statutory reserve and paid-in capital, either in the form of dividends, loans, or advances. Such restricted portion amounted to USD 2.4 million and USD 2.4 million as of June 30, 2023 and December 31, 2023, respectively.

12.    EARNINGS PER SHARE

For the purpose of calculating earnings per share, the number of shares used in this calculation reflects the outstanding shares of the Company as if the acquisition in September 2023 as described in Note 1 took place at the earliest period presented. As we have no equity instruments with potential dilutive effects, diluted earnings per share (EPS) is the same as basic EPS. Basic and diluted EPS for the six months ended December 31, 2022 and 2023 are calculated as follows:

	For the six months ended December 31,
	2022	2023
	(USD in thousands, except for share and per share data)
Basic and diluted earnings per share calculation:
Numerator:
Earnings attributable to ordinary shareholders of the Company	727	1,262
Denominator:
Weighted average number of ordinary shares outstanding – basic and diluted	50,000	50,000
Earnings per share attributable to ordinary shareholders of the Company – basic and diluted	15	25

13.    REVENUES

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Media placement	114,169	112,006
Agent service	946	248
Revenues	115,115	112,254

14.    SELLING AND MARKETING EXPENSES

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	26	98
Advertising for the Company	1,898	1,427
Selling and marketing expenses	1,924	1,525

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

15.    GENERAL AND ADMINISTRATIVE EXPENSES

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	90	135
Depreciation and amortization	10	24
Professional expenses	21	—
Lease expenses	2	4
Others	27	174
General and administrative expenses	150	337

16.    RESEARCH AND DEVELOPMENT EXPENSES

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Employee compensation and benefits	433	307
Development expenses(1)	385	303
Total	818	610

____________

(1)      The Company purchase development services to improve the efficiency, and incur expenses for this.

17.    OTHER INCOME, NET

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Government subsidies(1)	1523	322
Others	(43)	(29)
Total	1,480	293

____________

(1)      Value-added tax is a tax excluded in price, and Chinese entities collect this on behalf of the government, leading to a liability due to the government upon collection. But the government releases the entities in ad industry from part of the liability without any condition or future obligations. This unconditional release from the liability is recognized as government subsidy when the entities pay to the government monthly.

18.    TAXATION

Income Tax

1)      Cayman Islands

The Company is incorporated as an exempted Company in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on either income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

2)      Hong Kong, PRC

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary, KSLM, is subject to a progressive income tax rate, 8.25% for assessable profits not exceeding HK$ 2 million and 16.5% for assessable profits in excess of HK$ 2 million on their taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18.    TAXATION (cont.)

3)      Mainland China

The Company’s subsidiaries established in mainland China are subject to statutory income tax at a rate of 25%, unless preferential tax rates were applicable. Dividends paid by our wholly foreign-owned subsidiary in mainland China, Xiamen Jiujiuzi Technology Co, Ltd, to our intermediary holding company in Hong Kong PRC, KSLM, will be subject to a withholding tax rate of 10%. If KSLM satisfies all the requirements under preferential tax arrangements and receives approval from the relevant tax authority, then the dividends paid to KSLM would be subject to withholding tax at the standard rate of 5%.

The EIT Law also provides that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. If the holding company in the Cayman Islands or any of the Group’s subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, the Group’s worldwide income would be subject to enterprise income tax rate of 25%.

Income before income tax expenses consists of the following, of which pre-tax income (loss) in Cayman and Hong Kong PRC is immaterial and combined.

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Income from entities in mainland China	967	1,323
Income (loss) from entities in Hong Kong China and Cayman	—	—
Income before income tax expenses	967	1,323

Composition of income tax expenses

The following table sets forth current and deferred portion of income tax expenses:

	For the six months ended December 31,
	2022	2023
	(USD in thousands)
Current income tax expenses	317	877
Deferred income tax expense	(77)	(816)
Income tax expenses	240	61

Tax Reconciliation

Reconciliation between the income tax expenses computed by applying the mainland China enterprise tax rate to income before income taxes and actual provision were as follows:

	For the six months ended December 31,
	2022	2023
Income tax rate in Mainland China	25%	25%
Permanent difference	(15.9)	(2.1)
Loss carryforwards	(20.1)	(2.0)
Timing difference	8.0	14.7
Effective income tax rate	32.9%	15.8%

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

18.    TAXATION (cont.)

Deferred Tax Assets and Liabilities

Deferred income tax expenses reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax assets and liabilities are as follows:

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)
Net operating loss carry forwards	189	1,001
Timing difference	59	60
Total deferred tax assets	248	1,061

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgement, and forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses.

As of June 30, 2023 and December 31, 2023, the Group had net operating loss carry forwards of approximately USD 0.8 million and USD 4.2 million, respectively, which arose from the subsidiaries established in mainland PRC. As of June 30, 2023 and December 31, 2023, all of the net operating loss carry forwards are expected to be utilized prior to expiration, considering future taxable income for the respective entities.

Uncertain Tax Position

The Group evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2023 and December 31, 2023, the Group did not have any significant unrecognized uncertain tax positions.

19.    DEFINED CONTRIBUTION PLAN

Full-time employees of the Group in mainland PRC are entitled to social welfare benefits through a PRC government-mandated defined contribution plan. Chinese labor regulations require that the Group makes contributions to the government for these benefits, calculated as a regulated percent of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions.

For the employees in Hong Kong, PRC, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual basis. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

20.    RELATED PARTY BALANCES AND TRANSACTIONS

The table below sets forth the major related party of the Group and their relationships with the Group:

Entity or individual name	Relationship with the Group
Mingjie Huang	Principal shareholder

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

20.    RELATED PARTY BALANCES AND TRANSACTIONS (cont.)

(a)    Amounts Due to Related Parties

	As of June 30, 2023	As of December 31, 2023
	(USD in thousands)

Mingjie Huang	4,056	2,350
Total	4,056	2,350

21.    SUBSEQUENT EVENTS

On March 1, 2024, Xiamen Xinqianhui Network Technology Co., Ltd., was dissolved and deregistered, amount was $2.1 million.

On May 15, 2024, a subdivision of our ordinary shares took place whereby 50,000 ordinary shares, par value of $1 each, were subdivided into 12,500,000 ordinary shares with a par value of $0.004 each, resulting in a forward split of 250 shares for 1 share. Following the forward split, the authorized share capital was increased from $50,000 to $58,000, comprising 14,500,000 ordinary shares with a par value of $0.004 each.

22.    COMMITMENT AND CONTINGENCIES

From time to time, we may become involved in claims, investigations and proceedings in the ordinary course of business. As of the date that the consolidated financial statements are issued, the Group reviews its regulatory inquiries and other legal proceedings on an ongoing basis, evaluates whether potential regulatory fines or losses from proceedings are probable and make estimates of the loss if probable. As of December 31, 2023, the Group believes that none of these matters, individually or in combination had a material effect on its business, assets or operations and there was no accrual for such matters.

23.    PARENT FINANCIAL STATEMENTS

Condensed balance sheets of the parent company
(Amount in thousands, except for share and per share data)

	As of June 30, 2023	As of December 31, 2023
	USD	USD
ASSETS
Total current assets	—	—
Investment in subsidiaries	6,912	8,326
Total assets	6,912	8,326

LIABILITIES
Total liabilities	—	—

HUGE AMOUNT GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

23.    PARENT FINANCIAL STATEMENTS (cont.)

	As of June 30, 2023	As of December 31, 2023
	USD	USD

SHAREHOLDERS’ EQUITY

Ordinary shares: $1.00 par value; 14,500,000 shares authorized, 12,500,000 shares issued and outstanding*	50	50
Additional paid-in capital	1,734	1,734
Statutory reserves	675	675
Retained earnings	4,837	6,100
Accumulated other comprehensive income	(384)	(232)
Total shareholders’ equity	6,912	8,326
Total liabilities and shareholders’ equity	6,912	8,326

____________

*       On July 21, 2023, the Company issued 50,000 ordinary shares. All references to numbers of ordinary shares and per-share data in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

          On May 15, 2024, 50,000 ordinary shares of par value $1 were subdivided into 12,500,000 ordinary shares with a par value of $0.004 per share, reflecting a forward split of 250 shares for 1 share. Subsequent to the forward split, the authorized share capital was increased from $50,000 to $58,000 divided into 14,500,000 ordinary shares of par value $0.004 each.

Condensed statements of operations and comprehensive income of parent company
(Amount in thousands, except for share and per share data)

	For the six months ended June 30,
	2022	2023
	USD	USD
Gain from investment in subsidiaries	727	1,262
Net income	727	1,262

Net income	727	1,262
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(53)	152
Total comprehensive income	674	1,414

Basis of presentation

The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries. For the parent company, the Company records its investments in subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as “Investments in subsidiaries” and the subsidiaries profit as “Gain from investment in subsidiaries” on the Condensed Statements of Operations and Comprehensive Loss.

The subsidiaries did not pay any dividends to the Company for the periods presented.

The Company does not have significant commitments or long-term obligations as of the period end other than those presented.

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

Until [•], 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Ordinary Shares

Huge Amount Group Limited

Prospectus dated [•], 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative, or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending, or completed proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, managing director, agent, auditor, secretary, or other officer of our Company, or (ii) is or was, at the request of our Company, serving as a director, managing director, agent, auditor, secretary, and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust, or other enterprise.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Cdwaas Group Ltd	July 21, 2023	29,280		$0
Accel Partners Group Ltd	July 21, 2023	9,020		$0
Ocp Group Ltd	July 21, 2023	2,400		$0
The Carlyle INT Group Ltd	July 21, 2023	2,300		$0
KPCB Group Ltd	July 21, 2023	2,300		$0
Kaya Group Ltd	July 21, 2023	2,200		$0
International Data Group Ltd	July 21, 2023	2,000		$0
WaterWood INT Investment Ltd	July 21, 2023	500		$0
Cdwaas Group Ltd	May 15	7,290,720	$	N/A	*
Accel Partners Group Ltd	May 15	2,245,980	$	N/A	*
Ocp Group Ltd	May 15	597,600	$	N/A	*
The Carlyle INT Group Ltd	May 15	572,700	$	N/A	*
KPCB Group Ltd	May 15	572,700	$	N/A	*
Kaya Group Ltd	May 15	547,800	$	N/A	*
International Data Group Ltd	May 15	498,000	$	N/A	*
WaterWood INT Investment Ltd	May 15	124,500	$	N/A	*

____________

Note:

*        Reflect the shares subdivision on May 15, 2024: shares subdivided from 1 share to 250 shares, increasing the share capital from US$50,000 to US$58,000, and amending the par value from US$1.00 to US$0.004

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)     The undersigned registrant hereby undertakes that:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)    to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     if the issuer is relying on Rule 430B:

(A)    each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)   any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that:

(1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xiamen, People’s Republic of China, on September 3, 2024.

Huge Amount Group Limited
By:	/s/ Mingjie Huang
Mingjie Huang
Chief Executive Officer, Director, and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mingjie Huang	Chief Executive Officer, Director, and Chairman of the Board of Directors	September 3, 2024
Name: Mingjie Huang	(Principal Executive Officer)
/s/ Caixia Zeng	Chief Financial Officer and Director	September 3, 2024
Name: Caixia Zeng	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Huge Amount Group Limited, has signed this registration statement or amendment thereto in New York, NY on September 3, 2024.

Cogency Global Inc.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President for and on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1*	Memorandum of Association
3.2*	Articles of Association
3.3*	Amended and Restated Form of Memorandum of Association
3.4*	Amended and Restated Form of Articles of Association
4.1*	Specimen Certificate for Ordinary Shares
4.2**	Form of the Representative’s Warrants (included in Exhibit 1.1)
5.1**	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
5.2**	Opinion of Hunter Taubman Fischer & Li LLC regarding the enforceability of Representative’s Warrants
8.1*	Opinion of AllBright with respect to certain PRC tax matters (included in Exhibit 99.3)
10.1*	Form of Employment Agreement by and between executive officers and the Registrant
10.2*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3*	English Translation of Loan Agreement dated January 1, 2024 by and between Mingjie Huang and Xiamen Kuangshi
10.4*	English Translation of Information Technology Service Contract dated July 19, 2022 by and between Xiamen Xinqianhui and Xiamen Jiuzhou
10.5*	English Translation of Data Analysis and Promotion Service Framework Contract dated September 1, 2022 by and between Xiamen Kuangshi and Jiangmen Yinxing
10.6*	English Translation of Lease Contract dated April 1, 2023 by and between Xiamen Xinqianhui and Xiamen Xiangfa Real Estate Co., Ltd.
10.7*	English Translation of Data Analysis and Promotion Service Framework Contract dated January 1, 2023 by and between Xiamen Qingxiangxing and Jiangmen Yinxing
10.8*	English Translation of Lease Contract dated April 1, 2024 by and between Xiamen Xinqianhui and Xiamen Xiangfa Real Estate Co., Ltd.
14.1*	Form of Insider Trading Policy of the Registrant
21.1*	List of Subsidiaries
23.1*	Consent of Onestop Assurance PAC
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of AllBright (included in Exhibit 99.3)
23.4**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2)
23.5*	Consent of Bird & Bird LLP (included in Exhibit 99.4)
24.1	Powers of Attorney (included on signature page)
99.1*	Form of Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost & Sullivan
99.3*	Opinion of AllBright regarding certain PRC law matters
99.4*	Opinion of Bird & Bird LLP regarding certain HK law matters
99.5*	Consent of Lam Kit Lam (independent director nominee)
99.6*	Consent of Hongming Dai (independent director nominee)
99.7*	Consent of Joanne Yan (independent director nominee)
99.8*	Form of Executive Compensation Recovery Policy of the Registrant
99.9*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

____________

*        Previously filed

**      To be filed by amendment